AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1998
                                                      REGISTRATION NO. 333-
===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                           --------------------
                                  FORM S-1
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                           --------------------
                      CLEAN DIESEL TECHNOLOGIES, INC.
           (Exact name of registrant as specified in its charter)

       DELAWARE                    5169                    06-1393453
   (State or other           (Primary Standard          (I.R.S. Employer
   jurisdiction of              Industrial           Identification Number)
   incorporation or         Classification Code
    organization)                 Number)

                       300 ATLANTIC STREET, SUITE 702
                          STAMFORD, CT 06901-3522
                               (203) 327-7050
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         CHARLES W. GRINNELL, ESQ.
                            HUTH & GRINNELL, LLC
                           1055 WASHINGTON BLVD.
                             STAMFORD, CT 06901
  (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                             KENNETH ROSH, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                             NEW YORK, NY 10004
                               (212) 859-8000
  Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

                           --------------------
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                           --------------------

                                                  CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF              AMOUNT TO BE      OFFERING PRICE         AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED       PER SHARE (FN1)   OFFERING PRICE (FN1)  REGISTRATION FEE
--------------------------------------------- ---------------- ------------------- ------------------- -------------------
Rights to purchase shares of Series B
Convertible Preferred Stock, par value
$0.05 per share..............................     50,000              --                  --                -- (FN2)
--------------------------------------------- ---------------- ------------------- ------------------- -------------------
Series B Convertible Preferred Stock, par
value $0.05 per share........................     50,000             $74.25            $3,712,500          $1,095.19
--------------------------------------------- ---------------- ------------------- ------------------- -------------------
Common Shares, par value $0.05 per share.....    1,650,000             --                  --                -- (FN3)
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 457(g), no registration fee is payable with respect to the Rights since the Rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3) Pursuant to Rule 457(i), no registration fee is payable with respect to the Common Shares since the Common Shares are being registered in the same registration statement as the securities which are convertible, for no additional consideration, into the Common Shares.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===========================================================================

             SUBJECT TO COMPLETION, DATED ______________, 1998

PROSPECTUS

                      CLEAN DIESEL TECHNOLOGIES, INC.

  50,000 RIGHTS TO ACQUIRE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

           50,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

                      1,650,000 SHARES OF COMMON STOCK

                           --------------------

     Clean Diesel Technologies, Inc., a Delaware corporation (the "Company"), is distributing to holders (the "Holders") of the Company's outstanding common shares, par value $0.05 per share (the "Common Shares") of record at the close of business on __________, 1998 (the "Record Date") transferable rights (the "Rights") to subscribe (the "Basic Subscription Privilege") for and purchase an aggregate of up to 50,000 shares of the Company's Series B Convertible Preferred Stock, par value $0.05 per share (the "Series B Preferred Stock" and with respect to the Series B Preferred Stock underlying the Rights, the "Offering Shares"). The Rights will expire at 5:00 p.m., Eastern Standard Time, on _______ ___, 1998, unless extended as described herein (the "Expiration Date"). The term "Rights Offering" or "Offering" includes the distribution of the Rights and the issuances of the Offering Shares upon the exercise of the Rights.

     A Holder will receive the Right to purchase one share of Series B Preferred Stock for each 50 Common Shares held on the Record Date (the "Underlying Shares"); provided, however, that Rights will not be distributed to Holders who reside in jurisdictions where the securities offered hereby (the "Securities") have not been registered or where an exemption from registration is not available, as described more fully below. Each Right will entitle the Holder to purchase one share of Series B Preferred Stock for $_____ per share (the "Subscription Price"), and each share of Series B Preferred Stock will be immediately convertible, at no cost to the Holder thereof, into 33 Common Shares. No fractional Rights or cash in lieu thereof will be distributed or paid by the Company. The number of Rights distributed will be rounded down to the nearest whole number. The Rights will be evidenced by transferable certificates; provided, however, that the Oversubscription Privilege (as defined below) is not transferable and transferees of Rights in jurisdictions where the Securities have not been registered or where an exemption from registration is not available may not exercise the rights.

Cover continued on following page.

     THE RIGHTS WILL ONLY BE GRANTED TO, AND MAY ONLY BE EXERCISED BY, INVESTORS RESIDING IN THE FOLLOWING JURISDICTIONS WHERE THE SECURITIES OFFERED HEREBY HAVE BEEN REGISTERED WITH THE APPROPRIATE SECURITIES REGULATORY AUTHORITIES OR WHERE AN EXEMPTION FROM SUCH REGISTRATION IS
AVAILABLE: OUTSIDE THE UNITED STATES AND IN COLORADO, CONNECTICUT, THE DISTRICT OF COLUMBIA, ILLINOIS, INDIANA, IOWA, KANSAS, MAINE, MARYLAND, MASSACHUSETTS, NEVADA, NEW JERSEY, NEW YORK, NORTH CAROLINA, RHODE ISLAND, VERMONT, VIRGINIA AND WASHINGTON. RIGHTS WILL NOT BE DISTRIBUTED TO HOLDERS WHO RESIDE IN STATES WHERE THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED OR WHERE AN EXEMPTION FROM REGISTRATION IS NOT AVAILABLE. IN ADDITION, THE SERIES B PREFERRED STOCK MAY NOT BE TRANSFERRED TO RESIDENTS
OF  ANY  OF  THE  FOLLOWING  STATES:   ARIZONA,   FLORIDA,   GEORGIA,  OHIO,
PENNSYLVANIA OR TEXAS.

                           --------------------

     ONCE A HOLDER HAS EXERCISED ANY RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. PRIOR TO DECIDING TO EXERCISE OR SELL RIGHTS, ANY POTENTIAL INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW UNDER "RISK FACTORS" BEGINNING ON PAGE 13 IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

                           --------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------
                                     Price to             Proceeds to
                                      Public              Company (FN1)
---------------------------------------------------------------------------
Per Share...................  $              --      $              --
---------------------------------------------------------------------------
Total Minimum...............  $ __________________   $ _________________
---------------------------------------------------------------------------
         Maximum............  $ __________________   $ _________________
---------------------------------------------------------------------------

(1)  Before offering and subscription expenses.

                           --------------------

DELIVERY OF THE CERTIFICATES REPRESENTING THE RIGHTS IS EXPECTED TO BE MADE ON OR ABOUT ____ _, 1998.

                           --------------------

              THE DATE OF THIS PROSPECTUS IS __________, 1998

[RED HERRING]
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Each Holder may also subscribe ("the Oversubscription Privilege") at the Subscription Price for some or all of the additional Offering Shares available after satisfaction of all subscriptions pursuant to the Basic Subscription Privilege. The Oversubscription Privilege is not transferable. A Holder of Rights may, at the time of exercise of the Basic Subscription Privilege, exercise the Oversubscription Privilege for up to an aggregate of 50,000 Offering Shares (the "Maximum Offering Shares") minus the Offering Shares subscribed for by such Holder pursuant to the Basic Subscription privileges. If an insufficient number of Offering Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the available Offering Shares will be allocated among the Holders exercising their Oversubscription Privilege such that each such Holder will be entitled to receive a number of Offering Shares which is equal to the number of Offering Shares subscribed to by such Holder pursuant to the Oversubscription Privilege multiplied by a fraction, the numerator of which is the number of the then available Offering Shares and the denominator of which is the aggregate number of Offering Shares subscribed to pursuant to the Oversubscription Privilege. If a proration of the Offering Shares results in a Holder receiving fewer Offering Shares than such Holder subscribed for pursuant to the Oversubscription Privilege, then any excess funds paid by the Holder as the Subscription Price for shares not issued will be returned by the Subscription Agent without interest or deduction.

     The Company shall terminate the Rights Offering if on the Expiration Date the Company receives aggregate cash proceeds of less than $2.0 million from the exercise of Rights. On June 30, 1998, the last day on which the Company's Common Shares were listed on the Nasdaq National Market ("Nasdaq"), the average of the high and low sales prices of the Common Shares was $1.75 per share. As of July 1, 1998, the Company's Common Shares are no longer listed and traded on Nasdaq but currently trade on the OTC Electronic Bulletin Board, although no assurances can be given that such shares will continue to trade thereon or in the over-the-counter market, in what are commonly referred to as the "pink sheets." As of August 4, 1998, the last sale price for the Common Shares as reported by the OTC Electronic Bulletin Board was $1.88 per Common Share. Neither the Rights nor the Series B Preferred Stock will be listed on an exchange.

     The Company shall pay broker-dealers fees for their soliciting efforts (the "Soliciting Fees") of ten percent of the Subscription Price paid for each Right which is subscribed; provided that such fees will only be paid in respect of Rights exercised in those jurisdictions described under "PLAN OF DISTRIBUTION -- Distribution Arrangements." The Soliciting Fees will be paid directly to the broker-dealer designated on the applicable portion of the Rights Certificate. Soliciting fees will not be paid on any undesignated exercises of Rights.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. AN INVESTMENT IN THE SECURITIES SHOULD NOT BE MADE BY AN INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS OR HER ENTIRE INVESTMENT.

     THE DISTRIBUTION OF THIS PROSPECTUS AND THE OFFERING OF THE SECURITIES IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. NO ACTION HAS BEEN TAKEN BY THE COMPANY THAT WOULD PERMIT AN OFFERING OF THE SECURITIES OR THE CIRCULATION OR DISTRIBUTION OF THIS PROSPECTUS OR ANY OFFERING MATERIAL IN RELATION TO THE COMPANY OR THE SECURITIES IN ANY COUNTRY OUTSIDE THE UNITED STATES WHERE ACTION FOR THAT PURPOSE IS REQUIRED.

                           --------------------

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). DISCUSSION CONTAINING SUCH FORWARD-LOOKING STATEMENTS WILL BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "USE OF PROCEEDS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS WITHIN THE PROSPECTUS GENERALLY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH UNDER "RISK FACTORS" AND THE MATTERS SET FORTH IN THIS PROSPECTUS GENERALLY. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE.

                           --------------------

                           AVAILABLE INFORMATION

     The Company currently reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at:
Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, through June 30, 1998, the Company's Common Shares were listed and traded on Nasdaq under the symbol "CDTI", but as of July 1, 1998 were delisted therefrom. Reports and other information, including proxy and information statements, for periods during which the Common Shares were listed on Nasdaq can be inspected and copies can be made at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, as permitted by the Rules and Regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document which has been filed as an exhibit to the Registration Statement are qualified in all respects by reference to such exhibits for a complete statement of their terms and conditions. The Registration Statement and exhibits may be inspected without charge and copied upon payment of prescribed fees at the public reference facilities maintained by the Commission at the address set forth above.

     The Company intends to furnish the Holders of the Company's Common Shares with annual reports containing financial statements audited by an independent public accounting firm and, in addition to filing quarterly reports on Form 10-Q with the Commission, the Company will issue press releases containing summary financial information for each of the first three fiscal quarters of each fiscal year.


                             PROSPECTUS SUMMARY

     The following summary is provided for convenience only and is not intended to be complete. It is qualified in its entirety by and should be read in conjunction with the more detailed information and Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus. For purposes of this document, (i) "minimum subscription" assumes the exercise in cash of a sufficient number of Holders such that the aggregate cash proceeds to the Company equal $2.0 million and (ii)
"full subscription" assumes the purchase of all of the Offering Shares offered hereby, including the exercise in cash of the Oversubscription Privilege by certain Holders to compensate for those Holders who do not exercise the Basic Subscription in full.


                                THE COMPANY

GENERAL

     The Company, a Delaware corporation with a principal place of business at 300 Atlantic Street, Stamford, Connecticut 06901, is a development-stage specialty chemical company supplying advanced catalytic fuel additives and systems that reduce harmful emissions from internal combustion engines while improving fuel economy. The Company's two main technology areas are Platinum Fuel Catalysts ("PFCs") for emission control and fuel economy improvement in diesel- and gasoline-fueled engines, and nitrogen oxide ("NOx") reduction systems and chemicals for control of NOx emissions from diesel engines.

BACKGROUND

     The Company was formed in 1994 as a wholly owned subsidiary of Fuel-Tech N.V. ("Fuel Tech"), which had conducted fundamental work regarding the Company's technologies. The Company was spun off by Fuel Tech in a rights offering in December 1995 (the "1995 Rights Offering"), and Fuel Tech currently owns 27.4% of the Company's outstanding Common Shares. The Company raised net proceeds of approximately $10.5 million in the 1995 Rights Offering which, following the repayment of $2.3 million of intercompany loans to Fuel Tech, was sufficient to fund the Company's operations through May of 1998. The Company has since funded its operations through the net proceeds received in connection with the issuance of bridge loan notes (the "Bridge Loan Notes") issued to Fuel Tech and certain other lenders.

     At its inception, the Company had a limited number of patents for PFCs licensed from Fuel Tech and limited testing results of PFCs. The Company currently has 12 U.S. and 38 International patents on PFCs and NOx reduction systems and has another 83 U.S. and International applications pending. In addition, the Company has completed successful testing of a diesel fuel PFC additive, launched the marketing of a PFC used to rejuvenate aged catalytic converters in Europe, and developed the Advanced Reagent Injection System ("ARIS(TM) 2000") for use in catalytic NOx reduction systems.

BUSINESS STRATEGY

     The Company's strategic objective is to become a leading developer and supplier of (i) PFCs for emission control and fuel economy improvement in diesel- and gasoline-fueled engines and (ii) NOx reduction systems and chemicals for control of NOx emissions from diesel engines. Key elements of the Company's strategy include the following:

DEVELOPING MARKETS FOR PFCS AS A DIESEL FUEL ADDITIVE

     The Company has successfully concluded a study at Delft Technical University in the Netherlands concerning the emission reduction effects of PFCs used with ceramic filters for reduction in particulate emission. The Company has also demonstrated improved emission reduction and increased fuel economy from the use of PFCs without ceramic filters in separate programs at Ricardo Consulting Engineers Ltd. ("Ricardo") and Cummins Engine Co. ("Cummins"). The Company seeks to capitalize on these test results, coupled with the increased regulation of emissions, by developing a market for PFCs in the U.S. and abroad.

DEVELOPING MARKETS FOR PFCS AS A GASOLINE ADDITIVE

     The Company seeks to continue its marketing of PFCs used to rejuvenate aged catalytic converters, and has begun to focus on selling this product through service centers in Europe in conjunction with Holt Lloyd International Ltd. ("Holts"). The Company is also seeking marketing partners to help launch the gasoline product in the U.S. and Asia.

COMMERCIALIZING THE ARIS(TM) 2000

     The Company has developed a prototype of the ARIS(TM) 2000, an Advanced Reagent Injection System to be used in the selective catalytic reduction of NOx. The Company believes that there is a market for the ARIS(TM) 2000 as a result of increased regulations in California and the Northeast of NOx levels in new and existing large stationary diesels. The Company seeks to commercialize the ARIS(TM) 2000 through cooperative ventures and licenses with engine manufacturers, engine distributors, and catalyst and emission control companies.

     The Company believes that the net proceeds of the Rights Offering, together with the net proceeds received in connection with the $1.4 million bridge loan financing effected in 1998, will be sufficient to fund the foregoing commercialization efforts through January 2000 (assuming full subscription) and through April 1999 (assuming minimum subscription). See "USE OF PROCEEDS" and "RISK FACTORS."

                            THE RIGHTS OFFERING

Rights............. The  Company  is  issuing  to each  Holder of record of
                    Common Shares on the Record Date one transferable Right for each 50 Common Shares held; provided, however, that Rights will not be distributed to Holders who reside in jurisdictions in which the Securities have not been registered or where an exemption from registration is not available, as described more fully below, and transferees of Rights in jurisdictions where the Securities have not been registered or where an exemption from registration is not available may not exercise the Rights. See "THE RIGHTS OFFERING -- Jurisdictions in Which the Securities Are Offered." The Rights will be evidenced by Rights Certificates. An aggregate of up to 50,000 Rights will be so distributed. No fractional Rights or cash in lieu thereof will be distributed or paid by the Company. The number of Rights distributed will be rounded down to the nearest whole number. As described below under "Amendment and Termination," the Company will terminate the Rights Offering if on the Expiration Date less than an aggregate of $2.0 million worth of Rights have been exercised (calculated based upon a per Common Share price of $2.25, a 12.5% premium over the average bid and ask prices of such shares over the five most recent business days). Accordingly, assuming a Subscription Price of $74.25, a minimum subscription of approximately 26,937 Offering Shares pursuant to the exercise of the Rights is necessary to proceed with the Rights Offering. See "THE RIGHTS OFFERING -- The Rights."


Basic Subscription
Privilege.......... Each Right will entitle the Holder  thereof to purchase at the Subscription Price one share of Series B Preferred Stock. Each share of Series B Preferred Stock will be immediately convertible, at no cost to the Holder thereof, into 33 Common Shares. Certificates representing Offering Shares purchased pursuant to the Basic Subscription Privilege will be delivered to the subscribers as soon as practicable after the Expiration Date and after all prorations contemplated by the terms of the Rights Offering have been effected. See "THE RIGHTS OFFERING -- Subscription Privileges."

Oversubscription
Privilege.......... Each  Holder  who  exercises  all of his or her  Rights pursuant to the Basic Subscription Privilege may indicate on the Rights Certificate additional shares of Series B Preferred Stock above the Basic Subscription Privilege up to the Maximum Offering Shares such Holder would like to purchase at the Subscription Price. The Oversubscription Privilege is not transferable. After the Expiration Date, the Company will issue those
                    Offering Shares not purchased through the Basic Subscription Privilege to the Holders who wish to exercise their Oversubscription Privilege. If an insufficient number of Offering Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the available Offering Shares will be allocated among the Holders exercising their Oversubscription Privilege such that each such Holder will be entitled to receive a number of Offering Shares which is equal to the number of Offering Shares subscribed to by such Holder pursuant to the Oversubscription Privilege multiplied by a fraction, the numerator of which is the number of the then available Offering Shares and the denominator of which is the aggregate number of the Offering Shares subscribed to pursuant to the Oversubscription Privilege. If a proration of the Offering Shares results in a Holder receiving fewer Offering Shares than such Holder subscribed for pursuant to the Oversubscription Privilege, then any excess funds paid by that Holder as the Subscription Price for shares not issued will be returned by the Subscription Agent without interest or deduction. See "THE RIGHTS OFFERING -- Subscription Privileges."

Series B Preferred
Stock.............. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $________ per share price and liquidation preference (the "Liquidation Preference"); provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series B Preferred Stock, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends").

                    Shares of Series B Preferred Stock are convertible (at the Liquidation Preference of $______ per share), in whole or in part, at the option of the holders thereof ("Optional Conversion"), into Common Shares at a conversion price of $____ per Common Share (equivalent to a conversion rate of 33 Common Shares for each share of Series B Preferred Stock so converted), which conversion price will be deemed to have been paid in full, at no extra cost to the holder thereof, with the tendering of the Series B Preferred Stock in connection with the conversion thereof, subject to adjustment as set forth in the Certificate of Designation. The Company can force the holder to convert his Series B Preferred Stock, in whole or in part, into Common Shares at any time on or after the date that the average Closing Price (as defined in the Certificate of Designation) of the Common Shares equals or exceeds $4.50 for 20 consecutive Trading Days (as defined in the Certificate of Designation).

                    In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Series B Preferred Stock are entitled to receive the sum of $______ per share in cash for each share of Series B Preferred Stock, plus accrued and unpaid Preferred Dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Shares or any other capital stock ranking junior to the shares of Series B Preferred Stock and pari passu with holders of Series A Preferred Stock upon a liquidation, dissolution, or winding up of the Company.

                    Certificates representing shares of Series B Preferred Stock will include a legend to the effect that such securities may not be transferred to any resident of any of the following states: Arizona, Florida, Georgia, Ohio, Pennsylvania or Texas. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Series B Convertible Preferred Stock."

Record Date........ _______________ __ , 1998

Subscription
Price.............. The Subscription Price is $_______ per Offering Share.

Expiration Date
for Rights......... The Rights  Offering will expire at 5:00 p.m.,  Eastern
                    Standard  Time,  on   _______________,   1998,   unless
                    extended by the Board of Directors of the Company, in which case the term "Expiration Date" shall mean the latest date and time to which the Rights Offering is extended.

Exercise of
Rights............. The    Basic    Subscription    Privilege    and    the
                    Oversubscription Privilege may be exercised by properly completing the Rights Certificates evidencing the Rights and forwarding them, with payment of the Subscription Price for each share of Series B Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent prior to the Expiration Date. If the aggregate Subscription Price paid by an exercising Rights Holder is insufficient to purchase the number of shares of Series B Preferred Stock that the Holder indicates are being subscribed for, or if an exercising Rights Holder does not specify the number of shares of Series B Preferred Stock to be purchased, then the Rights Holder will be deemed to have exercised, first, the Basic Subscription Privilege and, second, the Oversubscription Privilege to purchase shares of Series B Preferred Stock to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights Holder exceeds the amount necessary to purchase the number of shares of Series B Preferred Stock for which the Rights Holder has indicated an intention to subscribe, then the Rights Holder will be deemed to have exercised, first, the Basic Subscription Privilege (if not already fully exercised) and, second, the Oversubscription Privilege to the full extent of the excess payment tendered. Once a Rights Holder has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "THE RIGHTS OFFERING -- Exercise of Rights." Any Rights not duly exercised prior to the Expiration Date will expire and become worthless.

Amendment and
Termination........ The Board of Directors reserves the right to extend the
                    Expiration Date and to amend the terms and conditions of the Rights Offering. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. In the event of a material change in the terms of the Rights Offering, there will be an affirmative resolicitation of the Rights Offering by means of a post-effective amendment to the Registration Statement. In the event of such a resolicitation, subscribing Holders will be deemed to have effectively revoked their subscriptions unless they affirmatively confirm their intent to subscribe, and their subscription payments will be returned to them without interest or deduction. The Board of Directors of the Company in its sole discretion, may terminate the Rights Offering and revoke the Rights at any time prior to the Expiration Date or thereafter. In any event, the Company shall terminate the Rights Offering if on the Expiration Date the Company receives aggregate cash proceeds of less than $2.0 million from the exercise of Rights. In the event of such termination, the Company will promptly return to all persons that exercised Rights their subscription payments, without interest or deduction. See "THE RIGHTS OFFERING -- Amendment and Termination."

Method of
Transferring
Rights............. Rights  may  be  purchased   or  sold   through   usual
                    investment channels, including banks and brokers. There can be no assurance that an active market will develop for the Rights. The Rights, the underlying shares of Series B Preferred Stock and the Common Shares issuable upon conversion of the Series B Preferred Stock, will not be eligible for trading on Nasdaq.

                    The Rights evidenced by a single Rights Certificate may be transferred in whole by endorsing the Rights
                    Certificate   for  transfer  in  accordance   with  the
                    accompanying instructions; provided, that the related Oversubscription Privilege may not be exercised by the transferee thereof and transferees of Rights in jurisdictions where the Securities have not been registered or where an exemption from registration is not available. A portion of the Rights evidenced by a single Rights Certificate (but not fractional Rights or the Oversubscription Privilege or to persons in jurisdictions where the Securities have not been registered or where an exemption from registration is not available) may be transferred by delivering to the Subscription Agent a Rights Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Rights Certificate to the transferee evidencing such transferred Rights). In such event, a new Rights Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee. The Oversubscription Privilege is not transferable.

                    Holders of Rights wishing to transfer all or a portion of their Rights (subject to the limitations described above) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Rights Certificate for the transferred Rights to be issued and transmitted to the transferee or transferees and a new Rights Certificate for any retained Rights to be issued and transmitted to the transferor and (iii) the Rights evidenced by such new Rights Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

                    Except for fees paid to broker-dealers and charged by the Subscription Agent that will be paid by the Company, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the shareholder transferor of the Rights and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

                    The Rights will be eligible for transfer through, and the exercise of the Rights may be effected through, the facilities of the Transfer Agent. See "THE RIGHTS OFFERING -- Method of Transferring Rights."

Jurisdictions
in Which the
Securities Are
Offered............ RIGHTS  WILL  ONLY  BE  GRANTED  TO,  AND  MAY  ONLY BE
                    EXERCISED BY, HOLDERS IN COLORADO, CONNECTICUT, THE DISTRICT OF COLUMBIA, ILLINOIS, INDIANA, IOWA, KANSAS, MAINE, MARYLAND, MASSACHUSETTS, NEVADA, NEW JERSEY, NEW YORK, NORTH CAROLINA, RHODE ISLAND, VERMONT, VIRGINIA AND WASHINGTON AND OUTSIDE THE UNITED STATES. See "THE RIGHTS OFFERING -- Jurisdictions in Which the Securities Are Offered."

U.S. Tax
Consequences....... Holders  who  receive  Rights  will be  deemed to be in receipt of property in an amount equal to the fair market value (the "Value") of the Rights on the date they are distributed. Whether the receipt of Rights by a Holder will result in taxable income and the characterization of such income, if any, will be dependent on whether the Company has current and/or accumulated earnings and profits ("E&P"), the tax basis of the stock held by the Holder, and the Value of the Rights. Management of the Company believes that the Company will have no current and/or accumulated E&P for the taxable year in which the Rights are distributed, although no assurances can be given in this regard. Neither the exercise of the Rights nor conversion of the Series B Preferred Stock into Common Shares would result in a taxable event. See "THE RIGHTS OFFERING -- Certain United States Federal Income Tax Consequences to Holders."

Capital Stock
to be Outstanding
After Offering..... 2,516,666 Common Shares(FN1)
                    2,800 shares of Series A Preferred Stock(FN2)
                    50,000 shares of Series B Preferred Stock(FN3)

Net Cash Proceeds
from the
Offering(FN4)...... $3.1 million

Use of Proceeds ... The net  proceeds  of the  Offering  will be  used for:
                    marketing, field trials and patents; repayment under the Term Loan (as defined below) to Fuel Tech; and the balance for working capital and general corporate purposes. See "USE OF PROCEEDS."

Subscription
Agent ............. ChaseMellon Shareholder Services, L.L.C.

Information Agent.. ChaseMellon Shareholder Services, L.L.C.

-----------------------------

(1) Excludes 427,784 Common Shares issuable under the Company's stock option plan, 75,000 shares issuable upon exercise of certain warrants, 933,324 Common Shares which would be issuable upon conversion of Series A Preferred Stock which are expected to be issued to Holders of Bridge Loan Notes upon consummation of the Rights Offering, and up to 1,650,000 Common Shares issuable upon conversion of Series B Preferred Stock being offered hereby (assuming full subscription) or 888,921 Common Shares (assuming minimum subscription). See "DESCRIPTION OF CAPITAL STOCK," "MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

(2) Assumes conversion of the Bridge Loan Notes upon consummation of the Rights Offering resulting in net proceeds to the Company of at least $1.75 million.

(3) Assuming full subscription. Assuming minimum subscription, 26,937 shares of Series B Preferred Stock will be outstanding.

(4) Assuming full subscription of the Rights Offering at a price of $74.25 per Right, after deducting Soliciting Fees and expenses of the Rights Offering payable by the Company estimated at $600,000. Assuming minimum subscription using the foregoing assumptions, net cash proceeds would be approximately $1.4 million.

                                RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk and should only be made by investors who can afford a loss of their entire investment. Prospective investors should carefully review and consider the information set forth under the caption "Risk Factors."

                      SUMMARY SELECTED FINANCIAL DATA

     The following summary selected financial data for each of the five years ended December 31, 1997 and for the period from January 1, 1992 through December 31, 1997 are derived from the audited financial statements of the Company. The summary selected financial data for the three month periods ended March 31, 1997 and 1998 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The summary selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere herein.

     The Company was incorporated on January 19, 1994, as a wholly owned subsidiary of Fuel Tech. Predecessor financial information included below for the period from January 1, 1992, through January 18, 1994, reflects the Company's operations prior to incorporation, at which time it was accounted for as part of Fuel Tech. Effective December 12, 1995, Fuel Tech completed a Rights Offering of the Company's Common Shares, with Fuel Tech retaining a 27.6% ownership interest in the Company (which as of March 31, 1998, has declined to a 27.4% interest after giving effect to the exercise of stock options). The Company is a development-stage enterprise, and its efforts from January 1, 1992, to the present time have been devoted to the research, development and commercialization of PFCs and NOx reduction technologies to reduce emissions from diesel engines. There were no material activities related to the Company's business in 1990 or 1991. Prior to 1990, the activities of Fuel Tech were focused on other applications of PFCs that are unrelated to the Company's present or contemplated business and were not material to the overall development of the Company's products. Therefore, such costs have been excluded from the determination of the Company's development costs and from the summary selected financial data set forth below.

                                                                                                    Period
                                                                          Period                     from
                                                                           from                    January 1,
                                            Year Ended                   January 1,  Three Months    1992,
                                           December 31,                    1992         Ended       through
                                                                          through     March 31,
                                                                          December                  March 31,
                             1993     1994     1995     1996     1997     31, 1997  1997     1998     1998
                             ----     ----     ----     ----     ----     --------  ----     ----     ----
STATEMENT OF                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
 OPERATIONS DATA:
Sales...................     $  --    $  --    $  --    $  --    $ 199    $ 199    $   40   $   --    $ 199
Operating expenses......       131    1,106    1,958    3,812    4,084    11,429    1,051      743    12,172
Net loss during
   development stage....       131    1,107    2,024    3,489    3,764    10,853      961      741    11,594
Basic and diluted loss
   per Common Share.....       N/A    $0.44   $ 0.81    $1.40    $1.50     N/A     $ 0.38   $ 0.29      N/A
Weighted-average shares
   outstanding..........       N/A    2,500    2,500    2,500    2,517     N/A      2,512    2,517      N/A
Ratio of earnings to
   combined fixed charges
   and preferred
   dividends (FN1)......        --       --       --       --       --       --        --       --       --
Cash dividends declared.        --       --       --       --       --       --        --       --       --


                                                                                     March 31, 1998
                                                                          ----------------------------------
                                                                                  As Adjusted   As Adjusted
                                                December 31,                       Assuming      Assuming
                                                                                      Full        Minimum
                                                                                  Subscription  Subscription
                             1993     1994     1995     1996      1997    Actual      (FN2)         (FN2)
                             ----     ----     ----     ----      ----    ------  ------------  ------------
BALANCE SHEET DATA:                                          (IN THOUSANDS)
Current assets..........     $ --     $ 513    $8,882   $5,595   $1,682    $  982      $5,494        $3,782
Total assets............       --       513     8,882    5,677    1,750     1,044       5,556         3,844
Working capital
   (deficit)............       --      (857)    8,395    4,109      788        53       4,565         2,853
Long-term debt..........       --        --       745       --      395       395         395           395
Series A Redeemable
   Preferred Stock......       --        --        --       --       --        --       1,400            --
Shareholders' equity
   (deficiency).........       --      (857)   7,650     4,191      461      (280)      2,832         1,120


(1) For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the period from January 1, 1992 through December 31, 1997 and for the three month periods ended March 31, 1997 and 1998 and for the period from January 1, 1992 through March 31, 1998, the Company's earnings were inadequate to cover fixed charges by approximately (in thousands) $131; $1,107; $2,024; $3,489; $3,764; $10,853; $961; $741;
     and $11,594, respectively. On a pro forma basis, for the periods ended December 31, 1997 and March 31, 1998, the Company's earnings would have been inadequate to cover combined fixed charges and preferred stock dividends by (in thousands) $4,326 and $882 asumming full subscription and that the Series A Preferred Stock and Series B Preferred Stock were outstanding as of the beginning of such periods and $4,124 and $831 assuming minimum subscription and that the Bridge Loan Notes and Series B Preferred Stock were outstanding as of the beginning of such periods, respectively.

(2) Adjusted to reflect the receipt by the Company of the estimated net proceeds from the sale of the Securities offered hereby, assuming full subscription or minimum subscription, as the case may be, of the Rights Offering at a price of $74.25 per Offering Share, after deducting Soliciting Fees and expenses of the Rights Offering payable by the Company estimated at $600,000, receipt of the proceeds from the Bridge Loan Notes and, assuming full subscription and conversion of the Bridge Loan Notes into Series A Convertible Preferred Stock.



                                RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"). Discussion containing such forward-looking statements will be found in the material set forth under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Securities offered hereby.

FACTORS RELATING TO THE COMPANY

INDEPENDENT AUDITOR'S REPORT

     The report of the Company's independent auditors with respect to the financial statements of the Company for the year ended December 31, 1997 contains an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to the Company's ability to continue as a going concern is that, with respect to the periods covered, the Company incurred recurring operating losses and its operations have not produced a positive cash flow. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", and the financial statements of the Company, the notes thereto and the Report of Independent Auditors included therein.

LIQUIDITY AND CAPITAL REQUIREMENTS

     At the date of this prospectus, the Company has cash resources, including the $1.4 million Bridge Loan from Fuel Tech and certain other lenders, estimated to be sufficient for its needs through November 1998. The Company is actively seeking additional financing of approximately $1.4 million to $3.1 million (net of estimated Subscription Fees and expenses of the offering of $600,000) through the Rights Offering. Although the Company believes that it will be successful in its capital raising efforts, there is no guarantee that the Company will be able to raise such capital on terms satisfactory to the Company. Accordingly, at March 31, 1998, there continues to be substantial doubt as to the Company's ability to continue as a going concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," and the Report of Independent Auditors and the related financial statements and the notes thereto as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 and for the period from January 1, 1992 through December 31, 1997 (the "Annual Financial Statements") and the financial statements and the note thereto as of March 31, 1997 and 1998 and for each of the three months ended March 31, 1997 and 1998 and for the period from January 1, 1992 through March 31, 1998 (the "Interim Financial Statements").

CONTINUING OPERATING LOSSES

     The Company has had minimal revenues through March 31, 1998. Even if the Company consummates the Rights Offering and/or other financing alternative, the Company expects to incur operating losses through at least the first half of 1999. There can be no assurance that the Company will achieve or sustain significant revenues or profitability in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

COMPETITION

     Competition in the diesel fuel additive market will come from large additive suppliers. The Company is not currently in competition with other fuel additive manufacturers. When active marketing of the Company's PFC is in progress, the Company anticipates competing on the basis of price, proprietary technology, effectiveness and ease of use of the PFC and efficiency of distribution. To the Company's knowledge, it does not compete against any major gasoline companies in the PFC market. While the Company intends to seek collaborative arrangements with additive suppliers and oil companies, there are no assurances that these arrangements can be negotiated. Competition may also come from alternative fuels including methanol and natural gas, as well as from new engine technology.

NO ASSURANCES OF ADDITIONAL FUNDING

     Based on the Company's operating plan, management believes that the proceeds from the Rights Offering, together with the net proceeds received in connection with the $1.4 million Bridge Loan effected in 1998, will be sufficient to meet the Company's anticipated cash needs and finance its operations through January 2000 (assuming full subscription) and through April 1999 (assuming minimum subscription), although no assurances can be given in this regard. Thereafter, the Company anticipates that it may require additional funding in the form of a public or private offering of the Company's securities. Any offering of the Company's equity securities may result in immediate and significant dilution to the shareholders of the Company. The ability of the Company to consummate a public offering or to obtain other financing will depend on the status of the Company's commercial efforts and marketing programs and field trials, as well as conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available when needed or on terms acceptable to the Company. If the Company is unable to obtain sufficient additional financing, its ability to meet its current plans for expansion will be materially adversely affected, and the Company will not be able to continue as a going concern. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Report of Independent Auditors in the Annual Financial Statements.

LIMITED MARKETING EXPERIENCE

     To date, the Company has had limited experience and has expended limited efforts in marketing its products. The Company intends to sell its PFCs to additive companies, oil companies, oil distributors and fleets. The Company intends to sell its ARIS(TM) 2000 system to catalyst-system suppliers or engine companies. While the Company is now in active discussions with third parties to achieve this and believes it will be successful, there can be no assurance that the Company will successfully implement its plans.

RELATIONSHIP WITH FUEL TECH; CONFLICTS OF INTEREST

     Directors and officers of Fuel Tech and its subsidiaries who are also directors and officers of the Company, and Fuel Tech as the Company's largest shareholder, are in positions involving the possibility of conflicts of interest with respect to transactions concerning the Company. The Company currently has one independent director. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

DEPENDENCE UPON THIRD PARTY TECHNOLOGY

     While the PFCs may be used alone for moderate levels of emission control, it is expected that the product will be integrated into other systems using third party technology to achieve higher levels of control. The adoption of the use of PFCs in such systems will depend on the effectiveness of third party technology, the ability of third parties to market their products, and the compatibility of the PFC and NOx control products with their systems. Failure of these third party systems to gain market acceptance or failure of the PFCs and NOx control products to prove compatible and effective with third party systems could have an adverse effect on the Company's business, operating results and financial condition. See "BUSINESS -- Products and Markets."

UNCERTAINTY OF MARKET ACCEPTANCE

     The commercial success of the Company's products will depend upon acceptance by the fuel additive, oil and engine industries, and acceptance by governmental regulatory bodies. This market acceptance will in turn depend upon competitive developments and the Company's ability to demonstrate the efficacy, cost-effectiveness, safety and ease of use of the PFC and NOx control products of the Company. The failure by the Company to receive market acceptance for the PFC and NOx control products would have an adverse effect on the Company's business, operating results and financial condition. See "BUSINESS -- Products and Markets."

NO ASSURANCE OF NECESSARY REGULATORY APPROVALS

     The Company's products and manufacturing activities are subject to governmental regulation, principally by the Environmental Protection Agency ("EPA") and corresponding foreign and state agencies. The EPA administers the Clean Air Act Amendments of 1990 ("CAAA"). The Company is subject to the standards and procedures contained in such act and the regulations promulgated thereunder, as well as similar standards, procedures and regulations of international regulatory authorities, and is subject to inspection by the EPA and other regulatory bodies for compliance with such standards, procedures and regulations. Failure to receive appropriate approvals or to comply with the EPA and similar foreign regulations could result in civil monetary or criminal sanctions, restrictions on or injunction against marketing of the Company's products, as well as seizure or recall of the Company's products or other regulatory actions. The Company received registration for its PFC from the EPA to be used as an aftermarket treatment for individual vehicles and in bulk fuel supplies for diesel. The Company has received registration status under the EPA fuel additive regulations for three additional PFCs with the original PFC. The Company has received consent from the U.K. Ministry of Health for use of the PFC in diesel fuel. See "BUSINESS -- Regulations -- USA" and "BUSINESS -- Regulations -- International."

     The Company has registered the cerium products and is in the process of registering platinum/cerium bimetallic products. The Company will be required to register the gasoline product and apply for a waiver before this product can be marketed in the U.S. There can be no assurance that such registrations will be obtained.

NO ASSURANCE OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

     The Company holds licenses to a number of patents and has patent applications pending. There can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors. Certain critical technology incorporated in the Company's products is protected by trademark and trade secret laws and confidentiality and licensing agreements. There can be no assurance that such protection will prove adequate or that the Company will have adequate remedies for disclosure of its trade secrets or violations of its intellectual property rights. See "BUSINESS -- Protection of Proprietary Information."

RAW MATERIAL PRICE VOLATILITY

     The cost of raw materials, including platinum, rhodium and cerium, will have a direct impact on the future pricing and profitability of the Company's products. Although the Company intends to minimize this risk through various purchasing and hedging strategies, there can be no assurance that the Company will be able to do so. A significant increase in the price of these materials could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON ATTRACTING AND RETAINING PERSONNEL

     The success of the Company will depend, in large part, on the Company's ability to (i) retain current key personnel, (ii) attract and retain qualified sales and marketing personnel and (iii) develop and maintain relationships with research institutions and other outside consultants. The loss of key personnel, or the inability of the Company to hire or retain qualified personnel or the failure to assimilate effectively such personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "BUSINESS -- Employees."

FOREIGN CURRENCY RISK

     To date, sales, marketing and testing of the Company's PFCs have been limited principally to Europe. While the Company has not experienced any significant foreign currency exposure with respect to such activities, there can be no assurance that exposure to currency fluctuation will not have a significant effect on the Company's operations in the future. The Company intends to manage the risk to such exposure, if any, by entering into foreign currency futures and option contracts.

FACTORS RELATING TO THE SECURITIES

POSSIBLE ADVERSE FUTURE ACCOUNTING EFFECT ON EARNINGS PER SHARE ALLOCABLE TO COMMON SHARES

     If, on issuance of the Series B Preferred Stock, its $____ per share stated value is less than the then-current market price of the 33 Common Shares into which it is convertible, the excess of that market price over $_____ multiplied by the number of shares of Series B Preferred Stock issued (the "Aggregate Discount") will be treated under accounting rules applicable to the Company as analogous to a dividend with respect to the Series B Preferred Stock. For accounting purposes, the Aggregate Discount will increase the loss attributable to Common Shareholders for purposes of computation of basic loss per share and may affect the diluted loss per share computation in the fiscal quarter and year in which the Rights Offering is completed. The Company cannot predict the market price of the Common Shares on the date of issuance of the Series B Preferred Stock, and therefore it cannot now estimate whether an Aggregate Discount will exist or, if it does exist, the amount of the Aggregate Discount with respect to any assumed number of shares of Series B Preferred Stock to be issued in the Transaction.

     Solely as an example of the accounting effect, assuming that (1) the stated value per Series B Preferred Stock was $74.25, (2) the reported closing price of Common Shares at the time of issuance of the Series B Preferred Stock was $2.50 and (3) 50,000 shares of Series B Preferred Stock were issued in the Transaction, the Aggregate Discount would be $412,500. This Aggregate Discount would increase the annual basic loss per share by $.16 per share (based upon 2,516,666 shares of the Company's Common Stock outstanding at March 31, 1998).

ACCOUNTING CONSEQUENCES PERTAINING TO SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK

     Upon completion of the Rights Offering, the Series B Preferred Stock will initially be reflected in the Company's balance sheet net of the Soliciting Fees and expenses of the Rights Offering (estimated to be $600,000). Pursuant to applicable accounting rules and SEC regulations, the Company will be required to accrete the carrying value of such stock to its liquidation value. Such accretion will be recognized over a period of five years. The carrying amount of such stock shall be further periodically increased by amounts representing dividends earned but not paid. The aforementioned increases in carrying amount will decrease retained earnings and will increase the loss per share attributable to common shareholders.

     Pursuant to applicable accounting standards, any dividends which are paid in kind on the Series A Preferred Stock or on the Series B Preferred Stock, will be recorded in the Company's balance sheet as an increase to the accumulated deficit or reduction in retained earnings, as the case may be, and an increase in the carrying value of such stock. Accordingly, dividends that are paid in kind will increase the loss per share attributable to common shareholders and will result in additional dilution of ownership interest attributable to existing common shareholders.

TAX  CONSEQUENCES  TO  SHAREHOLDERS ON SALE OF RIGHTS OR SERIES B PREFERRED
STOCK

     The Company believes that the Rights Offering will result in a taxable distribution to recipients of Rights. However, in the event it is determined that the distribution of the Rights is a non-taxable distribution, sale of the Rights and the Series B Preferred Stock may be subject to certain restrictions. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS." If the Rights or stock acquired is characterized, for federal income tax purposes, as being "stock other than common stock," then the amount realized from the sale of such stock or Rights may, in whole or in part, be treated as ordinary income. The Company believes that, because the conversion rights granted to holders of the Series B Preferred Stock provide the unrestricted right to participate in future corporate growth, the Rights, the Series B Preferred Stock and the Common Shares received as a result of conversion of the Series B Preferred Stock should be treated as common stock for these purposes. There is no clear statutory definition of the term "stock other than common stock" however, and it is possible for the Internal Revenue Service (the "IRS") to challenge this position.

     Even if the Rights or the Series B Preferred Stock are classified as "stock other than common stock," there are several methods available to shareholders to avoid the adverse tax consequences arising from this designation. Ordinary income treatment will not apply on sale or other disposition of the Rights or the Series B Preferred Stock: (i) if the sale terminates the entire stock interest of the shareholder in the Company;
(ii) if the Series B Preferred Stock is converted to Common Shares and the sale is of the Common Shares; (iii) in transactions where gain or loss to the shareholder is not recognized; or (iv) where it is established to the satisfaction of the Secretary of the Treasury that the transactions were not in pursuance of a plan having one of its principal purposes the avoidance of federal income tax. If the Rights and the Series B Preferred Stock are not treated as "stock other than common stock," or if one of the above exceptions apply, then a shareholder who sells the Rights or the Series B Preferred Stock will recognize gain or loss equal to the difference between the sale proceeds and such shareholder's basis (if any) in the Rights or the Series B Preferred Stock sold. Such gain or loss will generally be capital gain or loss, long or short-term, depending upon the holding period for the security sold. For tax years ending after 1997, the Internal Revenue Service Restructuring and Reform Bill of 1998 generally provides for a twelve month holding period for qualification of capital gains as long-term.

DELISTING FROM NASDAQ

     Effective July 1, 1998, the Company's Common Shares were delisted from Nasdaq for failing to meet Nasdaq's new net tangible asset/market capitalization/net income requirement. As a result, the Company's Common Shares currently trade on the OTC Electronic Bulletin Board, although no assurance can be given that such shares will continue to trade thereon or that they will trade in the over-the-counter market, in what are commonly referred to as the "pink sheets." Nasdaq's listing requirements have become more stringent since the Company's original listing in December 1995, and there can be no assurance that the Company will be able to relist its Common Shares on Nasdaq.

POSSIBLE ADVERSE EFFECT OF PENNY STOCK REGULATIONS ON THE LIQUIDITY OF THE COMPANY'S SECURITIES

     In the absence of the Common Shares being quoted on Nasdaq and for so long as the Common Shares continue to trade at market prices below $5.00 per share (see "PRICE RANGE OF COMMON SHARES"), the Common Shares will be deemed to be "penny stock" under the Exchange Act. Accordingly, trading in the Common Shares is covered by Rule 15g-9 promulgated under the Exchange Act. Under such rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     The Commission adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on Nasdaq, and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     For so long as the Common Shares are subject to the regulations applicable to penny stocks, the market liquidity for the Common Shares will be severely affected, limiting the ability of broker-dealers to sell the Common Shares and the ability of purchasers in this Offering to sell their Common Shares in the secondary market. There is no assurance that trading in the Common Shares will not continue to be subject to these or other regulations that would adversely affect the market for such securities.

UNCERTAIN MARKET FOR THE RIGHTS AND THE SERIES B PREFERRED STOCK

     The Series B Preferred Stock and the Rights will not be listed for trading. There can be no assurance that a market for the Rights will develop prior to their Expiration Date; nor can there be assurance that a market for the Series B Preferred Stock will develop. If a market develops for the Rights or the Series B Preferred Stock, there is no assurance as to the price at which the Rights or Series B Preferred Stock will trade. Any market that may develop may be volatile and unreliable.

     Following the Expiration Date, a subscribing Holder may or may not be able to sell shares of Series B Preferred Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. There can also be no assurance that the Common Shares issuable upon conversion of the Series B Preferred Stock will trade at or above the Subscription Price. When made, the election of a Holder to exercise Rights in the Rights Offering is irrevocable. Moreover, until certificates are delivered, subscribing Holders may not be able to sell the Series B Preferred Stock that they have purchased in the Rights Offering.

     As described herein, the Series B Preferred Stock is convertible into Common Shares which currently trade on the OTC Electronic Bulletin Board, although no assurances can be given that such shares will continue to trade thereon or in the over-the-counter market, in what are commonly referred to as the "pink sheets." See "-- Delisting from Nasdaq" above.

POSSIBLE VOLATILITY OF STOCK PRICE; LOW TRADING VOLUME

     There has been significant volatility in the market prices of publicly traded shares of emerging growth technology companies, including the Company's Common Shares. Factors such as announcements of technical developments, establishment of strategic alliances, changes in governmental regulation and developments in patent or proprietary rights may have a significant effect on the market price of the Company's securities. In addition, there has been insignificant average daily trading volume of the Company's Common Shares (including days during which no trades were consummated) since public trading of the Common Shares commenced. To the extent this trading pattern continues, the price of the Common Shares may fluctuate significantly as a result of relatively minor changes in demand for such shares and sales of stock by Holders.

DILUTION

     Holders who do not exercise their Rights will experience a significant decrease in their proportionate interest in the equity ownership and voting power of the Company. The sale of the Rights may not compensate a shareholder for all or any part of any reduction in the market value of such shareholder's Common Shares resulting from the Rights Offering. Holders who do not exercise or sell their Rights will relinquish any value inherent in the Rights. As described herein, Rights will only be distributed to, and may only be exercised by, Holders residing outside the United States and in certain states.

     After giving effect to the exercise of the Rights and the subsequent conversion of the Series B Preferred Stock (assuming full subscription of the Rights and not including the conversion of the Series A Preferred Stock and outstanding stock options and warrants), the Company will have approximately 4,166,666 Common Shares issued and outstanding (3,405,587 assuming minimum subscription).

     Purchasers of Series B Preferred Stock will experience immediate and substantial dilution in the net tangible book value per share attributable to the Common Shares underlying the Series B Preferred Stock. See "DILUTION."

NO DIVIDENDS ON COMMON SHARES, SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK

     The Company has not paid dividends on its Common Shares since its inception and does not intend to pay any dividends to its Holders of Common Shares in the foreseeable future.

     Holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $500 stated value and liquidation preference of the Series A Preferred Stock price per share and 9% of the $_____ stated value and liquidation preference of the Series B Preferred Stock price per share; provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series A Preferred Stock and Series B Preferred Stock, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the holders of the Series A Preferred Stock and Series B Preferred Stock are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing July 1, 1998. Preferred Dividends on shares of Series A Preferred Stock and Series B Preferred Stock shall be cumulative and shall accrue from the date of original issuance. It is presently anticipated that the Company will pay dividends on shares of the Series A Preferred Stock and Series B Preferred Stock in shares of Series A Preferred Stock and shares of Series B Preferred Stock, respectively, and any earnings which the Company may realize in the foreseeable future will be retained to finance the development and expansion of the Company. See "DIVIDEND POLICY."

     Pursuant to applicable accounting standards, any dividends which are paid in kind on the Series A Preferred Stock or on the Series B Preferred Stock, will be recorded in the Company's balance sheet as an increase to the accumulated deficit or reduction in retained earnings, as the case may be, and an increase in the carrying value of such stock. Accordingly, dividends that are paid in kind will increase the loss per share attributable to Common Shareholders and will result in additional dilution of ownership interest attributable to existing Common Shareholders.

FUTURE SALES OF COMMON SHARES

     The sale, or availability for sale, of substantial amounts of Common Shares in the public market subsequent to this Offering pursuant to Rule 144 under the Securities Act or otherwise could adversely affect the market price of the Common Shares and could impair the Company's ability to raise additional capital through the sale of its equity securities or debt financing.

                            THE RIGHTS OFFERING

THE RIGHTS

     The Company is issuing to each Holder of record of Common Shares on the Record Date one transferable Right for each 50 Common Shares held; provided, however, Rights will not be distributed to Holders who reside in jurisdictions in which the Securities have not been registered or where an exemption from registration is not available, as described more fully below, and transferees of Rights in jurisdictions where the Securities have not been registered or where an exemption from registration is not available may not exercise the Rights. The Rights will be evidenced by Rights Certificates. An aggregate of up to 50,000 Rights will be so distributed. No fractional Rights or cash in lieu thereof will be distributed or paid by the Company. The number of Rights distributed will be rounded down to the nearest whole number. As described below under "Amendment and Termination," the Company will terminate the Rights Offering if on the Expiration Date the Company receives aggregate cash proceeds of less than $2.0 million from the exercise of Rights (calculated based upon a per Common Share price of $2.25, a 12.5% premium over the average bid and ask prices of such shares over the five most recent business days). Accordingly, assuming a Subscription Price of $74.25, a minimum subscription of approximately 26,937 Offering Shares pursuant to the exercise of the Rights is necessary to proceed with the Rights Offering.

Expiration Date

     The Rights will expire on ______________ _, 1998, at 5:00 p.m. Eastern Standard Time, thirty days after the effective date of this Prospectus, unless extended by the Board of Directors of the Company, in which case the term "Expiration Date" shall mean the latest date and time to which the Rights Offering is extended. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to that exercise were sent, except pursuant to the procedures described below.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege

     Each Right will entitle the registered Holder thereof to purchase at the Subscription Price one share of Series B Preferred Stock. Each share of Series B Preferred Stock will be immediately convertible at no cost to the Holder thereof, into 33 Common Shares. Certificates representing Underlying Shares purchased pursuant to the Basic Subscription Privilege will be delivered to the subscribers as soon as practicable after the Expiration Date and after all prorations contemplated by the terms of the Rights Offering have been effected.

     Oversubscription Privilege

     Each Holder who exercises all of his or her Rights pursuant to the Basic Subscription Privilege may indicate on the Rights certificate additional shares of Series B Preferred Stock above the Basic Subscription Privilege up to the Maximum Offering Shares such Holder would like to purchase at the Subscription Price. The Oversubscription Privilege is not transferable. After the Expiration Date, the Company will issue those Offering Shares not purchased through the Basic Subscription Privilege to the Holders who wish to exercise their Oversubscription Privilege. If an insufficient number of Offering Shares is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the available Offering Shares will be allocated among the Holders exercising their Oversubscription Privilege such that each such Holder will be entitled to receive a number of Offering Shares which is equal to the number of
Offering Shares subscribed to by such Holder pursuant to the Oversubscription Privilege multiplied by a fraction, the numerator of which is the number of the then available Offering Shares and the denominator of which is the aggregate number of Offering Shares subscribed to pursuant to the Oversubscription Privilege. If a proration of the Offering Shares results in a Holder receiving fewer Offering Shares than such Holder subscribed for pursuant to the Oversubscription Privilege, then any excess funds paid by that Holder as the Subscription Price for shares not issued will be returned by the Subscription Agent without interest or deduction. Certificates representing Offering Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected.

SUBSCRIPTION PRICE

     The Subscription Price is $______ per Offering Share. The Subscription Price is payable in cash or by check, money order or wire transfer, all as more completely set forth under "THE RIGHTS OFFERING -- Exercise of Rights."

METHOD FOR PRICING

     The terms of the Rights Offering, including the Subscription Price of $______, were determined by the Board of Directors of the Company. Among the factors considered in determining the Subscription Price are: the recent market prices of the Common Shares, the terms of the Series B Preferred Stock, including dividend and liquidation preferences, anticipated market and economic conditions, estimates of the business potential and prospects of the Company, the Company's status as a development-stage company, the Company's prior investment in its products, its future estimated cash requirements to commercialize its products, the risks of the business, and consultation with financial advisors.

EXERCISE OF RIGHTS

     The Basic Subscription Privilege and the Oversubscription Privilege may be exercised by properly completing the Rights Certificates evidencing the Rights and forwarding them, with payment of the Subscription Price for each share of Series B Preferred Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to ChaseMellon Shareholder Services, L.L.C., the Subscription Agent, prior to the
Expiration  Date.  Payment  may  only  be  made  (a) by  check  or  postal, telegraphic or express money order, payable to ChaseMellon Shareholder Services, L.L.C., as Subscription Agent, or (b) by wire transfer of funds to the account maintained by the Subscription Agent for the purpose of accepting subscriptions at ABA No. 021000021, Chase Manhattan Bank, New York, New York, Reorganization No. 323-213057, for Clean Diesel Technologies, Inc., Attn: Evelyn O'Connor. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or cashier's check or of any postal, telegraphic or express money order, or (iii) receipt of collected funds in the Subscription Agent's account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such time and are urged to consider, in the alternative, payment by means of certified or cashier's check, money order or wire transfer of funds. All funds received in payment of the Subscription Price shall be held by the Subscription Agent in a segregated interest bearing account in the name of the Company. If Rights Certificates are sent by mail, Rights Holders are urged to use insured, registered mail, return receipt requested.

     If a Holder wishes to exercise Rights, but time will not permit such Holder to cause the Rights Certificates evidencing those Rights to reach the Subscription Agent prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) the Holder has caused payment in full of the Subscription Price for each Offering Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent prior to the Expiration Date;

          (ii) the Subscription Agent receives, at or prior to the Expiration Date, a guarantee notice (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions as to Use of Clean Diesel Technologies, Inc. Rights Certificates (the "Instructions") distributed with the Rights Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. ("NASD"), or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Holder, the Number of Rights represented by the Rights Certificate held by such Holder, the number of Offering Shares being subscribed for pursuant to the Basic
     Subscription Privilege, if any, pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of the Rights Certificates evidencing those Rights within five (5) trading days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed Rights Certificates evidencing the Rights being exercised, with any signatures guaranteed as required, is received by the Subscription Agent within five (5) trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the addresses set forth below, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopier no. (201) 296-4293). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent at the address set forth below.

     If the  aggregate  Subscription  Price  paid by an  exercising  Rights
Holder is insufficient to purchase the number of shares of Series B Preferred Stock that the Holder indicates are being subscribed for, or if an exercising Rights Holder does not specify the number of shares of Series B Preferred Stock to be purchased, then the Rights Holder will be deemed to have exercised, first, the Basic Subscription Privilege and, second, the Oversubscription Privilege to purchase shares of Series B Preferred Stock to the full extent of the payment tendered. If the aggregate Subscription Price paid by an exercising Rights Holder exceeds the amount necessary to purchase the number of shares of Series B Preferred Stock for which the Rights Holder has indicated an intention to subscribe, then the Rights
Holder will be deemed to have exercised, first, the Basic Subscription Privilege (if not already fully exercised) and, second, the Oversubscription Privilege to the full extent of the excess payment tendered. Once a Rights Holder has exercised the Basic Subscription
Privilege or the Oversubscription Privilege, such exercise may not be revoked. Any Rights not duly exercised prior to the Expiration Date will expire and become worthless.

     Funds received in payment pursuant to the Oversubscription Privilege will be held in a segregated account pending issuance of the Offering Shares.

     Record Holders of Common Shares such as brokers, trustees or depositories for securities, who hold shares for the account of others, should contact the respective beneficial owners of such shares as soon as possible to ascertain the beneficial owners' intentions to obtain instructions with respect to the Rights. If a beneficial owner so instructs, the record owner of Common Shares should complete appropriate Rights Certificates and submit them to the Subscription Agent with the proper payment. The Company shall pay broker-dealers Soliciting Fees of ten percent of the Subscription Price paid for each Right which is subscribed; provided that such fees will only be paid in respect of Rights exercised in those jurisdictions described under "PLAN OF DISTRIBUTION -- Distribution Arrangements." See "PLAN OF DISTRIBUTION." Additionally, beneficial owners of Common Shares or Rights held through such a nominee Holder should contact the nominee Holder and request the nominee Holder to effect transactions in accordance with the beneficial owner's instructions.

     The Instructions accompanying the Rights Certificates should be read carefully and followed in detail. RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

     THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS. IF SENT BY MAIL, RIGHTS HOLDERS ARE URGED TO SEND RIGHTS CERTIFICATES AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.

     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines, in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Rights or incur any liability for failure to give such notification.

     ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE METHOD OF EXERCISING RIGHTS OR REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS SHOULD BE DIRECTED TO CHASEMELLON SHAREHOLDER SERVICES, L.L.C. ("THE INFORMATION AGENT"), AT THE ADDRESS SET FORTH BELOW UNDER "INFORMATION AGENT".

JURISDICTIONS IN WHICH THE SECURITIES ARE OFFERED

     THE RIGHTS WILL ONLY BE GRANTED TO, AND MAY ONLY BE EXERCISED BY, INVESTORS RESIDING IN THE FOLLOWING JURISDICTIONS WHERE THE SECURITIES OFFERED HEREBY HAVE BEEN REGISTERED WITH THE APPROPRIATE SECURITIES REGULATORY AUTHORITIES OR WHERE AN EXEMPTION FROM SUCH REGISTRATION IS
AVAILABLE: OUTSIDE THE UNITED STATES AND IN COLORADO, CONNECTICUT, THE DISTRICT OF COLUMBIA, ILLINOIS, INDIANA, IOWA, KANSAS, MAINE, MARYLAND, MASSACHUSETTS, NEVADA, NEW JERSEY, NEW YORK, NORTH CAROLINA, RHODE ISLAND, VERMONT, VIRGINIA AND WASHINGTON. RIGHTS WILL NOT BE DISTRIBUTED TO HOLDERS WHO RESIDE IN STATES WHERE THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED OR WHERE AN EXEMPTION FROM REGISTRATION IS NOT AVAILABLE. IN ADDITION, THE SERIES B PREFERRED STOCK MAY NOT BE TRANSFERRED TO RESIDENTS
OF  ANY  OF  THE  FOLLOWING  STATES:  ARIZONA,   FLORIDA,   GEORGIA,  OHIO,
PENNSYLVANIA OR TEXAS.

NO REVOCATION

     ONCE A HOLDER OF RIGHTS HAS PROPERLY EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE AND/OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED.

AMENDMENT AND TERMINATION

     The Board of Directors reserves the Right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering. Any extension, if made, will be publicly announced through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. In the event of a material change in the terms of the Rights Offering, there will be an affirmative resolicitation of the Rights Offering by means of a post-effective amendment to the Registration Statement. In the event of such a resolicitation, subscribing Holders will be deemed to have effectively revoked their subscriptions unless they affirmatively confirm their intent to subscribe, and their subscription payments will be returned to them without interest or deduction. The Board of Directors of the Company in its sole discretion, may terminate the Rights Offering and revoke the Rights at any time prior to the Expiration Date or thereafter. In any event, the Company shall terminate the Rights Offering if on the Expiration Date the Company receives aggregate cash proceeds of less than $2.0 million from the exercise of Rights. In the event of such termination, the Company will promptly return to all persons that exercised Rights, their subscription payments, without interest or deduction.

METHOD OF TRANSFERRING RIGHTS

     Rights may be purchased or sold through usual investment channels, including banks and brokers. There can be no assurance that an active market will develop for the Rights. The Rights, the underlying shares of Series B Preferred Stock and the Common Shares issuable upon conversion of the Series B Preferred Stock, will not be eligible for trading on Nasdaq.

     The Rights evidenced by a single Rights Certificate may be transferred in whole by endorsing the Rights Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Rights Certificate (but not fractional Rights or the
Oversubscription Privilege or to persons in jurisdictions where the Securities have not been registered or where an exemption from registration is not available) may be transferred by delivering to the Subscription Agent a Rights Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Rights Certificate to the transferee evidencing such transferred Rights). In such event, a new Rights Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee. The Oversubscription Privilege is not transferable.

     Holders of Rights wishing to transfer all or a portion of their Rights (subject to the limitations described above) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Rights Certificate for the transferred Rights to be issued and transmitted to the transferee or transferees and a new Rights Certificate for any retained Rights to be issued and transmitted to the transferor and
(iii) the Rights evidenced by such new Rights Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

     EXCEPT FOR CERTAIN FEES PAID TO BROKER-DEALERS AND CHARGED BY THE SUBSCRIPTION AGENT THAT WILL BE PAID BY THE COMPANY, ALL COMMISSIONS, FEES AND OTHER EXPENSES (INCLUDING BROKERAGE COMMISSIONS AND TRANSFER TAXES) INCURRED IN CONNECTION WITH THE PURCHASE, SALE OR EXERCISE OF RIGHTS WILL BE FOR THE ACCOUNT OF THE TRANSFERRING HOLDER OF THE RIGHTS AND NONE OF SUCH COMMISSIONS, FEES OR EXPENSES WILL BE PAID BY THE COMPANY OR THE SUBSCRIPTION AGENT.

     The Rights will be eligible for transfer through, and the exercise of the Rights may be effected through, the facilities of the Transfer Agent.

NO RECOMMENDATION

     Neither the Company nor the Board of Directors of the Company makes any recommendations regarding whether Rights Holders should sell their Rights or whether Rights Holders should exercise their Rights.

PARTICIPATION BY FUEL TECH

     Fuel Tech has not yet made a determination as to whether it will participate in the Rights Offering, and will do so following the distribution of the Rights based upon several factors, including the offering price, Fuel Tech's financial position and other factors. If Fuel Tech were to participate, it may desire to participate through the conversion of the outstanding $495,000 loan by one of its subsidiaries to the Company. Such a participation, if agreed to in the sole discretion of the Company, would represent a Basic Subscription in respect of 31.9% of the Common Shares currently owned by Fuel Tech.

SUBSCRIPTION AGENT

     The Company has engaged ChaseMellon Shareholder Services, L.L.C. as the Subscription Agent for the Rights Offering. The Company will pay the fees and expenses of the Subscription Agent, and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights.

INFORMATION AGENT

     The Company has appointed ChaseMellon Shareholder Services, L.L.C. as Information Agent for the Rights Offering. The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities that it may incur in connection with the Rights Offering.

     Any questions or requests for assistance concerning the method of exercising Rights to purchase Series B Preferred Stock or for additional copies of this Prospectus can be directed to the Information Agent in the continental United States at ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, New York, NY 10001, Phone: (888) 224-2745 and in the United Kingdom at Computershare Services, P.L.C., P.O. Box, Consort House, East Street, Bedminister, Bristol, BS 991XZ, Phone: 1179-370-672.


      CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS

     The following is a general summary of certain United States Federal income tax consequences (the "Tax Consequences") to the Company's Holders who are citizens or residents of the United States of the proposed distribution to such Holders of Rights to acquire shares of Series B Preferred Stock of the Company. This summary does not address any state, local, foreign, estate or gift tax considerations. This summary is included for general information only. This summary is based upon laws, regulations, revenue rulings and decisions as of July 10, 1998, all of which are subject to change or differing interpretations; any such change could have a retroactive effect and may also have a negative tax impact. The tax treatment of a Holder may vary depending upon the Holder's particular circumstances and certain Holders such as tax exempt corporations, insurance companies, "S" corporations, banks, foreign estates or trusts, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. This summary is limited to Holders who are citizens or residents of the United States or corporations organized under the laws of a state of the United States who will hold the Rights as "capital assets" within the meaning of
Section 1221 of the Internal Revenue code of 1986, as amended (the "Code"). HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFERING AND THE RIGHTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

RECEIPT OF RIGHTS BY HOLDERS

     Code Section 305(b)(5) provides that a distribution of convertible preferred stock is taxable under Code Section 301 as a dividend unless it is established that such distribution will not have the result of a disproportionate distribution. Rights to acquire convertible preferred stock are treated the same as the stock itself. Holders in jurisdictions where Securities have not been registered or where an exemption for registration is not available will not receive, or be able to exercise, the Rights. Holders of less than fifty (50) Common Shares shall not receive any Rights pursuant to this offering plan. Additionally, management believes that some Holders will exercise their Rights and some will not and there is an Oversubscription Privilege. Consequently, the distribution of Rights will be a disproportionate distribution and will be taxable as a dividend pursuant to Code Section 301. Therefore, a Holder who receives Rights will
(i) recognize ordinary income (treated as a dividend for Federal income tax purposes) equal to the lesser of: (a) the Value of the Rights on the date of receipt, or (b) the Company's current and/or accumulated earnings and profits ("E&P") for the taxable year in which the Rights are distributed;
(ii) reduce the adjusted tax basis of the Common Shares of the Company held by the Holder by the excess of the Value of the Rights over the amount required to be treated as a dividend; and (iii) recognize capital gain to the extent such excess Value exceeds the adjusted tax basis of the Company's Common Shares held by the Holder. Characterization of the capital gain recognized for Federal income tax purposes, if any, as long term or short term capital gain, is determined by reference to each Holder's individual holding period for the Company Common Shares. Management of the Company believes that the Company will have no current and/or accumulated E&P for the taxable year in which the Rights are distributed. Consequently, Management believes that no portion of the Rights will be taxable as ordinary income to Holders. No attempt has been made to independently verify whether current and/or accumulated E&P exist or are anticipated to exist for the taxable year of the distribution of the Rights. Accordingly, there can be no assurance that current and/or accumulated E&P exist or will exist for the taxable year of the distribution of the Rights. In any event, the Company will provide each Holder with an information statement after the close of the taxable year in which the Rights are distributed indicating the amount, if any, of the distribution that is required to be treated as ordinary income under the foregoing rules.

DETERMINATION OF VALUE

     The fair market value of property is a question of fact and acknowledged experts may disagree as to the fair market value of a particular item of property. In some instances, the fair market value of property may not be ascertainable for tax purposes which may postpone income recognition for Federal income tax purposes. The Rights would constitute a distribution or property. In the instant case, no appraisal of the Rights will be obtained, but it is anticipated that the Rights will be purchased and sold through usual investment channels and the selling price thereof at or near the date the Rights are distributed will likely be deemed the Value of the Rights. No assurance can be given as to what the Value of the Rights will be or that the Rights will be considered to have an ascertainable fair market value.

TAX BASIS OF RIGHTS

     Holders receiving Rights will have a tax basis therein equal to their Value. As to Holders, their basis in their shares will be reduced, but not below zero, by an amount equal to the excess of such Value over the amount, if any, treated as ordinary income under the rules discussed above.

SALE OF RIGHTS

     A Holder who sells Rights prior to exercise will recognize a short-term gain or loss equal to the difference between his tax basis in the Rights sold and the amount realized on the sale.

EXERCISE OF RIGHTS; BASIS OF STOCK RECEIVED

     The exercise of Rights will not have any separate Federal income tax consequences, nor will the receipt of the shares of Series B Preferred Stock upon such exercise. Such shares will have a basis equal to the amount paid therefor on exercise plus the Holder's tax basis in the Rights exercised.

LAPSE OF RIGHTS PRIOR TO EXERCISE

     If a Holder does not sell or exercise the Rights received, and the Rights expire, the Holder will realize a short-term capital loss equal to the tax basis of the expired Rights. No adjustment to the basis of the Company shares of a Holder will result.

CONVERSION OF PREFERRED STOCK

     Holders who convert their Series B Preferred Stock into Common Shares will not recognize any gain or loss upon such conversion. A Holder's basis in the Common Shares acquired through conversion will be equal to the basis which the Holder had in the Series B Preferred Stock so converted. The Holding period for such Common Shares shall include the holding period for the converted Series B Preferred Stock.

NON-DISPROPORTIONATE DISTRIBUTION

     Treasury Regulations Sections 1.305-6 provide that where a conversion right (of preferred into common shares) may be exercised over a period of many years and the dividend rate is consistent with market conditions at the time of distribution of the stock, there is no basis for predicting at what time and the extent to which the stock will be converted, the distribution may not be a "disproportionate distribution." If the distribution of Rights is not a disproportionate distribution, it may be tax free pursuant to Code Section 305. In the event the distribution of Rights is determined to be a tax-free transaction, several consequences may result, one of which is that the Series B Preferred Stock received may be treated as "Section 306 stock." Although the Company believes that the preferred stock which would be received on exercise of the Rights would not be Section 306 stock, it is possible for the Internal Revenue Service to challenge this position. The effect of such a designation upon various aspects of this offering are summarized below for information purposes.

     Code Section 306 generally provides that where a corporation distributes preferred stock to its shareholders in a tax-free distribution, the shareholders will recognize ordinary income at such time as such preferred stock is "disposed of."

     Code Section 306(c)(2) provides that stock shall not be "Section 306" stock if no part of the distribution would have been a dividend if, in lieu of the stock (or rights) distribution, a cash distribution would have been made. It should be noted, however, that dividend consequences of a distribution of cash are determined as of the end of the taxable year in which the distribution is made. Although management believes that there will be no current or accumulated E&P as of the end of the tax year in which the distribution occurs, there can be no assurance that that will be so. Therefore, in the event there is any E&P, current or accumulated as of the end of the year in which the distribution of Rights occurs, and the distribution itself is determined to be a tax-free distribution, any gain recognized on the disposition of the Rights or the preferred stock received on exercising the Rights would be taxable as ordinary income and not as capital gain.

     The basis and the holding period for computation of long-term or short-term capital gain or loss of the Rights would be determined with reference to the basis of the previously owned Common Shares. The basis provisions of Code Section 307 would require a Holder to allocate the adjusted basis of the previously owned Common Shares between the previously owned Common Shares and the Rights based on relative fair market value (after the distribution of the Rights). Code Section 307(b) provides an exception to the allocation of basis requirement if the fair market value of the Rights are less than fifteen (15%) percent of the fair market value of the previously owned stock. In such cases, the allocation of basis is not required but becomes an election available to the stockholder. As discussed above, no representation or assurances can be made as to the Value of the Rights.

     If a Holder's basis in the Rights is determined with reference to his previously owned Common Shares, lapse of the Rights would result in a capital loss measured by the Holder's basis in the Rights and the determination of whether such loss is long-term or short-term would be the same as the holding period of the previously owned Common Shares.

     A Holder who converts the Series B Preferred Stock into Common Shares will not recognize gain or loss on such conversion. Under certain circumstances, sale of the Common Shares acquired thereby may be treated as being sale of "stock other than common stock" such that any resulting gain would be treated as ordinary income rather than capital gain.

     Even if the Rights, the Series B Preferred Stock or resultant Common Shares are treated as "stock other than common stock," there are several methods available to Holders to avoid the adverse tax consequences arising from such designation. One such method would be the sale of the entire stock interest of the Holder.


      RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the period from January 1, 1992 through December 31, 1997 and for the three month periods ended March 31, 1997 and 1998 and for the period from January 1, 1992 through March 31, 1998, the Company's earnings were inadequate to cover fixed charges by approximately (in thousands) $131; $1,107; $2,024; $3,489; $3,764; $10,853; $961; $741; and $11,594,
respectively.

                              USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 50,000 shares of Series B Preferred Stock offered hereby, are expected to be approximately $3.1 million, assuming an offering price of $74.25 per share, estimated Subscription Fees and expenses of $600,000 and full subscription of the Rights. All of the net proceeds of the Subscription Rights will be paid to the Company. Assuming minimum subscription using the foregoing assumptions, net cash proceeds would be approximately $1.4 million. The Company expects to use the net proceeds of the Rights Offering, assuming full subscription, and apply them to the following budgeted uses: $1,700,000 for marketing, field trials and patents; repayment of $200,000 plus $45,000 of interest to Fuel Tech under the Term Loan (as defined below); and the balance for working capital and general corporate purposes. The Company expects to use the net proceeds of the Rights Offering, assuming minimum subscription, and apply them to the following budgeted uses: $750,000 for marketing, field trials and patents; repayment of $100,000 plus $26,000 of interest to Fuel Tech under the Term Loan (as defined below); and the balance for working capital and general corporate purposes.

     The allocation of the net proceeds of this offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. The Company reserves the Right to reallocate the proceeds within the above described categories or to other purposes in response to, among other things, changes in its plans, industry conditions, and the Company's future revenues and expenditures.

     Based on the Company's operating plan, management believes that the net proceeds from this offering, together with the $1.4 million Bridge Loan effected in 1998, will be sufficient to meet the Company's anticipated cash needs and finance its operations through January 2000 (assuming full subscription) and through April 1999 (assuming minimum subscription). Thereafter, the Company anticipates that it may require additional financing to meet its current or future plans. See "RISK FACTORS -- Factors Relating to the Company -- Independent Auditor's Report" and "-- Liquidity and Capital Requirements" and "-- No Assurances of Additional Funding."

     Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds, or other high-grade, short-term, interest-bearing investments.

     As described herein, Fuel Tech has not yet made a determination as to whether it will participate in the Rights Offering, and will do so following the distribution of the Rights based upon several factors, including the offering price, Fuel Tech's financial position and other factors. If Fuel Tech were to participate, it may desire to participate through the conversion of the outstanding $495,000 loan by one of its subsidiaries to the Company. If Fuel Tech were to participate by converting such loan (for which the Company's consent would be required) and, assuming full subscription, net cash proceeds, as well as outstanding indebtedness of the Company, would decrease by approximately $495,000. Any such conversion, if agreed by the Company, would not be included in calculating aggregate cash proceeds received by the Company in determining whether the minimum subscription has been met.

                        PRICE RANGE OF COMMON SHARES

     The Company's Common Shares were listed on Nasdaq under the symbol "CDTI" through June 30, 1998. Effective July 1, 1998, the Common Shares were delisted and currently trade on the OTC Electronic Bulletin Board, although no assurances can be given that such shares will continue to trade thereon or in the over-the-counter market, in what are commonly referred to as the "pink sheets". The following table sets forth the high and low sale prices by quarter through June 30, 1998 as reported by Nasdaq, and for July 1 through July 29, 1998 in the OTC Electronic Bulletin Board.

                                                       High         Low
                                                       ----         ---
1st Quarter 1996................................       7 3/8         5
2nd Quarter 1996................................       6 3/8       4 3/8
3rd Quarter 1996................................         6         3 7/8
4th Quarter 1996................................       4 1/4         2
1st Quarter 1997................................       5 1/2         2
2nd Quarter 1997................................       4 1/2       3 1/4
3rd Quarter 1997................................       4 1/8       2 1/4
4th Quarter 1997................................       3 3/4      1 3/16
1st Quarter 1998................................       3 1/2       1 3/8
2nd Quarter 1998................................       1 3/4       1 3/4
3rd Quarter 1998 (through August 4, 1998).......         2         1 7/8

     As of August 4, 1998, the last sale price for the Common Shares as reported by the OTC Electronic Bulletin Board was $1.88 per Common Share. As of _______ __, 1998, there were ___ Holders of record of the Common Shares.

                              DIVIDEND POLICY

     The Company has to date not paid dividends on its Common Shares and does not intend to pay any dividends to its Holders of Common Shares in the foreseeable future.

     Holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $500 stated value and liquidation preference of the Series A Preferred Stock price per share and 9% of the $______ stated value and liquidation preference of the Series B Preferred Stock price per share, respectively; provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series A Preferred Stock and Series B Preferred Stock, as the case may be, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the holders of the Series A Preferred Stock and Series B Preferred Stock are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing July 1, 1998. Preferred Dividends on shares of Series A Preferred Stock and Series B Preferred Stock shall be cumulative and shall accrue from the date of original issuance. It is presently anticipated that the Company will pay dividends on shares of the Series A Preferred Stock and Series B Preferred Stock in shares of Series A Preferred Stock and Series B Preferred Stock, respectively, and any earnings which the Company may realize in the foreseeable future will be retained to finance the development and expansion of the Company.

                               CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, and the as adjusted capitalization of the Company as of March 31, 1998 after giving effect to (i) the issuance of $1.4 million of Bridge Loan Notes, (ii) the distribution of and the exercise of the Rights by Holders of Common Shares and the contribution of approximately $3.1 million (assuming full subscription, net of estimated Soliciting Fees and expenses of the Rights Offering of $600,000), to the Company's capital and the conversion of the Bridge Loan Notes into Series A Convertible Preferred Stock and (iii) the distribution of and the exercise of the Rights by Holders of Common Shares and the contribution of approximately $1.4 million (assuming minimum subscription, net of estimated Soliciting Fees and expenses of the Rights Offering of $600,000), to the Company's capital, in each case as if such events occurred as of March 31, 1998. See "USE OF PROCEEDS."

                                                                            March 31, 1998
                                                            --------------------------------------------
                                                                            (in thousands)
                                                                   AS ADJUSTED       AS ADJUSTED      AS ADJUSTED FOR
                                                                 FOR BRIDGE LOAN     FOR RIGHTS       RIGHTS OFFERING
                                                  ACTUAL                           OFFERING (FULL        (MINIMUM
                                                                                    SUBSCRIPTION)      SUBSCRIPTION)
                                              ------------        -----------       -------------       -----------
Short-term Debt
    Current Portion Term Loan
    payable to Platinum Plus, Inc.            $        100        $       100       $         100       $       100
    (FN1)............................         ------------        -----------       -------------       -----------
       Total short-term debt.........                  100                100                 100               100
                                              ------------        -----------       -------------       -----------
Long-term Debt
    Term Loan payable to Platinum
       Plus, Inc. (FN1)..............                  395                395                 395               395
    Bridge Loan payable to Fuel Tech.                   --                500 (FN2)           -- (FN6)          500 (FN2)
    Bridge Loan payable to other                        --                900 (FN2)           -- (FN6)          900 (FN2)
    lenders .........................         ------------        ------------      ------------        -----------
       Total long-term debt..........                  395              1,795                 395             1,795
                                              ------------        ------------      -------------       -----------
Series A Redeemable Preferred
      Stock (FN3)....................                   --                 --               1,400                --
Shareholders' (Deficit) Equity
    Series B Preferred Stock (FN4)...                   --                 --               3,112             1,400
    Common Stock (FN5)...............                  126                126                 126               126
Additional Paid-in Capital...........               11,188             11,188              11,188            11,188
Deficit accumulated during the
   development stage.................              (11,594)           (11,594)            (11,594)          (11,594)
                                              ------------        ------------      --------------      ------------
Total Shareholders' (Deficit) Equity.                 (280)              (280)              2,832             1,120
                                              ------------        -------------     -------------       -----------
Total Capitalization.................         $        215        $     1,615       $       4,727       $     3,015
                                              ============        ============      =============       ===========

------------------------------------------------


(1) Platinum Plus, Inc. ("Platinum Plus") is a wholly owned subsidiary of Fuel Tech. The principal amount of the Term Loan is payable in three annual installments of $100,000 each on July 1 of each of the years 1998 through 2000 with a final installment of $195,000 on July 1, 2001. On July 1, 1998, Platinum Plus elected to defer the repayment of the $100,000 of principal which was payable on that date. Platinum Plus has reserved the right, however, to call this payment at any time. As of the date of this prospectus, Platinum Plus has not demanded repayment. Interest at a rate of 8% per annum is payable on the unpaid balance on each principal payment date. The interest accrued on the note as of July 1, 1998 was paid by the Company. See
     Note 7 to the Annual Financial Statements for information regarding the loan payable by the Company. As described under "USE OF PROCEEDS," Fuel Tech has not yet decided whether it will participate in the Rights Offering. If Fuel Tech were to participate by converting such loan (for which the Company's consent would be required) and the
     Rights  Offering  was fully  subscribed,  net cash  proceeds  from the
     Rights Offering, as well as outstanding indebtedness of the Company, would decrease by approximately $495,000. If Fuel Tech were to participate and the Rights Offering was minimally subscribed, the outstanding indebtedness of the Company would decrease by approximately $495,000 and shareholders' equity would increase by approximately $495,000.

(2) Assumes receipt of the proceeds of the Bridge Loan as of March 31, 1998. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Bridge Loan."

(3) For a description of the Series A Convertible Preferred Stock issuable upon the conversion of the Bridge Loan Notes, see "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Series A Convertible Preferred Stock" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Terms of Series A Convertible Preferred Stock." Shares of Series A Convertible Preferred Stock, once issued, are convertible at the option of the Holders thereof into Common Shares at a conversion price of $1.50 per share, which conversion price will be deemed to have been paid in full, at no extra cost to the holder thereof, with the tendering of the Series A Preferred Stock in connection with the conversion thereof. Series A Convertible Preferred Stock is redeemable at the holder's option after four years.

(4) For a description of the Series B Convertible Preferred Stock, see "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Series B Convertible Preferred Stock." Shares of Series B Convertible Preferred Stock, once issued, are convertible at the option of the Holders thereof into 33 Common Shares at no cost to such Holder.

(5)  Based on the number of shares outstanding at March 31, 1998.  Excludes
     (i) 427,784 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $3.50 per share; and (ii) 75,000 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $7.66 per share.

(6) Assumes mandatory conversion of the Bridge Loan Notes into Series A Preferred Stock. In the event that the Rights Offering does not meet the minimum net subscription of $1.75 million required under the terms of the Bridge Loan Notes to automatically convert the Bridge Loan Notes into Series A Preferred Stock, the Bridge Loan may be converted at any time at the option of the Bridge Loan Lenders after January 31, 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Bridge Loan."


                                  DILUTION

     At March 31, 1998, the Company had a negative tangible net worth of $280,000 or $0.11 per Common Share based on the 2,516,666 Common Shares outstanding. Negative tangible net worth per share represents the amount of the Company's total assets less the amount of its intangible assets and liabilities, divided by the number of Common Shares outstanding. After giving effect to the receipt of net proceeds (assuming a public offering price of $74.25 per share of Series B Preferred Stock, full, minimum and midpoint subscription of the Rights and the immediate conversion of the foregoing shares of Series B Preferred Stock into shares of Common Stock) from the sale of the securities offered hereby, the pro forma net tangible book value of the Company at March 31, 1998, would have been approximately $.83, $.51 and $.68 per Common Share, respectively. This would result in dilution to the new public investors (i.e., the difference between the Offering Price of a Common Share underlying the Series B Preferred Stock offered hereby and the net tangible book value thereof after giving effect to this Offering) of approximately $1.43, $1.74 and $1.57 per Common Share (based on full, minimum and midpoint subscription), respectively. The following table illustrates the per share dilution under three scenarios:
(i) full subscription of the Rights; (ii) minimum subscription of the Rights; and (iii) a midpoint between the first two scenarios.

                                                                                Minimum
                                                     Full Subscription        Subscription            Midpoint
                                                    --------------------  --------------------  --------------------
Public offering price per Common Share
   underlying the Series B Preferred Stock
   offered hereby at March 31, 1998 (FN1)....                      $2.25                 $2.25                 $2.25

Pro forma tangible book value per Common
   Share after Offering......................

   Negative tangible book value per Common
     Share at March 31, 1998.................         $(.11)                $(.11)                $(.11)

   Increase in net tangible book value per
     Common Share attributable to new
     investors...............................           .94          .83      .62          .51      .79          .68
                                                    -------    ---------  -------    ---------  -------    ---------

Dilution per Common Share to new investors
   (FN2)(FN3)(FN4)...........................                      $1.43                 $1.74                 $1.57
                                                    ====================  ====================  ====================
-------------------------

(1) Public offering price per Common Share is calculated as though the Series B Convertible Preferred Stock is converted into the underlying Common Shares of the Company, pursuant to the conversion provisions of such stock discussed elsewhere herein.

(2) At March 31, 1998, 427,784 Common Shares are issuable pursuant to the Company's 1994 Incentive Plan (the "Plan"). Options with exercise prices less than $2.25 per Common Share, subject to the Plan's vesting provisions, will result in further dilution to new investors of $.01, $.01 and $.01 per Common Share assuming full subscription, minimum subscription and midpoint subscription, respectively.

(3) The dilution amounts set forth above under "Full Subscription", Minimum Subscription" and "Midpoint" assume subscription to 50,000 shares, 26,937 shares and 38,469 shares of Series B Convertible Preferred Stock, respectively.

(4) If the holders of the Bridge Loan Notes were to exercise the conversion provisions of such notes into Series A Convertible Preferred Stock and convert such stock into the Company's Common Shares, the amounts set forth above for "Dilution per Common Share to new investors" under the columns "Full Subscription", Minimum Subscription" and "Midpoint" would have been reduced to $1.33, $1.57 and $1.44, per share, respectively.


     The following table sets forth, as of the date of this Prospectus, the number of Common Shares purchased, the percentage of Common Shares purchased, the total consideration paid (before expenses of the 1995 Rights Offering and Subscription Fees and expenses of this Offering), the percentage of total consideration paid and the average price per share paid, by the existing shareholders of the Company and the investors in this Offering assuming the maximum proceeds to the Company from the Rights Offering (i.e. full subscription).

                                          Shares Purchased                                         Average
                                     --------------------------                                   Price per
                                        Number      Percentage        Amount      Percentage        Share
                                     -----------    -----------    -----------    -----------    -----------
New Investors..................       1,650,000        39.6%       $ 3,712,500       22.8%       $    2.25

Existing Shareholders..........       2,516,666        60.4%        12,569,000       77.2%            4.99
                                     -----------    -----------    -----------    -----------    -----------

     TOTAL(FN2)................       4,166,666       100.0%       $16,281,500      100.0%            3.91 (FN1)
                                     ===========    ===========    ===========    ===========    ===========
------------------

(1) Assuming full subscription of the Rights Offering, conversion of the Bridge Loan Notes into Series A Preferred Stock and, subsequent conversion of such Series A Preferred Stock into the Company's Common Shares, the average price per share paid by all shareholders would decrease from $3.91 to $3.47 per share.

(2)  Excludes  any  conversion  of Series A  Preferred  Stock  into  Common
     Shares.


     The following table sets forth, as of the date of this Prospectus, the number of Common Shares purchased, the percentage of Common Shares purchased, the total consideration paid (before expenses of the 1995 Rights Offering and Subscription Fees and expenses of this Offering), the percentage of total consideration paid and the average price per share paid, by the existing shareholders of the Company and the investors in this Offering assuming the minimum proceeds to the Company from the Rights Offering (i.e. minimum subscription).

                                          Shares Purchased                                         Average
                                     --------------------------                                   Price per
                                        Number      Percentage        Amount      Percentage        Share
                                     -----------    -----------    -----------    -----------    -----------
New Investors..................         888,921        26.1%       $ 2,000,100       13.7%       $    2.25

Existing Shareholders..........       2,516,666        73.9%        12,569,000       86.3%            4.99
                                     -----------    -----------    -----------    -----------

     TOTAL.....................       3,405,587       100.0%       $14,569,100      100.0%            4.28
                                     ===========    ===========    ===========    ===========    ===========



                      SUMMARY SELECTED FINANCIAL DATA

     The following summary selected financial data for each of the five years in the period ended December 31, 1997 and for the period from January 1, 1992 through December 31, 1997 are derived from the audited financial statements of the Company. The summary selected financial data for the three month periods ended March 31, 1997 and 1998 are derived from unaudited financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The summary selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere herein.

     The Company was incorporated on January 19, 1994, as a wholly owned subsidiary of Fuel Tech. Predecessor financial information included below for the period January 1, 1992, through January 18, 1994, reflects the Company's operations prior to incorporation, at which time it was accounted for as part of Fuel Tech. Effective December 12, 1995, Fuel Tech completed a Rights Offering of the Company's Common Shares, with Fuel Tech retaining at such time a 27.6% ownership interest in the Company (which as of March 31, 1998, has declined to a 27.4% interest after giving effect to the exercise of stock options). The Company is a development-stage enterprise, and its efforts from January 1, 1992, to the present time have been devoted to the research, development and commercialization of PFCs and NOx reduction technologies to reduce emissions from diesel engines. There were no material activities related to the Company's business in 1990 or 1991. Prior to 1990, the activities of Fuel Tech were focused on other applications of PFCs that are unrelated to the Company's present or contemplated business and were not material to the overall development of the Company's products. Therefore, such costs have been excluded from the determination of the Company's development costs and from the summary selected financial data set forth below.

                                                                              Period                        Period
                                                                                from                         from
                                                                             January 1,                    January 1,
                                                                                1992,      Three Months      1992
                                              Years Ended                     through         Ended         through
                                              December 31,                   December 31,   March 31,      March 31,
                              1993      1994     1995      1996      1997       1997       1997     1998     1998
                              ------   ------    ------   ------    ------    ------      ------    -----   ------
STATEMENT OF
   OPERATIONS DATA:                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

Sales.....................    $   --   $   --    $   --   $   --    $  199    $  199      $   40    $  --   $  199
Costs and expenses:
   Cost of sales..........        --       --        --       --       132       132          23       --      132
   General and
   administrative.........        --      507       963    1,842     1,730     5,042         496      451    5,493
   Research and
   development............        86      441       796    1,747     1,985     5,317         457      236    5,553
   Patent filing and              45      158       199      223       237       938          75       56      994
   maintenance............    ------   ------    ------   ------    ------    ------      ------    -----   ------
Loss from operations......       131    1,106     1,958    3,812     3,885    11,230       1,011      743   11,973
Interest expense (income),
   net....................        --        1        66     (323)     (121)     (377)        (50)      (2)    (379)
                              ------   ------    ------   ------    ------    ------      ------    -----   ------
Net loss during
   development stage......    $  131   $1,107    $2,024   $3,489    $3,764    $10,853     $  961    $ 741   $11,594
                              ======   ======    ======   ======    ======    =======     ======    =====   =======
Basic and diluted loss per
   Common Share...........       N/A  $  0.44   $  0.81  $  1.40   $  1.50       N/A     $  0.38   $ 0.29      N/A
Weighted-average shares
   outstanding............       N/A    2,500     2,500    2,500     2,517       N/A       2,512    2,517      N/A
Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends (FN1)........        --       --        --       --        --        --          --       --       --
Cash dividends declared...        --       --        --       --        --        --          --       --       --


                                             December 31,                         March 31,
                            1993       1994        1995       1996        1997         1998
                            ----       ----        ----       ----        ----         ----
BALANCE SHEET DATA:
                                                 (IN THOUSANDS)

Current assets..........  $  --       $ 513    $  8,882   $ 5,595     $  1,682     $    982
Total assets............     --         513       8,882     5,677        1,750        1,044
Current liabilities.....     --       1,370         487     1,486          894          929
Long-term debt..........     --          --         745        --          395          395
Working capital
   (deficit)............     --       (857)       8,395     4,109          788           53
Shareholders'
   equity
   (deficiency).........     --       (857)       7,650     4,191          461        (280)


(1) For the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and for the period from January 1, 1992 through December 31, 1997 and for the three month periods ended March 31, 1997 and 1998 and for the period from January 1, 1992 through March 31, 1998, the Company's earnings were inadequate to cover fixed charges by approximately $131; $1,107; $2,024; $3,489; $3,764; $10,853; $961; $741; and $11,594,
     respectively.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company is a development-stage enterprise, and its efforts from January 1, 1992 (date of inception), to the present time have been devoted to the research, development and, to a limited extent, commercialization of PFCs and NOx reduction technologies to reduce emissions from diesel engines.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997, VERSUS THREE MONTHS ENDED MARCH 31, 1998

     Sales and Cost of sales were $40,000 and $23,000, respectively, for the first quarter of 1997 and zero in the comparable period in 1998. The Company's products were purchased by Holts, pursuant to a supply agreement entered into in September 1996 (the "September 1996 Supply Agreement").
Holts launched the Company's PFC products for use with Holts' fuel additives in the aftertreatment of fuel for both gasoline and diesel engines in several European countries. In December 1997, Holts was acquired by Prestone Products, Inc. ("Prestone"), a division of AlliedSignal. Based on management and product line changes at Holts resulting from the Prestone acquisition, Holts did not order any product in the first half of 1998, and the Company expect delays in sales to Holts in 1998.

     General and administrative expenses decreased from $496,000 in the first quarter of 1997 to $451,000 in the comparable period in 1998. The decrease is the result of the implementation of some of the Company's plans to minimize expenses in order to conserve cash, pending securing additional working capital. Such plans included reducing the administrative staff from four to two, closing the Company's U.K. office and reducing management fees charged to the Company by Fuel Tech. These efforts were partially offset by the increased costs associated with obtaining financing.

     Research and development expenses were $457,000 in the first quarter of 1997 versus $236,000 in the comparable period in 1998. The Company significantly reduced research and development costs in 1998 due in part to a shift in emphasis toward commercialization versus research and development. Other factors include the completion of a number of fundamental programs in 1997, the deferral of certain field trials due to the Company's diminishing working capital position and the Company's expanded participation in collaborative and consortium-based programs with potential customers and industrial partners for which it is responsible for only a portion of the program costs.

     Patent filing and maintenance expenses decreased from $75,000 in the first three months of 1997 to $56,000 in the comparable period in 1998.
Expenses were higher in 1997 due to the costs associated with new patent filings for the Company's NOx reduction technology.

     Interest income decreased from $64,000 in the first three months of 1997 to $13,000 in the comparable period in 1998 as a result of the Company's diminishing cash position.

     The Company is currently taking steps to minimize costs and expenses in order to conserve cash pending securing additional working capital, and consequently, expects costs and expenses to be lower in 1998 than in 1997, although no assurances can be given in this regard.

1996 VERSUS 1997

     Sales and Cost of sales were zero in 1996 and $199,000 and $132,000, respectively, in 1997 as the Company started selling small quantities of product to Holts in 1997. The Company's products were purchased by Holts, pursuant to the September 1996 Supply Agreement. Holts launched the Company's PFC products for use with Holts' fuel additives in the aftertreatment of fuel for both gasoline and diesel engines in several European countries. As described above, Holts was acquired by Prestone in December 1997, and as a result the Company expects delays in sales to Holts in 1998 . See "-- Results of Operations -- Three Months Ended March 31, 1997, Versus Three Months Ended March 31, 1998" and the Annual Financial Statements.

     As the Company begins selling product again, gross margin is expected to improve in the future as the PFC processing costs charged to the Company will be reduced with subsequent production batches.

     General and administrative expenses decreased from $1,842,000 in 1996 to $1,730,000 in 1997. The decrease was primarily due to a reduction in management fees charged by Fuel Tech as the Company hired its own personnel and, in August 1996, terminated certain services furnished by Fuel Tech.

     Research and development expenses were $1,747,000 in 1996 versus $1,985,000 in 1997. The increase was primarily due to the costs associated with significant test programs on light-duty and heavy-duty engines and the addition of three senior technical employees in mid-year 1996. The programs included the use of the Company's PFC in gasoline and diesel vehicles, the testing of NOx control technologies in conjunction with Engelhard Corporation and the Nalco Fuel Tech joint venture (which is now wholly-owned by Fuel Tech) and engine testing of the PFC as required to maintain registration with the U.S. Environmental Protection Agency. Some of the programs relating to the PFC and NOx control were done in collaboration with Cummins Engine Company, a major U.S. diesel engine manufacturer. The Company announced that the use of the PFC in conjunction with advanced heavy-duty engine design techniques and a diesel particulate filter had achieved U.S. federal emission levels for 2004. The Company also developed a platinum/cerium bimetallic fuel additive based on a platinum and cerium compound. This product achieved emission reductions of 25-35% on new light-duty diesels. Certification testing of the bimetallic additive for Taiwan buses equipped with particulate filters began in late 1997 and field trials are expected to be expanded in the second quarter of 1998. Discussions with oil distribution companies in the U.S., Europe and Asia are expected to lead to engine testing and field trials of the PFC or bimetallic additive in the second half of 1998. Based on the extent of the market interest and the improved cost and performance of the bimetallic additive, the Company entered into negotiations with a third party for the supply of a cerium product based on the Company's specifications.

     In late 1997, the Company signed a development and marketing agreement with AMBAC of Springfield, Massachusetts, for the fabrication of the ARIS(TM) 2000 urea injection equipment suitable for stationary and mobile engine NOx control. AMBAC is a major supplier of fuel injection equipment for diesel engine manufacturers worldwide. A prototype system was completed in the second quarter of 1998.

     Patent filing and maintenance expenses remained relatively flat, increasing from $223,000 in 1996 to $237,000 in 1997.

1995 VERSUS 1996

     General and administrative expenses increased from $963,000 in 1995 to $1,842,000 in 1996. The increase was due to expenses associated with the Company establishing its own offices, the recruitment and hiring of additional staff and increased management and administrative costs provided by Fuel Tech pursuant to a management and services agreement (the "Management and Services Agreement"). In the first six months of 1996, a greater portion of Fuel Tech management's time was spent on the Company's business activities, which included research programs, establishing relationships with potential marketing partners and hiring staff. The Company established its own payroll and hired some of these Fuel Tech executives full-time in August 1996.

     Research and development expenses were $796,000 in 1995 versus $1,747,000 in 1996. The increase was primarily due to significant testing on light-duty and heavy-duty engines using the Company's PFC alone and with a catalytic oxidizer. These test programs were conducted in conjunction with potential marketing partners. The Company also hired three senior technical employees during 1996, and its senior officers, who were Fuel Tech employees in 1995, spent a greater percentage of their time developing and managing research projects in 1996 than in 1995.

     Patent  filing and  maintenance  expenses were $199,000 in 1995 versus
$223,000  in  1996.  The  increase  was  primarily   attributable   to  the
preparation and filing of new patent applications.

LIQUIDITY AND SOURCES OF CAPITAL

     The Company is a development-stage company and has incurred losses since inception (January 1, 1992) aggregating $10,853,000 and $11,594,000 at December 31, 1997, and March 31, 1998, respectively. The Company expects to incur losses through the foreseeable future as it further pursues its research, development and commercialization efforts. Although the Company started selling product in 1997, it sold no product in the first half of 1998 and continues to be dependent upon sources other than operations to finance its working capital requirements.

     In December 1995, the Company raised approximately $10.5 million, net of offering expenses and broker-dealer commissions of approximately $1.3 million, through the 1995 Rights Offering of its shares by Fuel Tech. The Company then repaid Fuel Tech approximately $2.3 million in intercompany loans.

     On February 17, 1998, Fuel Tech agreed to provide the Company with up to $500,000 in order to fund its cash requirements until such time as the Company obtains the long-term financing it is seeking. On May 20, 1998, the $500,000 commitment was converted into a bridge loan (the "Bridge Loan"), which constitutes senior secured debt, bearing interest at the rate of ten percent per annum and maturing April 15, 2001. The Bridge Loan automatically converts into Series A Convertible Preferred Stock upon the conclusion of a public or private financing that contributes $1.75 million of additional net proceeds to the Company (including the Rights Offering, if consummated and assuming it meets such conditions). The Bridge Loan is secured by all of the Company's intellectual property. The Company has also received an additional $900,000 of financing under the same Bridge Loan (having the same terms and conditions, including maturity date,) from outside investors. As of July 1998, the Company received $1.4 million, representing all of the proceeds from the Bridge Loan.

     For the period from January 1, 1992, through March 31, 1998, the Company used cash of $11,071,000 in operating activities. In 1997, the Company repaid $250,000 of a $745,000 promissory demand note ("Demand Note") with Fuel Tech and restructured the remaining amount into a $495,000 term note ("Term Note") with Platinum Plus, Inc. ("Platinum Plus"), a wholly owned subsidiary of Fuel Tech. The principal amount of the Term Note is payable in three annual installments of $100,000 each on July 1 of each of the years 1998 through 2000 with a final installment of $195,000 on July 1, 2001. On July 1, 1998, Platinum Plus elected to defer the repayment of the $100,000 of principal which was payable on that date. Platinum Plus has reserved the right, however, to call this payment at any time. As of the date of this prospectus, Platinum Plus has not demanded repayment. Interest at a rate of eight percent per annum is payable on the unpaid balance on each principal payment date. The interest accrued on the note as of July 1, 1998 was paid by the Company. See "USE OF PROCEEDS."

     At December 31, 1996 and 1997, and March 31, 1998, the Company had cash, cash equivalents and short-term investments of $5,270,000, $1,239,000, and $657,000, respectively. Working capital at those dates was $4,109,000, $788,000, and $53,000, respectively. At December 31, 1996, the
Company owed Fuel Tech $745,000 under the Demand Note, while at December 31, 1997, and March 31, 1998, the Company owed Fuel Tech $495,000 under the Term Note. In light of the Company's diminishing cash and working capital, the Company has taken steps to decrease expenditures in 1998, as more fully discussed in "Results of Operations -- Three Months Ended March 31, 1997 Versus Three Months Ended March 31, 1998."

     Effective as of October 28, 1994, Fuel Tech granted two licenses to the Company for all patents and rights associated with its PFC technology. Effective November 24, 1997, the licenses were canceled and Fuel Tech assigned to the Company all such patents and rights on terms substantially similar to the licenses. In exchange for the assignment, the Company agreed to pay Fuel Tech a royalty of 2.5% of its annual gross revenue from sales of the PFC, commencing in 1998. The royalty obligation expires in 2008. The Company may at any time terminate the royalty obligation by payment to Fuel Tech in any year from 1998 through 2008 of amounts, depending on the year, declining from $12 million in 1998 to $1.1 million in 2008. The Company as assignee and owner will maintain the technology at its own expense. To date, no royalties have been paid to Fuel Tech. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Technology Assignments."

     In September 1996, the Company entered into a supply agreement with Holts to sell the Company's PFC under the Platinum Plus trademark for use with Holts' fuel additives in the consumer car care market for aftertreatment of fuel for both new and used diesel engines in vehicles. The agreement covers territories worldwide except for North, Central and South America. This agreement has a 10-year term with extension options. The exclusivity of the agreement is determined by the attainment (or reasonable effort toward the attainment) of predetermined minimum performance levels for each territory on a calendar-year basis. The agreement also provides for the marketing of a platinum-based gasoline fuel additive by Holts on similar terms and in similar territories, if developed by the Company. The Company's PFC were test-marketed by Holts in Europe in the fourth quarter of 1996, with commercial sales commencing in the first quarter of 1997. Based on jointly funded testing by Holts and the Company, such a gasoline product was developed by the Company and launched by Holts in September 1997 under the Cat Guard name, with disappointing results. See "BUSINESS -- Platinum Plus -- Europe and Asia." The exclusivity granted to Holts was revoked by the Company in the second quarter of 1998 due to lower than expected performance levels, and the Company may terminate this agreement at its option after March 1999.

     As previously noted, the Company anticipates incurring additional losses through the foreseeable future as it further pursues its research, development and commercialization efforts. Management anticipates, with the proceeds of the $1.4 million Bridge Loan, having sufficient resources to fund its operations through November 1998. The Company intends to fund its future cash needs through the Rights Offering. Although management believes that it will be successful in its fund-raising efforts, there is no guarantee that such funds will be available on terms satisfactory to the Company.

     As discussed elsewhere in this Prospectus, if the Rights Offering is fully subscribed or the minimum subscription is obtained, the Company anticipates receiving $3.1 million and $1.4 million, respectively, net of Soliciting Fees and expenses of the offering estimated to be $600,000. The Company believes that the net proceeds of the Rights Offering, together with the net proceeds of $1.4 million from the bridge financing effected in 1998, will be sufficient for the commercialization of its PFC and NOx products through January 2000 (assuming full subscription) and through April 1999 (assuming minimum subscription), although no assurances can be given in this regard. Thereafter, the Company anticipates that it may require additional funding in the form of a public or private offering of the Company's securities. Any offering of the Company's equity securities may result in immediate and significant dilution to the shareholders of the Company. The ability of the Company to consummate a public offering or to obtain other financing will depend on the status of the Company's commercial efforts, marketing programs and field trials, as well as conditions then prevailing in the relevant capital markets. There can be no assurance that such funding will be available when needed or on terms acceptable to the Company. Absent a successful Rights Offering, and without continued sufficient financing from an alternative source, the Company's ability to meet its current plans for expansion will be materially adversely affected, and the Company will not be able to continue as a going concern beyond November 1998. See Note 1 to the Annual Financial Statements, the Report of Independent Auditors, and the Note to the Interim Financial Statements.

     Holders of the Series A Preferred Stock and Series B Preferred Stock are entitled to receive, when, as and if declared by the Board out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $500 stated value and liquidation preference of the Series A Preferred Stock price per share and 9% of the $______ stated value and liquidation preference of the Series B Preferred Stock price per share, respectively; provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series A Preferred Stock and Series B Preferred Stock, as the case may be, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the holders of the Series A Preferred Stock and Series B Preferred Stock are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing July 1, 1998. Preferred Dividends on shares of Series A Preferred Stock and Series B Preferred Stock shall be cumulative and shall accrue from the date of original issuance. It is presently anticipated that the Company will pay dividends on shares of Series A Preferred Stock and Series B Preferred Stock in shares of Series A Preferred Stock and Series B Preferred Stock, respectively, and any earnings which the Company may realize in the foreseeable future will be retained to finance the development and expansion of the Company.

IMPACT OF YEAR 2000

     The Company is in the process of completing an assessment of the impact that the millennium may have on its computer software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The project is estimated to be completed not later than December 31, 1998, which is prior to any possible impact on its operating systems. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 Issue will not pose any operational problems for its computer systems. Management believes that the cost to the Company, if any, related to this issue will be insignificant. In addition, during 1998, the Company intends to communicate with its vendors to ascertain the status of their Year 2000 initiatives.

FOREIGN CURRENCY RISK

     To date, sales, marketing and testing of the Company's PFCs have been limited principally to Europe. While the Company has not experienced any significant foreign currency exposure with respect to such activities, there can be no assurance that exposure to currency fluctuation will not have a significant effect on the Company's operations in the future. The Company intends to manage the risk of such exposure, if any, by entering into foreign currency futures and option contracts.

                                  BUSINESS

GENERAL

     The Company, a Delaware corporation with a principal place of business at 300 Atlantic Street, Stamford, Connecticut 06901, is a development-stage specialty chemical company supplying advanced catalytic fuel additives and systems that reduce harmful emissions from internal combustion engines while improving fuel economy. The Company's two main technology areas are Platinum Fuel Catalysts ("PFCs") for emission control and fuel economy improvement in diesel- and gasoline-fueled engines, and Nitrogen Oxide ("NOx") reduction systems and chemicals for control of NOx emissions from diesel engines.

BACKGROUND

     The Company was formed in 1994 as a wholly owned subsidiary of Fuel Tech, which had conducted fundamental work regarding the Company's technologies. The Company was spun off by Fuel Tech in a rights offering in 1995 (the "1995 Rights Offering"), and Fuel Tech currently owns 27.4% of the Company's outstanding Common Shares. The Company raised net proceeds of approximately $10.5 million in the 1995 Rights Offering which, following the repayment of $2.3 million of intercompany loans to Fuel Tech, was sufficient to fund the Company's operations through May of 1998. The Company has since funded its operations through the net proceeds received in connection with the issuance of the Bridge Loan Notes issued to Fuel Tech and certain other lenders.

     At its inception, the Company had patents for PFCs licensed from Fuel Tech and limited testing results of PFCs. The Company currently has 12 U.S. and 38 International patents on PFCs and NOx reduction systems and has another 83 U.S. and International applications pending. In addition, the Company has completed successful testing of a diesel fuel PFC additive, launched the marketing of a PFC used to rejuvenate aged catalytic converters in Europe, and developed the Advanced Reagent Injection System ("ARIS(TM) 2000") for use in catalytic NOx reduction systems.

BUSINESS STRATEGY

     The Company's strategic objective is to become a leading developer and supplier of (i) PFCs for emission control and fuel economy improvement in diesel- and gasoline-fueled engines and (ii) NOx reduction systems and chemicals for control of NOx emissions from diesel engines. Key elements of the Company's strategy include the following:

DEVELOPING MARKETS FOR PFCS AS A DIESEL FUEL ADDITIVE

     The Company has successfully concluded a study at Delft Technical University in the Netherlands concerning the emission reduction effects of PFCs used with ceramic filters for reduction in particulate emission. The Company has also demonstrated improved emission reduction and increased fuel economy from the use of PFCs without ceramic filters in separate programs at Ricardo and Cummins. The Company seeks to capitalize on these test results, coupled with the increased regulation of emissions, by developing a market for PFCs in the U.S. and abroad.

DEVELOPING MARKETS FOR PFCS AS A GASOLINE ADDITIVE

     The Company seeks to continue its marketing of PFCs used to rejuvenate aged catalytic converters, and has begun to focus on selling this product through service centers in Europe in conjunction with Holts. The Company is also seeking marketing partners to help launch the gasoline product in the U.S. and Asia.

COMMERCIALIZING THE ARIS(TM) 2000

     The Company has developed a prototype of the ARIS(TM) 2000, an Advanced Reagent Injection System to be used in the selective catalytic reduction of NOx. The Company believes that there is a market for the ARIS(TM) 2000 as a result of increased regulations in California and the Northeast of NOx levels in large stationary diesels. The Company seeks to commercialize the ARIS(TM) 2000 through cooperative ventures and licenses with engine manufacturers, engine distributors and catalyst and emission control companies.

REGULATIONS - USA

DIESEL ENGINES

     1990. In the U.S., the EPA established specific regulations under Title II of the CAAA pertaining to the control of NOx and particulates from diesel engines. Existing urban buses in major metropolitan areas were required to reduce particulate emissions during engine rebuild as of January 1995 and, beginning in 1998, there will be new NOx level standards in place for urban buses and new diesel engines.

     1995. The EPA, California Air Resources Board and major diesel manufacturers signed a Statement of Principles directed toward development of low-NOx engines to be in service by the year 2004, which became law in 1997. New limits are 2.5 g/bhp-hr for NOx and 0.1 g/bhp-hr for particulates.

     1996. The EPA and the engine manufacturers signed a Statement of Principles calling for a three-tiered progression to low emission standards regarding emission limits for new off-road engines used in construction, agricultural and industrial equipment.

     1997. The EPA issued its proposed regulatory program for all non-road diesel engines except locomotives, mining equipment and marine engines. These standards broadly parallel the transport engine standards and include a voluntary low-emission engine certification standard to promote early introduction of low-emitting engines. The EPA issued proposed regulations for controlling emissions from new and rebuilt diesel locomotive engines that call for reductions in NOx emissions of 40%-60% beginning in the year 2000.

     1998. The EPA is expected to announce retrofit guidelines to support the use of emission control technologies on existing engines as part of the states' efforts to comply with ambient air quality standards and qualify for emission credit. The EPA has sued one engine manufacturer and is in negotiations with others over the use of "defeat devices" which the EPA alleges increases NOx emissions. Management believes that settlement may require advanced or accelerated introduction of low-emission engines.

     1999 and thereafter. The EPA is required to review the progress of emission control technology with a view toward further tightening of the 2004 limits. Industry experts generally agree that an integrated system approach will be needed to meet these regulations, including the use of advanced engine design, reformulated fuel, fuel additives and exhaust aftertreatment systems.

     Regulators are showing concern at recent research results which show that while new engine technology made great reduction in the total mass of particulates, the total number of particulates is not reduced. Indeed, the number of ultra-fine particles can increase. Separate research has shown that diesel emissions may be toxic and that toxicity is associated with soot particles.

     While no regulations have yet been made as a result of these research findings, the Company considers it probable that there will be a further tightening of regulations of particulate emissions; further, there may well be regulation to reduce the very fine particles.

     Current regulation in California and the Northeast states for large stationary diesel engines sets NOx levels at a 50% to 90% reduction from normal levels achieved from current production engines under federally mandated Best Available Control Technology ("BACT") and Lowest Achievable Emission Rate ("LAER") requirements in ozone non-attainment areas.

GASOLINE ENGINES

     Current regulations affecting new gasoline engine emissions require increasingly lower emissions, longer durability and enhanced in-use inspection of catalyst-equipped passenger vehicles, leading to the need for technological advancements in catalytic converter design.

     Current regulation for inspection and maintenance of gasoline vehicles is now leading states to introduce programs for testing of the existing fleet and for corrective measures to be taken where vehicles fail measurement of NOx, Hydrocarbon ("HC") or Carbon Monoxide ("CO"). Based upon a report of the Manufacturers of Emission Control Association ("MECA"), as of June 1998, 28 states have implemented or were planning to implement inspection and maintenance programs.

REGULATIONS - INTERNATIONAL

     Europe has similar regulations to the U.S. but with different measurement standards, and in general, implementation is one year later than when the U.S. Euro III Vehicle Emission Regulations become effective in the year 2000 and Euro IV Vehicle Emission Regulations in the year 2005.

     Current regulations for tunneling and mining equipment in Germany, Switzerland and Austria now require the use of particulate filters.

     Japan, Korea and Taiwan have introduced regulations for both diesel and gasoline engines which are not identical but tend to follow U.S. practice.

MARKETS FOR PRODUCTS

     On-highway markets for the PFC are the consumer aftermarket, including diesel and gasoline fuel additives; truck and bus fleets; bulk fuel distributors; and engine manufacturers. Off-road markets include mining, construction, agricultural, railroad and marine. Markets for the NOx reduction systems are engine manufacturers and distributors for both stationary and mobile sources and catalyst manufacturers.

PLATINUM FUEL CATALYSTS

     These are fuel additives comprised of platinum, rhodium and/or palladium, which are used in minute concentrations in fuel (selling for a few (U.S.) cents per gallon of fuel treated) to improve combustion, reduce emissions and improve the performance and reliability of emission control equipment. The PFC may also be used in conjunction with other metallic additives such a copper, iron, manganese or cerium. The Company's test programs have shown the bimetallic additive of platinum and cerium to be highly effective in diesel engines. The Company's Platinum Plus(R) bimetallic additive has been chemically formulated to harness the synergy between platinum and cerium at very low levels of metal. Levels as low as 5 ppm of metal in fuel have been found to be effective.

PLATINUM PLUS - EUROPE AND ASIA

     In September 1996, the Company entered into an agreement with Holts, the world's largest car care company, to test market the PFC under the Platinum Plus trademark for diesel fuel in Europe and Asia. The agreement also pertains to a gasoline product launched by Holts in early 1997, the results of which were disappointing. Holts reported that consumers did not understand what the product did and indeed few consumers knew if their cars even had a catalytic converter. Test marketing by Holts concluded that the product should be sold as a technical sale through service and repair shops. Holts is considering how to better reposition the product. The agreement with Holts is currently a non-exclusive agreement for Europe and certain Far East markets and may be terminated at the Company's option after March 1999. For a further discussion of the terms of the agreement with Holts, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Sources of Capital."

PLATINUM PLUS - THE AMERICAS

     This market is not covered by the agreement with Holts. Discussions are in progress with several potential partners for the blending, distribution and marketing of Platinum Plus in the Americas. To sell in the U.S., registration is required of the platinum/cerium bimetallic diesel product and the platinum/rhodium gasoline product. The Company expects the expense of the gasoline product testing and registration to be substantially borne by marketing partners.

     The Company anticipates shipping its catalytic concentrates to one or several licensed blenders which will add diluents, solvents and other components to make additive formulations for sale to packagers and additive resellers. The Company may also have its concentrates blended for direct sale by the Company or sales agents to large end users.

PFCS FOR PARTICULATE FILTERS AND CATALYTIC OXIDIZERS

     The most effective method of reducing diesel particulate (smoke) is by particulate filter or catalytic oxidizer. There are limitations when these devices are used alone, which the PFC have been proven to ameliorate. In two separate tests on typical bus engines, one on a Gardner engine and one on a Cummins engine, the combination of the PFC and a catalytic oxidizer established high levels of performance in both cases. This work was conducted in conjunction with Lubrizol's Engine Control Systems ("ECS") subsidiary, a leading supplier of oxidizers and traps. The Company is currently evaluating its PFC in conjunction with ECS as part of an industry-sponsored program for off-road equipment.

     A program has successfully been concluded at Delft Technical University, Netherlands, into the fundamental mechanism of metallic additive in the oxidation of diesel soot with a special focus on a system using platinum as part of a bimetallic-catalyst system. The results show that a bimetallic additive catalyst of platinum and cerium in use with a ceramic filter in the diesel exhaust gives performance superior to any system known. Furthermore, it gives a significantly lower oxidation temperature for the soot while using much lower metal levels in the fuel than other known additive filter system. The PFC bimetallic was effective at levels of 5.5 ppm versus 50-100 ppm required for other additives.

     The Company also reached agreement with Cummins' Advanced Technology Group to evaluate the applications of the PFC with oxidizers and traps for a new generation of low-emission engines. Tests of the Company's fuel additive/trap system conducted with an advanced Cummins diesel engine design cut particulate emissions 94% while achieving a more than 50% reduction in NOx in relation to current standards and met the year 2004 emission limits for new engines. The tests confirm results reported by Delft in the lowering of the oxidation temperature for soot.

     The Company believes that there is a market for the platinum/cerium additive in Taiwan where a bus fleet trial confirmed the performance of the platinum/cerium filter system.

     The Company also believes that a medium term market for the platinum/cerium additive is with filters for new vehicles, especially light duty vehicles. In this regard, PSA Peugeot, France, has announced that it intends to introduce particulate filters on new cars in 2000. Other manufacturers are considering the early introduction of filter systems. The Company recently agreed to additive/filter programs with 3M and Englehard Corporation, both of whom are looking for lower soot oxidation temperatures through the use of fuel additives with their trap systems.

     Using the platinum/cerium additive in vehicles with filters presents a potentially large market. This is driven by increasing concern about fine particle emissions; whereas new engines produce little smoke, the total number of particles has increased. Management believes that filters are the preferred remedy capable of removing more than 90% of the particles. This focus is given further weight by the probable classification by California of diesel emissions as toxic. The toxicity is most associated with soot particles. Once collected on the filter, the soot must be oxidized to prevent the filter from clogging, and that is where the additive is needed.

PFC FOR ENGINES WITHOUT PARTICULATE FILTERS OR CATALYTIC OXIDIZERS

PREMIUM DIESEL

     Tests of the Company's platinum/cerium additive have demonstrated that emissions are significantly reduced on both heavy duty engines and automobile engines without particulate filters or catalytic oxidizers. Moreover, the emission benefits are usually accomplished by a fuel economy improvement.

     The Company believes that there is a near-term market developing in the U.S. for a combustion catalyst (such as platinum and cerium) to reduce smoke, gaseous and particulate emissions from the current fleet of engines. This market is a result of pending EPA retrofit guidelines which provide for State Implementation Plans ("SIP") credits, as well as state programs for enforcement of smoke regulation, which include random highway smoke tests with substantial penalties for failure.

     The Company has its platinum product registered with the EPA for sale in bulk diesel fuel and has registered with the EPA two families of cerium products under "grouping" provisions of additive registration regulations. Currently, it can sell the individual products to all on-highway and off-road applications under these registrations. However, the Company believes the price and performance of its bimetallic additive is far superior to either additive alone.

     The Company is required to complete engine tests in order to register the combined additive so that it can be sold as a composite package and also before the combined product can be sold by refiners or additive companies. The Company can sell the two separate products directly to fleets and oil distributors for use together in commercial tests and trials while undergoing registration of the combined product with the EPA. The
Company expects to complete these engine tests and the subsequent registration of the platinum/cerium additive in September or October of 1998. Off-road applications of the bimetallic additive do not require EPA registration.

     The Company intends to launch the platinum/cerium additive under the Platinum Plus label to oil distributors and fleets in the second half of 1998 as well as to off-road applications. The Company intends to use a network of experienced additive sales/service agents to reach these markets, as well as establish a distribution network through the Company's blenders.

PFC FOR GASOLINE

     In a cooperative program with Holts, the Company developed a platinum and rhodium bimetallic additive for gasoline. The function of the additive is to rejuvenate an aged catalytic converter. Tests were carried out at Ricardo to evaluate different additive formulations. The tests concluded that the platinum/rhodium additive improved the reductions in emissions of HC, CO and NOx. The reduction in tail pipe emissions after one tank of treated fuel were long lived (5,000 miles) with a gradual fall-off of CO reduction.

     Holts subsequently marketed the product in the U.K. in 1997 in the consumer aftermarket through auto part stores. The results were disappointing. Holts reported that consumers did not understand what the product did and indeed few consumers knew if their cars even had a catalytic converter. Test marketing by Holts concluded that the product should be sold as a technical sale through service and repair shops. Holts is considering how to better reposition the product. The agreement with Holts is currently a non-exclusive agreement for Europe and certain Far East markets and may be terminated at the Company's option after March 1999.

     The Company has interest from marketing and distribution companies for the gasoline product in the U.S. Management estimates that the population of cars with catalytic converters in the U.S. is approximately 140 million. Since the implementation of enhanced inspection and maintenance programs, data from two states indicates that 5%-15% of those cars tested are failing inspection and maintenance tests. This is expected to increase as enhanced inspection and maintenance programs are fully implemented in certain states.

     In order to sell the product in the U.S., the Company is required to conduct engine tests that register the product and apply for a waiver. There is also a need to demonstrate the effectiveness of the product on U.S. vehicles under U.S. test standards. The Company is seeking to establish a cooperative program with one or more marketing companies to fund the test and registration program with a view toward launching the product in the U.S. in the second half of 1999, although no assurances can be given in this regard.

TOTAL MARKET FOR PFC

     Management believes the total worldwide usage of diesel and gasoline fuels is approximately 350 billion gallons per annum of which approximately 150 billion gallons are diesel and 200 billion gallons are gasoline. Based upon this estimation, at a projected treatment cost of two cents (U.S.) per gallon of fuel treatment, 1% of the market represents a $70 million revenue opportunity.

HEALTH EFFECTS AND THE USE OF METALLIC ADDITIVES

     Certain metallic additives have come under scrutiny for their possible effects on health. While the platinum additive is already registered in the U.S. and did not strictly need to be registered in Europe, the Company considered it prudent to take a much more proactive view. Therefore, in 1996, the Company began discussions with the Ministry of Transport and the Ministry of Health, regulatory authorities in the United Kingdom, asking for specific consent to the use of platinum metal additives in diesel fuel. In December 1996, the following response was received from the United Kingdom Ministry of Health's committee on Toxicity: "The Committee was satisfied that the platinum emissions from vehicles would not be in an allergenic form and that the concentrations were well below those known to cause human toxicity." In the U.S., the Company has completed additional engine testing to maintain its EPA registration as required of all fuel and fuel additive manufacturers.

     The Company has applied for and received registration for two families of cerium additives. It does not expect to have to carry out engine tests since EPA rules allow that when a metallic additive is registered by one company and engine tests are filed by that company, often companies may file using the same engine data (grouping provisions) subject to agreeing upon payment terms with the original registrant. In the case of cerium, Rhodia Rare Earths, a subsidiary of Rhodia S.A., has conducted engine tests and registered. While the Company has not yet agreed to terms with Rhodia Rare Earths, it expects to do so in the near term.

PLATINUM AND CERIUM

     The Company is required to make a separate registration of the platinum/cerium combination before it can blend the two products and sell it for bulk fuel blending for on-highway use. The Company can sell the products without the registration for off-road applications and can sell the platinum and cerium separately, for use together, to fleets and oil distributors on a trial basis, but not to refiners or additive blenders. Thus, the Company has determined to make a separate registration and to carry out the engine tests on the combined additives. This program is expected to be completed by October 1998.

GASOLINE ADDITIVES - PLATINUM AND RHODIUM

     The Company will be required to carry out an engine test, register, and apply for a waiver in order to sell this product into the U.S. aftermarket.

NOX REDUCTION SYSTEMS AND ADDITIVES

     NOx emissions from diesel engines represent as much as half of the emissions from the transport sector in some parts of the U.S. Diesel engines emit much more NOx than gasoline vehicles. The catalytic converter systems used in gasoline engines to reduce NOx do not work in diesel engines. This presents a great opportunity since, while much can be done by engine design changes, this is not enough for many applications. The Company is working on two programs to commercialize NOx reduction systems.

NOX REDUCTION PRODUCT - ARIS(TM) 2000

     The Company has developed an Advanced Reagent Injection System (ARIS(TM) 2000). This system injects reagent--typically urea--over a catalyst in the exhaust system of a diesel engine to achieve NOx reduction of up to 90%. The complete system of ARIS(TM) 2000 plus catalyst is generally called "urea SCR." SCR means Selective Catalytic Reduction, a process widely used to reduce NOx from gas turbines and furnaces.

     While SCR systems are available for diesel engines, the current systems are uneconomical, often costing as much as the engine. The challenge has been to develop a simple, reliable, low-cost injection system that can be produced with typical automotive components which could eventually be mass produced. The catalysts are similar to those used in gas turbines and boilers and are already made by such catalyst manufacturers as Engelhard Corporation, Johnson Matthey, Mitsubishi and Siemens.

     Current regulations in California and the Northeast states for large stationary diesel engines sets NOx levels at a 50% to 90% reduction from normal levels achieved from current production engines under federally mandated Best Available Control Technology ("BACT") and Lowest Achievable Emission Rate ("LAER") requirements in ozone non-attainment areas. Cost effective systems are not yet available. As a result, gas engines are being installed, which cost more to buy and to run than the ARIS(TM) 2000. The Company intends to sell the ARIS(TM) 2000 to total system suppliers, engine companies, engine distributors, or the assemblers of generation sets, compressors, pumps, etc.

     Currently the Company has a cooperative-development agreement with AMBAC, West Springfield, MA, to develop the injectors used in the ARIS(TM) 2000 system. A prototype system has been built and tested. The next stage will be to complete detailed engineering of the production unit and carry out durability testing. The Company expects to carry out this next stage in cooperation with a system supplier or catalyst supplier. While the Company is in discussions with several parties, there can be no assurance that a system supplier will wish to cooperate in commercializing ARIS(TM) 2000, nor that detailed engineering and durability tests will be successful.

NOXOUT(TM) 3200 SCR REAGENT

     The Company, working in conjunction with Fuel Tech, has developed proprietary specifications and formulations for NOxOUT 3200 reagent, an aqueous blend of urea and corrosion inhibitors for use with urea-based SCR systems for diesels. While especially effective with the ARIS(TM) 2000 injection system, NOxOUT 3200 is also suited for use with other injection systems and is under evaluation by several engine and catalyst companies investigating its performance with their engines and catalysts. As agreed with Fuel Tech, the Company will market the NOxOUT 3200 reagent to engine companies, catalyst companies and end-users. The Company will receive a royalty on sales of NOxOUT 3200 by Fuel Tech urea licensees and a commission on the specialty component sales by Fuel Tech to the urea licensees involved in blending of NOxOUT 3200. The agreement between Fuel Tech and the Company is subject to consummation of detailed terms and conditions between the two parties regarding duration, responsibilities, and other terms.

SOURCES OF SUPPLY

     The Company has outsourcing arrangements with two companies in the precious metal refining industry and may make arrangements with others. The Company has made the product itself in the past but considers outsourcing to a precious metal refinery to be more cost effective. The Company is negotiating for a source of cerium to use in its bimetallic diesel additive.

RESEARCH AND DEVELOPMENT

     The Company employs five full-time individuals, including two executive officers, in engineering and product development as of the date of this report. During the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998 the Company's research and development expenses exclusive of patent costs totaled approximately $796,000, $1,747,000, $1,985,000 and $236,000, respectively. The Company expenses all development costs as incurred.

PROTECTION OF PROPRIETARY INFORMATION

     The  Company  holds  the  rights  to a number of  patents  and  patent applications pending. There can be no assurance that pending patent applications will be approved or that the issued patents or pending applications will not be challenged or circumvented by competitors. Certain critical technology incorporated in the Company's products is protected by trademark and trade secret laws and confidentiality and licensing agreements. There can be no assurance that such protection will prove adequate or that the Company will have adequate remedies for disclosure of its trade secrets or violations of its intellectual property rights.

INSURANCE

     The Company maintains coverage for the customary risks inherent in its operations. Although the Company believes its insurance policies to be adequate in the amount and coverage for its current operations, no assurance can be given that this coverage will, in fact, be or continue to be available in adequate amounts or at a reasonable cost or that such insurance will be adequate to cover any future claims against the Company.

EMPLOYEES

     The Company has seven full-time employees. In addition, two executive officers of Fuel Tech provide management, administrative, financial and legal services for the Company pursuant to a Management and Services Agreement between Fuel Tech and the Company on an as-needed basis. The Company also retains four outside technical consultants on specific projects related to platinum, engines and NOx reduction.

FACILITIES

     The Company leased for administrative purposes 2,900 square feet of office space at 300 Atlantic Street, Stamford, Connecticut, effective February 1, 1996, through February 28, 1999. Annual base rent under this lease is $65,250.

PATENTS AND TECHNOLOGY ASSIGNMENTS

     The Company's technology is comprised of patents, patent applications, trade or service marks, data and know-how. This technology was acquired by assignment from Fuel Tech or developed internally. The assignment agreement provides for running royalties of 2.5% of gross revenues derived from the sale of the PFC, commencing in 1998 and terminating in 2008. The Company may at any time terminate the royalty obligation by payment to Fuel Tech in any year from 1998 through 2008 amounts, depending on the year, declining from $12 million in 1998 to $1.1 million in 2008. The Company, as owner, maintains the technology at its expense.

     The Company currently has 12 U.S. and 38 International patents on PFCs and NOx reduction systems and has another 83 U.S. and International applications pending. These patents and patent applications cover the means of controlling the four principal emissions from diesel engines (NOx, particulates, CO and HC).

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceedings.


                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers and key employees of the Company, their positions held with the Company and their ages are as follows:

                   Name               Age               Position
                   ----               ---               --------

       Ralph E. Bailey               74    Chairman of the Board of
                                           Directors, Director

       Jeremy D. Peter-Hoblyn        58    President and Chief Executive
                                           Officer, Director

       James M. Valentine            44    Executive Vice President and Chief
                                           Operating Officer, Director

       Charles W. Grinnell           61    Vice President, General Counsel
                                           and Corporate Secretary, Director

       Scott M. Schecter             41    Vice President, Treasurer and
                                           Chief Financial Officer

       John A. de Havilland          60    Director

       Douglas G. Bailey             48    Director

     Directors are elected each year for a period of one year at the Company's annual meeting of shareholders and serve until their successors are duly elected by the shareholders. Vacancies and newly created directorships resulting from any increase in the number of authorized directors may be filled by a majority vote of the directors then in office. Officers are elected by, and serve at the pleasure of, the Board of Directors. The Board has an Audit Committee comprised of Messrs. Ralph E. Bailey and de Havilland. There are no other committees of the Board of Directors. Compensation matters are determined by the full membership of the Board.

     The following is a brief summary of the background of each director and executive officer of the Company:

RALPH E. BAILEY

     Ralph E. Bailey has been Chairman of the Board and a director of the Company since July 1996. He has been a director and Chairman of American Bailey Corporation ("ABC"), a privately owned business acquisition and development company, which owns a significant equity stake in Fuel Tech, since 1984. Mr. Bailey is the former Chairman and Chief Executive Officer of Conoco, Inc. and a former Vice Chairman of E.I. du Pont de Nemours & Co. Mr. Bailey is also a director and shareholder of Rowan Companies, Inc. and is Chairman of the Board, Chief Executive Officer and a director of Fuel Tech.

JEREMY D. PETER-HOBLYN

     Jeremy D. Peter-Hoblyn has been the President and Chief Executive Officer of the Company since its inception. He also has been a director of Fuel Tech since 1984 and was Chief Executive Officer of that company from 1993 to 1996.

JAMES M. VALENTINE

     James M. Valentine has been Executive Vice President and Chief Operating Officer of the Company since its inception. From the period 1990 through 1993, Mr. Valentine was the head of his own energy and environmental consulting firm. Mr. Valentine has been a director of Fuel Tech since 1993.

CHARLES W. GRINNELL

     Charles W. Grinnell has been Vice President, General Counsel and Corporate Secretary of the Company since its inception and has held the same positions with Fuel Tech since 1987. Mr. Grinnell has been a partner in the Stamford, Connecticut law firm of Huth & Grinnell, LLC since 1992.

SCOTT M. SCHECTER

     Scott M. Schecter has served as Vice President, Chief Financial Officer and Treasurer of the Company and of Fuel Tech since January 1994. From June 1990 to January 1994, Mr. Schecter was Senior Vice President and Chief Financial Officer of American Vision Centers, Inc. From May 1986 through June 1990, Mr. Schecter served as a corporate development officer of W.R. Grace and Company.

JOHN A. DE HAVILLAND

     John A. de Havilland has been a director of the Company since its inception. Mr. de Havilland was a director of J. Henry Schroder Wagg & Co. Ltd. from 1971 until his retirement in 1990 and a director of Fuel Tech from 1984 to 1998.

DOUGLAS G. BAILEY

     Douglas G. Bailey has been a director of the Company since March 31, 1998. Mr. Bailey, who is the son of Ralph E. Bailey, has been the President and Chief Executive Officer of ABC since 1984. Mr. Bailey is Chairman and Chief Executive Officer of Golden Casting Corporation and a Director of DieselCast France S.A., both affiliates of ABC. Mr. Bailey is a director of Fuel Tech.

EXECUTIVE COMPENSATION

     The table below sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to Mr. Jeremy D. Peter-Hoblyn, President and Chief Executive Officer, Mr. James M. Valentine, Executive Vice President and Chief Operating Officer and Eric N. Balles, Vice President-Technology, during the fiscal years ending December 31, 1995, 1996 and 1997, the only executive officers of the Company who earned total compensation in excess of $100,000 during fiscal year 1997 (the "Named Executive Officers"). Mr. Balles resigned from the Company effective September 30, 1997. Prior to August 1, 1996, for Mr. Valentine and December 1, 1996, for Mr. Peter-Hoblyn, the amounts of annual compensation shown below were paid by Fuel Tech and allocated to and reimbursed by the Company to Fuel Tech.

                         SUMMARY COMPENSATION TABLE
                                                                                  Long-Term
                                                                                  ---------
                                                                                   Shares
                                                                                  Underlying
                                                            Annual                 Options
Name and Principal Position            Year      Salary(FN1)      Other(FN2)      Granted (#)
---------------------------            ----      -----------      ----------      -----------
Jeremy D. Peter-Hoblyn..............   1997       250,000           71,525           35,000
President and Chief                    1996       229,667           64,996               --
Executive Officer                      1995       162,500           35,500           17,200

James M. Valentine..................   1997       220,000           29,523           35,000
Executive Vice President               1996       209,833           26,727               --
and Chief Operating Officer            1995       165,000           24,923           10,000

Eric N. Balles......................   1997       120,000           12,625               --
Vice President-Technology              1996        56,910            4,776           25,000

----------------------

(1) Effective February 16, 1998, Mr. Peter-Hoblyn voluntarily reduced his base salary by $62,500 to $187,500. Effective July 1, 1988, Mr. Peter-Hoblyn's salary reduction became a deferral of such salary. Effective July 1, 1998, Messrs. Peter-Hoblyn and Valentine voluntarily reduced their salaries by $10,000 each to $177,500 and $210,000, respectively. Reinstatement of the $10,000 reduction is at the discretion of the individual involved.

(2) The amounts designated "other" in 1997, 1996 and 1995 include, respectively, for Mr. Peter-Hoblyn, pension contributions to a purchased annuity of $45,200, $45,833 and $32,500; for Mr. Valentine, 401 (k) plan contributions of $9,550, $8,793 and $7,313 and medical insurance premiums of $13,068, $11,671 and $9,441; and for Mr. Balles medical insurance premiums of $9,475 and $3,376.


DIRECTORS' COMPENSATION

     The Company provides an annual retainer of $15,000, a meeting fee of $2,000 per board meeting and $1,000 per diem for services not involving board meetings, plus associated expenses for directors who are not employees of the Company. Mr. Ralph E. Bailey, however, is paid an annual retainer of $15,000 and is reimbursed for his expenses of attending meetings and for office expenses as Chairman of the Company. Mr. Ralph E. Bailey, commencing October 1997, Mr. de Havilland, commencing January 1998, and Mr. Douglas G. Bailey, commencing in March 1998, have deferred their annual retainer payments pending improvement in the Company's financial position. In addition, on June 5, 1998, the directors have elected to waive their meeting fees pending improvement in the Company's financial position. Where a non-employee director is employed or otherwise compensated by an affiliated Company, such as Fuel Tech, the retainer and meeting fees are paid to the affiliated company, unless waived. Fuel Tech was paid those retainers and fees for 1997 in the amount of $56,850. Directors who are employees of the Company receive no compensation for their service as directors.

EMPLOYMENT AGREEMENTS

     Mr. Peter-Hoblyn has an employment agreement with the Company which provides that he will serve as the President and Chief Executive Officer of the Company. Mr. Peter-Hoblyn's employment agreement commenced on December 6, 1996 and continues until terminated by either party as described more fully therein. The employment agreement provides for the payment of an annual base salary of $250,000, participation in benefit programs previously extended to him by Fuel Tech or its affiliates (the Company's predecessor) and payment of up to $50,000 for the annual premium for a U.K. based annuity (less any amounts received from the Company's benefit or profit sharing plans).

     Mr. Valentine has an employment agreement with the Company which provides that he will serve as the Executive Vice President and Chief Operating Officer of the Company. Mr. Valentine's employment agreement commenced on August 1, 1996 and continues until terminated by either party as described more fully therein. The employment agreement provides for an annual base salary of $220,000 and participation in the Company's benefit plans.

     For a description of voluntary reductions by Messrs. Peter-Hoblyn and Valentine of their base salaries, see "Summary Compensation Table" above.

STOCK OPTION PLAN

     In 1994, the Board of Directors adopted and the shareholders approved the Company's 1994 Incentive Plan (the "Plan"). The Plan is intended to set forth a flexible structure within which the Company may utilize various compensation devices to recruit and retain the services of such key persons as may be required to manage and carry out the Company's business.

     The Plan provides for the grant of options to employees, officers, directors and consultants of the Company to purchase up to such number of shares of Common Shares as the Board of Directors shall from time to time determine, provided that such shares in the aggregate shall not exceed 17.5% of the Company's issued and outstanding shares. At the date of this Prospectus, 427,784 options under the Plan are outstanding.

     The Plan is designed so that awards thereunder may be settled in the form of the Company's shares and in a manner complying with applicable U.S. securities laws. Under the Plan, the Boards of Directors may grant incentive awards to participants in the form of non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or any other form of share based or non-share based award or any combination of these awards (collectively referred to herein as the "Award(s)").

     Share based Awards shall at the time of grant have an exercise price of or be valued at not less than 100% of the fair market value of the shares on the date of the Award, as determined by the Administrator.

     Share based Awards shall be outstanding for a period of six months prior to the exercise thereof or the receipt of benefits thereunder and may not be outstanding for a period in excess of ten years. Absent approval of the Board of Directors, awards and agreements evidencing Awards may be assigned or transferred only pursuant to the laws of descent and distribution, and during the life of the holder of an Award, only the holder may exercise or receive the benefit of the Award.

OPTIONS GRANTED TO DATE UNDER THE PLAN

     The following table sets forth information concerning stock options granted from the inception of the Plan to date to those persons who are now
(i) the Named Executive  Officers,  (ii) all executive officers as a group,
(iii) each director, (iv) all non-executive employees as a group and (v) all employees, including executive officers as a group. On August 4, 1998 the closing price of the Company's Common Shares was $1.88 per share. All stock options become exercisable upon a change of control as defined in the Plan.

                                                                       Number           Exercise            Expiration
                             Name                                    of Shares           Prices            Dates/Vesting
                             ----                                    ---------           ------            -------------
Ralph E. Bailey..............................................          25,000             $4.50               2006(FN1)
                                                                        5,000             $4.625              2007(FN4)

Douglas G. Bailey............................................          15,000             $2.03               2008(FN4)

Eric N. Balles...............................................          25,000             $4.50               2006(FN5)

John A. de Havilland.........................................           7,500             $6.82               2005(FN2)
                                                                        5,000             $4.625              2007(FN4)

Charles W. Grinnell..........................................           6,250             $2.50               2002(FN2)
                                                                        5,750             $6.82               2005(FN2)
                                                                       10,000             $4.625              2007(FN4)
                                                                        7,500             $2.03               2008(FN4)

Jeremy D. Peter-Hoblyn.......................................          25,000             $0.20               2001(FN3)
                                                                       25,000             $2.00               2001(FN2)
                                                                       17,200             $6.82               2005(FN2)
                                                                       10,000             $4.625              2007(FN4)
                                                                       25,000             $4.625              2007(FN4)
                                                                        7,500             $2.03               2008(FN4)

James M. Valentine...........................................          25,000             $0.20               2001(FN2)
                                                                       25,000             $2.00               2001(FN2)
                                                                       10,000             $6.82               2005(FN2)
                                                                       10,000             $4.625              2007(FN4)
                                                                       25,000             $4.625              2007(FN4)
                                                                        7,500             $2.03               2008(FN4)

Executive officers as a group (four in number)...............         290,700        $0.20-$6.82      2001-2008(FN2)(FN3)(FN4)

All employees, including executive officers as a group                335,700        $0.20-$6.82      2001-2008(FN1)(FN2)(FN3)(FN4)
  (nine in number)...........................................

Non-executive employees as a group (five in number)..........          45,000        $2.03-$6.50      2002-2008(FN1)(FN4)

------------------------

(1) These options become first exercisable in three equal installments on the first through the third anniversaries of grant.

(2)  These options are now vested and exercisable.

(3) 16,666 of these options were exercised in 1997 and the remaining 8,334 shares are now exercisable.

(4) These options become first exercisable in three equal installments on the grant and on the first and second anniversaries of grant.

(5) 8,333 of these options are vested and exercisable, the balance having been cancelled.


OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                                    Potential Realizable
                                                                                                   Value of Assumed Annual
                                  Number of      % of Total                                         Rates of Stock Price
                                   Shares         Options                                         Appreciation for Option
                                 Underlying      Granted to     Exercise or                                 Term
                                   Options      Employees in    Base Price                                  ----
             Name                Granted (#)        1997          ($/Sh)      Expiration Date         5%           10%
             ----                -----------        ----          ------      ---------------         --           ---
Jeremy D. Peter-Hoblyn.......       35,000           44%            $4.625         2/6/07         $102,000     $258,000
Eric N. Balles...............           --           --                --         --                 --          --
James M. Valentine...........       35,000           44%            $4.625         2/6/07         $102,000     $258,000


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

                                                          Number of        Number of
                                                         Securities        Securities        Value of          Value of
                                                         Underlying        Underlying       Unexercised      Unexercised
                                                         Unexercised      Unexercised      in-the-Money      in-the-Money
                                                         Options at        Options at       Options at        Options at
                                Shares                   Fiscal Year         Fiscal           Fiscal            Fiscal
                             Acquired on     Value          End/           Year End/         Year End/        Year End/
           Name               Exercises     Realized     Exercisable     Unexercisable      Exercisable     Unexercisable
           ----               ---------     --------     -----------     -------------      -----------     -------------
Jeremy D.
Peter-Hoblyn...............     16,666      $50,832        62,200            23,334           $29,601             $0
James M. Valentine.........       0            $0          71,666            23,334           $66,900             $0
Eric N. Balles.............       0            $0           8,333              0                $0                $0


                           PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Shares as of June 30, 1998 by (i) each person known to the Company to own beneficially more than five percent of the outstanding Common Shares, (ii) each director of the Company, (iii) the named Executive Officers, and (iv) all directors and executive officers as a group.


                                            Number of     Percentage of Class
                                             Shares                    After
                                          Beneficially      Before   Offering
Name and Address of Beneficial Owner         Owned         Offering    (FN1)
------------------------------------         -----         --------    -----
Fuel Tech (FN2).......................       689,147         27.4       16.5
Ralph E. Bailey (FN3)(FN4)............        26,666          1.1       (FN*)
Douglas G. Bailey (FN3)(FN4)..........         5,000         (FN*)      (FN*)
Eric N. Balles (FN3)..................         8,333         (FN*)      (FN*)
John A. de Havilland (FN3)............        10,833         (FN*)      (FN*)
Charles W. Grinnell (FN3).............        29,008          1.2       (FN*)
Jeremy D. Peter-Hoblyn (FN3)..........       121,918          4.8        2.9
James M. Valentine (FN3)..............        91,771          3.6        2.2
All Directors and Officers as a Group
  (seven persons) (FN3)...............       326,992         13.0        7.9

------------------------

*    Less than one percent (1.0%)

(1) Assumes full subscription of the Rights Offering, no participation by management or Fuel Tech and that all shares of Series B Preferred Stock are immediately converted into Common Shares. Fuel Tech and the directors and executive officers have not yet determined whether they will participate in the Rights Offering. Fuel Tech and management will make a determination as to whether to participate in the Rights Offering after the distribution of the Rights based upon several factors, including the Offering Price, their respective financial resources and, in the case of Fuel Tech, applicable covenants.

(2) The address of Fuel Tech is Castorweg 22-24, Curacao, Netherlands Antilles and the address of each other beneficial owner is c/o Clean Diesel Technologies, Inc., Suite 702, 300 Atlantic Street, Stamford, Connecticut 06901.

(3) Includes shares subject to options exercisable presently and within 60 days for Mr. Ralph E. Bailey, 11,666 shares; Mr. Douglas G. Bailey, 5,000 shares; Mr. Balles, 8,333 shares; Mr. de Havilland, 10,833 shares; Mr. Grinnell, 21,166 shares; Mr. Peter-Hoblyn, 76,366 shares; Mr. Valentine, 85,832 shares; and for all directors and officers as a group, 251,529 shares.

(4) For the description of ABC which is controlled by Messrs. Ralph and Doug Bailey, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS -- Relationship with Fuel Tech; Conflicts of Interest."

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AND SERVICES AGREEMENT

     Effective July 1995 and amended June 1996, the Company and Fuel Tech have entered into a Management and Services Agreement (the "Management and Services Agreement") under which Fuel Tech's corporate staff provides certain administrative services, including legal advice, risk management, tax advice and certain technical and other services to the Company. The Company is assessed fees equal to, depending on the type of service, 3% or 10% of the Company's fixed reimbursable costs for these services. As of May 1998, the fee was fixed at 3% for all of the Company's reimbursable costs. The fee may be changed by mutual agreement of the Company and Fuel Tech. Management believes that the charges under the Management and Services Agreement are reasonable and that the terms of the Management and Services Agreement are fair to the Company. The Management and Services Agreement may be canceled by either party on or before May 15 in any year.

TECHNOLOGY ASSIGNMENTS

     The Company's technology is comprised of patents, patent applications, trade or service marks, data and know-how. A substantial portion of this technology is held under assignments of technology from Fuel Tech and Fuel Tech affiliates. The assignments provide for running royalties payable to Fuel Tech commencing in 1998 of 2.5% of gross revenues derived from platinum fuel catalysts. The Company may at any time terminate the royalty obligation by payment to Fuel Tech in any year from 1998 through 2008 of amounts, depending on the year, declining from $12 million in 1998 to $1.1 million in 2008.

TERM LOAN

     Under an unsecured promissory note of November 5, 1997, the Company owes approximately $495,000 to Platinum Plus, Inc. ("Platinum Plus"), a wholly owned subsidiary of Fuel Tech, repayable in installments of $100,000 on July 1 in each of the years 1998 through 2000 and approximately $195,000 on July 1, 2001, bearing interest at eight percent per annum. On July 1, 1998, Platinum Plus elected to defer the repayment of the $100,000 of principal which was payable on that date. Platinum Plus has reserved the right, however, to call this payment at any time. As of the date of this prospectus, Platinum Plus has not demanded repayment. The interest accrued on the note as of July 1, 1998 was paid by the Company. See "USE OF PROCEEDS."

BRIDGE LOAN

     Fuel Tech and a group of London based investors (the "Bridge Loan Lenders") executed a letter of intent with the Company to provide the Company with a Bridge Loan of $1.4 million at ten percent interest per annum due April 15, 2001, secured by all of the intellectual property of the Company. A $500,000 short-term note and security agreement entered into with Fuel Tech in February 1998 was canceled and Fuel Tech's $500,000 portion of the Bridge Loan substituted for that instrument. The Bridge Loan will, as a debt instrument and through its security interest, be preferred in liquidation over all other securities of the Company, debt or equity. No class of debt senior to the Bridge Loan may be issued absent the prior consent of a majority in interest of the Bridge Loan Lenders.

     The Bridge Loan may be converted into up to 2,800 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") of the Company at any time at the option of the Bridge Loan Lenders, but is required to be converted on (i) the conclusion of a public or private financing contributing $1.75 million of net proceeds to the Company (including, if it meets this condition, the Rights Offering), or (ii) voluntary conversion of 60% of the Bridge Loan.

     John A. de Havilland, a director of the Company and of Fuel Tech, is also a director of The Shimpling Trust Limited which is a Bridge Loan Lender in the amount of $250,000.

TERMS OF SERIES A PREFERRED STOCK

     In connection with the Company's Bridge Loan, the Board designated 10,000 shares of Series A Preferred Stock. The Bridge Loan is convertible into the Series A Preferred Stock at the lenders' discretion and is mandatorily convertible upon the conclusion of a public or private financing that contributes at least $1.75 million of net proceeds to the Company. Accordingly, upon consummation of the Rights Offering, assuming subscription of at least 31,650 Rights pursuant to the Rights Offering at a Subscription Price of $74.25 and estimated Soliciting Fees and expenses of $600,000, the Bridge Loan Notes will be converted into Series A Preferred Stock. Holders of the Bridge Loan Notes have agreed not to convert the Bridge Loan into Series A Preferred Stock prior to the earlier of the conclusion of a public or private financing that contributes at least $1.75 million of net proceeds to the Company (including the Rights Offering) or January 31, 1999. See "DESCRIPTION OF CAPITAL STOCK -- Preferred Stock -- Series A Convertible Preferred Stock."

REGISTRATION RIGHTS

     The Company has agreed as of November 15, 1997 under certain circumstances to provide registration rights to Fuel Tech for one demand and unlimited incidental registrations at Company cost for the sale of Common Shares held by Fuel Tech, if such registration should be legally required for Fuel Tech to sell such shares.

     The terms of the Bridge Loan provide that on conversion of the Bridge Loan Notes into Series A Preferred Stock, the holders of Series A Preferred Stock may have three demand (each of $1 million in value and not more often than one in any twelve months) and unlimited incidental registrations at Company cost for the Common Shares underlying the Series A Preferred Stock held by the holders, if registration should be legally required for such holders to sell such underlying Common Shares.

RELATIONSHIP WITH FUEL TECH; CONFLICTS OF INTEREST

     Directors and officers of Fuel Tech and its subsidiaries who are also directors and officers of the Company, and Fuel Tech as the Company's controlling shareholder, are in positions involving the possibility of conflicts of interest with respect to transactions involving the Company.

     The Company and Fuel Tech have entered into contractual arrangements governing certain transactions and relationships between them. These agreements were executed while the Company was a subsidiary or affiliate of Fuel Tech and were not the result of arm's-length negotiations. Accordingly, there is no assurance that the terms and conditions of these agreements are as favorable to the Company as might have been obtained from independent third parties.

     Six of the Company's officers or directors are employees or directors to the Board of Fuel Tech. Three of these persons are also officers of Fuel Tech and Fuel Tech subsidiaries. Although these persons seek to devote such time to the affairs of the Company as the Company's needs require, they must balance the Company's need for their time with the needs of Fuel Tech and its subsidiaries.

     Ralph E. Bailey and Douglas G. Bailey were elected Managing Directors of Fuel Tech which currently owns 27.4 percent of the issued and outstanding Common Shares of the Company. Pursuant to a Securities Purchase Agreement dated as of March 23, 1998 (the "Purchase Agreement"), certain affiliates and related parties of ABC (the "Investors") purchased 4.75 million common shares of Fuel Tech and warrants to purchase an additional 3 million of such common shares. Under the terms of a related shareholders agreement, the Investors, for a period of ten years and so long as they own not less than a certain specified minimum percentage of the issued and outstanding common shares of Fuel Tech, will be entitled from time to time to nominate two Managing Directors of Fuel Tech who are representatives of the Investors and one independent director. Also, during such period, the Investors will be entitled to nominate up to 50% of the directors of Fuel Tech, Inc., the operating subsidiary of Fuel Tech which owns substantially all of the operating assets of the Fuel Tech Group.

     The Company expects to resolve potential conflicts of interest with Fuel Tech on a case-by-case basis, taking into consideration relevant factors including its existing agreements with Fuel Tech, applicable stock exchange rules and prevailing corporate practices. Fuel Tech, however, may exercise its influence in its own best interests.

NOXOUT(TM) 3200 SCR REAGENT

     For a description of arrangements between the Company and Fuel Tech regarding the development of proprietary specifications and formulations for NOxOUT 3200 SCR Reagent, see "BUSINESS -- NOxOUT(TM) 3200 SCR Reagent."

                        DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended, the Certificate of Designation for the Series A Preferred Stock and the form of the Certificate of Designation for the
Series B Preferred Stock, which are attached as exhibits to the Registration Statement.

COMMON SHARES

     The Company is authorized to issue up to 15,000,000 Common Shares, $0.05 par value per share. As of the date of this Prospectus, 2,516,666 Common Shares are issued and outstanding.

     Holders of Common Shares are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is no cumulative voting for election of Directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, Holders of Common Shares are entitled to receive ratably dividends when, as, and if declared by the Board of Directors, out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the Preferred Stock, if any. Holders of Common Shares have no preemptive rights and have no rights to convert their Common Shares into any other securities. The outstanding Common Shares are, and the Common Shares to be outstanding upon completion of this Offering will be, validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 100,000 shares of preferred stock, $0.05 par value per share (the "Preferred Stock").

     The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions.

SERIES A CONVERTIBLE PREFERRED STOCK

     On March 31, 1998, the Board of Directors designated 100,000 shares as Series A Convertible Preferred Stock, $0.05 par value per share (the "Series A Preferred Stock").

RANKING

     Upon liquidation, dissolution and winding up, proceeds are distributed to holders of Series A Preferred Stock and Series B Preferred Stock, pro rata, based on the original issue price of such shares, and prior to the Holders of Common Shares.

DIVIDENDS

     Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $500.00 per share price and liquidation preference (the "Liquidation Preference"); provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series A Preferred Stock, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the holders of the Series A Preferred Stock are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing July 1, 1998. Preferred Dividends on shares of Series A Preferred Stock shall be cumulative and shall accrue from the date of original issuance.

VOTING RIGHTS

     Holders of the Series A Preferred Stock are entitled to vote on all matters as a class with the holders of the Common Shares and Series B Preferred Stock and in such event are entitled to one vote for each Common Share into which the Series A Preferred Stock is convertible. The holders of Series A Preferred Stock are entitled to vote as a separate class on the election of two directors. In addition, the approval of the holders of at least 60 percent of the shares of Series A Preferred Stock, voting as a separate class, will be required to: (i) amend, alter, or repeal any of the provisions of the Certificate of Incorporation so as to affect adversely the powers, preferences or rights of the holders of the shares of Series A Preferred Stock then outstanding or reduce the minimum time for any required notice to which the holders of the shares of Series A Preferred Stock then outstanding may be entitled; (ii) authorize or create, or increase the authorized amount of, any securities ranking senior to the shares of Series A Preferred Stock or any securities that by their terms rank pari passu with the shares of Series A Preferred Stock, either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company; (iii) authorize the payment of dividends on the Common Shares; (iv) repurchase any Common Shares, except in connection with the termination of employment of a holder of such stock or otherwise pursuant to the terms of the Plan; (v) enter into a transaction whose consummation results in a Change of Control (as defined in the Certificate of Designation) of the Company; (vi) authorize or create, or increase the number of authorized shares of Series A Preferred Stock; or (vii) other than to add two additional board seats in connection with the initial issuance of Series A Preferred Stock, increase the size of the Board of Directors of the Company.

REDEMPTIONS AND CONVERSIONS

     The shares of Series A Preferred Stock shall be redeemable at the option of a holder of the Series A Preferred Stock, in whole or in part, from time to time out of funds legally available for such purpose, at any time, on or after the fourth anniversary of the date of execution of this Certificate of Designation at the redemption price of $500.00 per share (which conversion price will be deemed to have been paid in full, at no extra cost to the holder thereof, with the tendering of the Series A Preferred Stock in connection with the conversion thereof), plus, in each case, an amount equal to all dividends accrued and unpaid on the shares of Series A Preferred Stock up to the date fixed for the redemption as set forth in the Certificate of Designation.

     Shares of Series A Preferred Stock are convertible (at the Liquidation Preference of $500.00 per share), in whole or in part, at the option of the holders thereof ("Optional Conversion"), unless previously redeemed, into Common Shares at a conversion price of $1.50 per Common Share (equivalent to a conversion rate of 333.33 Common Shares for each share of Series A Preferred Stock so converted), which conversion price will be deemed to have been paid in full, at no extra cost to the holder thereof, with the tendering of the Series A Preferred Stock in connection with the conversion thereof, subject to adjustment as set forth in the Certificate of Designation.

     The Company can force the holder to convert his Series A Preferred Stock, in whole or in part, into Common Shares at any time on or after the date that the average Closing Price (as defined in the Certificate of
Designation) of the Common Shares equals or exceeds $4.50 for 20 consecutive Trading Days. Such conversion may at the election of the holders of 60% of the issued and outstanding shares of the Series A Preferred Stock be scheduled to occur, on a pro rata basis quarterly over 18 months.

     Subject to the provision for adjustment set forth in the Certificate of Designation, each share of Series A Preferred Stock shall be automatically converted into a number of Common Shares at the conversion price set forth in the Certificate of Designation in the event that the Company consummates the sale of Common Shares in a bona fide, firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds at a price per share of at least 200% of the Conversion Price being received by the Company (a "Qualified IPO"). In the event of such mandatory conversion, accrued and unpaid dividends will also convert into Common Shares, on the same terms as the underlying Series A Preferred Stock.

ANTI-DILUTION

     In the event that additional Common Shares or securities exercisable or convertible into Common Shares are issued without consideration or at a price less than the applicable conversion price for the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then, subject to certain exceptions, the applicable conversion price of the Series A Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of shares of Common Shares which the aggregate consideration received by the Company for the total number of additional Common Shares so issued would purchase at such conversion price; and the denominator of which shall be the number of shares of Common Shares outstanding immediately prior to such issue plus the number of such additional Common Shares so issued.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Series A Preferred Stock are entitled to receive the sum of $500.00 per share in cash for each share of Series A Preferred Stock, plus accrued and unpaid Preferred Dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Shares or any other capital stock ranking junior to the shares of Series A Preferred Stock and pari passu with holders of Series B Preferred Stock upon liquidation, dissolution, or winding up. If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of Series A Preferred Stock, the Holders shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled, in each case on a per share basis. After payment of the full amount of the liquidating distribution to which they are entitled, the holders shall not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more other Companies (whether or not the Company is the Company surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Company, shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

SERIES B CONVERTIBLE PREFERRED STOCK

     In connection with the Rights Offering, the Board of Directors designated 50,000 shares as Series B Convertible Preferred Stock, $0.05 par value per share (the "Series B Preferred Stock").

RANKING

     Upon liquidation, dissolution and winding up, proceeds are distributed to holders of Series A Preferred Stock and Series B Preferred Stock, pro rata, based on the original issue price of such shares, and prior to the holders of Common Shares.

DIVIDENDS

     Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends at the annual rate of 9% of the $________ per share price and liquidation preference (the "Liquidation Preference"); provided, however, that in lieu of making dividends in cash, the Company may elect, by giving written notice to each holder of the Series B Preferred Stock, to pay dividends in kind at the annual rate of 11% of the Liquidation Preference (cash dividends and dividends in kind are each deemed "Preferred Dividends"). Dividends payable to the holders of the Series B Preferred Stock are payable quarterly in arrears, on the first business day of January, April, July and October of each year (each such date being hereinafter referred to as a "Dividend Payment Date"), commencing January 1, 1999. Preferred Dividends on shares of Series B Preferred Stock shall be cumulative and shall accrue from the date of original issuance.

VOTING RIGHTS

     Holders of the Series B Preferred Stock are entitled to vote on all matters as a class with the holders of the Common Shares and Series A Preferred Stock and in such event are entitled to one vote for each Common Share into which the Series B Preferred Stock is convertible.

CONVERSIONS

     Shares of Series B Preferred Stock are convertible (at the Liquidation Preference of $______ per share), in whole or in part, at the option of the holders thereof ("Optional Conversion"), into Common Shares at a conversion price of $____ per Common Share (equivalent to a conversion rate of 33 Common Shares for each share of Series B Preferred Stock so converted), which conversion price will be deemed to have been paid in full, at no extra cost to the holder thereof, with the tendering of the Series A Preferred Stock in connection with the conversion thereof, subject to adjustment as set forth in the Certificate of Designation.

     The Company can force the holder to convert his Series B Preferred Stock, in whole or in part, into Common Shares at any time on or after the date that the average Closing Price (as defined in the Certificate of
Designation) of the Common Shares equals or exceeds $4.50 for 20 consecutive Trading Days.

     Subject to the provision for adjustment set forth in the Certificate of Designation which will be filed with the Secretary of State immediately prior to the consummation of the sale of the Series B Preferred Stock offered hereby, each share of Series B Preferred Stock shall be automatically converted into a number of Common Shares at the conversion price set forth in the Certificate of Designation in the event that the Company consummates the sale of Common Shares in a bona fide, firm commitment, underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in a Qualified IPO. In the event of such mandatory conversion, accrued and unpaid dividends will also convert into Common Shares, on the same terms as the underlying Series B Preferred Stock.

ANTI-DILUTION

     In the event that additional Common Shares or securities exercisable or convertible into Common Shares are issued without consideration or at a price less than the applicable conversion price for the Series B Preferred Stock in effect on the date of and immediately prior to such issue, then, subject to certain exceptions, the applicable conversion price of the Series B Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Shares outstanding immediately prior to such issue plus the number of shares of Common Shares which the aggregate consideration received by the Company for the total number of additional Common Shares so issued would purchase at such conversion price; and the denominator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of such additional Common Shares so issued.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of Series B Preferred Stock are entitled to receive the sum of $______ per share in cash for each share of Series B Preferred Stock, plus accrued and unpaid Preferred Dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Shares or any other capital stock ranking junior to the shares of Series B Preferred Stock and pari passu with holders of Series A Preferred Stock upon liquidation, dissolution, or winding up. If, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of Series B Preferred Stock under such circumstances, the Holders shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled, in each case on a per share basis. After payment of the full amount of the liquidating distribution to which they are entitled, the holders shall not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more other Companies, or a sale, lease or exchange of all or substantially all of the assets of the Company, shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

     Certificates representing shares of Series B Preferred Stock will include a legend to the effect that such securities may not be transferred to any resident of any of the following states: Arizona, Florida, Georgia, Ohio, Pennsylvania or Texas.

                      SHARES ELIGIBLE FOR FUTURE SALE

     The Company currently has 2,516,666 Common Shares outstanding. Upon completion of this Offering (assuming full subscription), the Company will have Series A and Series B Preferred Stock outstanding which will be convertible into 933,324 and 1,650,000 additional Common Shares, respectively. The Common Shares underlying the Series B Preferred Stock, except for certain shares owned by "affiliates," including Fuel Tech, are or will be freely tradable without further registration under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three month period a number of shares beneficially owned for one year that does not exceed the greater of (i) 1% of the then outstanding Common Shares, or (ii) the average weekly trading volume in the Common Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned Common Shares for two years, may sell such shares without regard to the volume, manner of sale, or notice requirements of Rule 144.

     Following this Offering, the Company cannot predict the effect, if any, that sales of Common Shares pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by the current shareholders of substantial amounts of Common Shares in the public market could adversely affect prevailing market prices for the Common Shares. In addition, the availability for sale of a substantial amount of Common Shares acquired through the Rights could adversely affect prevailing market prices for the Common Shares.

                            PLAN OF DISTRIBUTION

DISTRIBUTION ARRANGEMENTS

     Outside of the United States, and in Colorado, Connecticut, the District of Columbia, Maryland, New Jersey and New York, the Company will pay to broker-dealers registered or exempt from registration in the relevant jurisdiction a fee for their soliciting efforts (the "Soliciting Fees"). Ten percent of the Subscription Price paid for the Series B Preferred Stock which is subscribed for will be paid to such broker-dealers. The Soliciting Fees will be paid directly to the broker-dealer designated on the applicable portion of the Rights Certificate. Soliciting Fees will not be paid on any undesignated exercise of Rights, to any broker-dealer not registered or exempt from registration in the relevant jurisdiction, or in the United States except with respect to subscriptions by Holders in the states listed above.

TRANSFER AGENT

     The Company has appointed ChaseMellon Shareholder Services, L.L.C. as Transfer Agent for its Common Shares.


                               LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by the law firm of Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, NY.

                                  EXPERTS

     The financial statements of Clean Diesel Technologies, Inc. at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, and for the period from January 1, 1992 through December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the Annual Financial Statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


INDEX TO FINANCIAL STATEMENTS                                             PAGE
-----------------------------                                             ----

Audited Financial Statements
Report of Independent Auditors............................................ F-2
Balance Sheets as of December 31, 1996, and 1997.......................... F-3
Statements of Operations for the years ended
  December 31, 1995, 1996, and 1997 and for the period from
  January 1, 1992, through December 31, 1997.............................. F-4
Statements of Changes in Shareholders' Equity (Deficiency) for
  the years ended December 31, 1995, 1996, and 1997....................... F-5
Statements of Cash Flows for the years ended December 31, 1995,
  1996, and 1997 and for the period from January 1, 1992,
  through December 31, 1997............................................... F-6
Notes to Financial Statements............................................. F-7

Unaudited Interim Financial Statements
Balance Sheet as of March 31, 1998 (unaudited)............................ F-14
Statements of Operations for the three months ended
  March 31, 1997, and 1998, and for the period from
  January 1, 1992, through March 31, 1998 (unaudited)..................... F-15
Statements of Cash Flows for the three months ended
  March 31, 1997, and 1998, and for the period from January 1, 1992, through March 31, 1998 (unaudited)...................................... F-16
Note to Financial Statements (unaudited).................................. F-17

                       REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Clean Diesel Technologies, Inc.

We have audited the accompanying balance sheets of Clean Diesel Technologies, Inc. (a development-stage company) as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1997 and for the period from January 1, 1992, through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Clean Diesel Technologies, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, and for the period from January 1, 1992, through December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Clean Diesel Technologies, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and its operations have not produced a positive cash flow. These conditions raise substantial doubt about the Company's ability to continue as a going concern. (Management's plans as to these matters are also described in Note 1.) The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                          /s/  ERNST & YOUNG LLP

Stamford, Connecticut
February 26, 1998


CLEAN DIESEL TECHNOLOGIES, INC. (A DEVELOPMENT-STAGE COMPANY)


BALANCE SHEETS
(IN THOUSANDS EXCEPT SHARE DATA)
                                                                                DECEMBER 31
                                                                       ------------------------------
                                                                         1996                  1997
                                                                       --------              --------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents....................................         $   3,270             $   1,239
Short-term investments.......................................             2,000                    --
Inventories..................................................               103                   205
OTHER CURRENT ASSETS.........................................               222                   238
                                                                      ---------             ---------
Total current assets.........................................             5,595                 1,682
Other assets.................................................                82                    68
                                                                      ---------             ---------

TOTAL ASSETS                                                          $   5,677             $   1,750
                                                                      =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses........................         $     741             $     794
Loan payable to Fuel-Tech N.V................................               745                   100
                                                                      ---------             ---------

TOTAL CURRENT LIABILITIES....................................             1,486                   894

LOAN PAYABLE TO FUEL-TECH N.V.                                               --                   395

SHAREHOLDERS' EQUITY:
Preferred Stock, par value $0.05 per share, authorized
   100,000 shares, no shares issued and outstanding..........                --                    --
Common Shares, par value $0.05 per share, authorized
   5,000,000 shares, issued and outstanding 2,500,000 and
   2,516,666 shares..........................................               125                   126
Additional paid-in capital...................................            11,155                11,188
Deficit accumulated during development stage.................            (7,089)              (10,853)
                                                                      ---------             ---------

TOTAL SHAREHOLDERS' EQUITY...................................             4,191                   461
                                                                      ---------             ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................         $   5,677             $   1,750
                                                                      =========             =========
See accompanying notes.

CLEAN DIESEL TECHNOLOGIES, INC. (A DEVELOPMENT-STAGE COMPANY)

STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                            Period from
                                                                                                            January 1,
                                                                                                               1992,
                                                         For the years ended December 31                      through
                                                  -------------------------------------------------        December 31,
                                                    1995                1996                1997                1997
                                                  ---------           ---------           ---------           ---------
Sales..................................           $      --           $      --           $     199           $     199
Costs and expenses:
Cost of sales..........................                  --                  --                 132                 132
General and administrative.............                 963               1,842               1,730               5,042
Research and development...............                 796               1,747               1,985               5,317
Patent filing and maintenance..........                 199                 223                 237                 938
                                                  ---------           ---------           ---------           ---------

Loss from operations...................               1,958               3,812               3,885              11,230
Interest income........................                 (33)               (383)               (165)               (581)
Interest expense to Fuel-Tech N.V......                  99                  60                  44                 204
                                                  ---------           ---------           ---------           ---------

NET LOSS DURING DEVELOPMENT STAGE                 $   2,024           $   3,489           $   3,764           $  10,853
                                                  =========           =========           =========           =========

BASIC AND DILUTED LOSS PER COMMON SHARE
                                                  $    0.81           $    1.40           $    1.50                 N/A
                                                  =========           =========           =========           =========

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING           2,500               2,500               2,517                 N/A
                                                  =========           =========           =========           =========

See accompanying notes.


CLEAN DIESEL TECHNOLOGIES, INC. (A DEVELOPMENT-STAGE COMPANY)


STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)
(IN THOUSANDS)
                                                                                               Deficit
                                                                                               Deficit
                                                                                              Accumulated        Total
                                                     Common Shares             Additional       During       Shareholders'
                                                -------------------------       Paid-In       Development       Equity
                                                 Shares          Amount         Capital         Stage        (Deficiency)
                                                ---------       ---------       ---------      ---------       ---------
BALANCE AT JANUARY 1, 1995.................         2,500       $     125       $     594      $  (1,576)      $    (857)
Net loss for year..........................            --              --              --         (2,024)         (2,024)
Fuel-Tech N.V. capital contribution........            --              --          10,531             --          10,531
                                                ---------       ---------       ---------      ---------       ---------

BALANCE AT DECEMBER 31, 1995...............         2,500             125          11,125         (3,600)          7,650
Net loss for year..........................            --              --              --         (3,489)         (3,489)
Issuance of stock purchase warrants........            --              --              30             --              30
                                                ---------       ---------       ---------      ---------       ---------

BALANCE AT DECEMBER 31, 1996...............         2,500             125          11,155         (7,089)          4,191
Net loss for year..........................            --              --              --         (3,764)         (3,764)
Issuance of stock purchase warrants........            --              --              30             --              30
Exercise of stock options..................            17               1               3             --               4
                                                ---------       ---------       ---------      ---------       ---------

BALANCE AT DECEMBER 31, 1997...............         2,517       $     126       $  11,188      $ (10,853)      $     461
                                                =========       =========       =========      =========       =========

See accompanying notes.


CLEAN DIESEL TECHNOLOGIES, INC. (A DEVELOPMENT-STAGE COMPANY)


STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
                                                                                                     PERIOD FROM
                                                                                                      JANUARY 1,
                                                                                                        1992,
                                                      FOR THE YEARS ENDED DECEMBER 31                  THROUGH
                                                ----------------------------------------------       DECEMBER 31,
                                                   1995               1996              1997              1997
                                                ---------          ---------         ---------         ---------
OPERATING ACTIVITIES
Net loss...................................     $  (2,024)         $  (3,489)        $  (3,764)        $ (10,853)
Adjustments to reconcile net loss to net
 cash used in operating activities:
   Depreciation............................            --                 12                24                36
   Issuance of stock purchase warrants.....            --                 30                30                60
   Changes in operating assets and
    liabilities:
     Inventories...........................           (15)               (88)             (102)             (205)
     Other current assets..................            (1)              (221)              (16)             (238)
     Accounts payable and accrued expenses.           230                320                53               794
     Other assets..........................            --                (18)               --               (18)
     Due to Fuel-Tech N.V..................            --                (66)               --               (66)
                                                ---------          ---------         ---------         ---------
Net cash used in operating activities......        (1,810)            (3,520)           (3,775)          (10,490)
                                                ---------          ---------         ---------         ---------
FINANCING ACTIVITIES
Proceeds from 1995 Rights Offering net of
   $630 of brokerage commissions...........         9,138              2,018                --            11,156
Expenses of 1995 Rights Offering...........          (425)                --                --              (425)
Repayment of expenses of 1995 Rights
   Offering paid by Fuel-Tech N.V..........          (200)                --                --              (200)
Issuance of Common Shares to parent........            --                 --                --               250
Net parent company investment..............            --                 --                --               469
Proceeds of loan from Fuel-Tech N.V........         1,695                 --                --             2,874
Repayment of loan to Fuel-Tech N.V.........        (2,063)                --              (250)           (2,313)
Proceeds from exercise of stock options....            --                 --                 4                 4
                                                ---------          ---------         ---------         ---------
Net cash provided from (used in) financing
   activities..............................         8,145              2,018              (246)           11,815
                                                ---------          ---------         ---------         ---------
INVESTING ACTIVITIES
Sale (purchase) of short-term investments..            --             (2,000)            2,000                --
Purchase of fixed assets...................            --                (76)              (10)              (86)
                                                ---------          ---------         ---------         ---------
Net cash provided by (used in) investing               --             (2,076)            1,990               (86)
   activities.............................      ---------          ---------         ---------         ---------
NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS.............................         6,335             (3,578)           (2,031)            1,239
Cash and cash equivalents at beginning of
   period..................................           513              6,848             3,270                --
                                                ---------          ---------         ---------         ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD.     $   6,848          $   3,270         $   1,239         $   1,239
                                                =========          =========         =========         =========

Cash payments for interest to Fuel-Tech
   N.V.....................................     $      --          $      63         $      44         $     107

NON-CASH ACTIVITIES
Contribution of net parent company
   investment to capital of the Company....     $      --          $      --         $      --         $     469
Stock subscription receivable..............     $   2,018          $      --         $      --         $   2,018
Issuance of stock purchase warrants........     $      --          $      30         $      30         $      60

See accompanying notes.


Clean Diesel  Technologies,  Inc. (A  Development-Stage  Company)
Notes to Financial Statements

1.   BASIS OF PRESENTATION

     Clean Diesel Technologies, Inc. (the "Company") was incorporated in the State of Delaware on January 19, 1994, as a wholly owned subsidiary of Fuel-Tech N.V. ("Fuel Tech"). Predecessor financial information included in the accompanying financial statements for the period January 1, 1992, through January 18, 1994, reflects the Company's operations prior to incorporation, at which time it was accounted for as part of Fuel Tech. As more fully discussed in Note 4, effective December 12, 1995, Fuel Tech completed a Rights Offering of the Company's Common Shares. Accordingly, at December 12, 1995, Fuel Tech held a 27.6% interest in the Company's Common Shares.

     The Company is a development-stage enterprise, and its efforts from January 1, 1992, through December 31, 1997, have been devoted to the research, development and commercialization of Platinum Fuel Catalysts ("PFC"), some of which are licensed to the Company by Fuel Tech, and nitrogen oxide ("NOx") reduction technologies for diesel engines (see Note
6). There were no material activities related to the Company's business in 1990 or 1991. Prior to 1990, the activities of Fuel Tech were focused on other applications of the PFC that were unrelated to the Company's present or contemplated business and were not material to the overall development of the Company's products. Therefore, such costs have been excluded from the determination of the Company's development costs.

     The  Company  began  selling  its  PFC on a  commercial  basis  to the consumer car care market in the first quarter of 1997, for use in the aftertreatment of fuel (see Note 8). In order to sell the PFC in other markets, however, additional research and development testing may be required. The Company's NOx control technologies will also require additional research and development testing to determine their commercial viability. The commercialization of these technologies will depend upon the success of field tests, cost-effective production of the PFC and governmental regulations, principally by the U.S. Environmental Protection Agency and corresponding foreign and state agencies. The accomplishment of these objectives by the Company will require additional capital and there can be no assurance that such capital will be available.

GOING CONCERN

     The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

     As a result of the aforementioned recurring operating losses, the Company has been unable to generate a positive cash flow. The Company is actively seeking additional financing in the amount of $5 million through a private placement or other arrangement and is currently in discussion with several interested parties; however, the Company has not received a commitment from any such party. Although the Company believes that it will be successful in its capital raising efforts, there is no guarantee that the Company will be able to raise such capital on terms satisfactory to the Company. The Company has developed contingency plans in the event its financing efforts are not successful. Such plans include cost reductions (both general and administrative and research and development), licensing the Company's technologies and selling its intellectual property. Accordingly, at December 31, 1997, there is substantial doubt as to the Company's ability to continue as a going concern.

     On February 17, 1998, the Company received a commitment from Fuel Tech to provide short-term financing in the amount of up to $500,000. Borrowings pursuant to this agreement will be secured by the Company's intellectual property. The Company's management believes that, with this loan from Fuel Tech, the Company has adequate capital to fund its operations through the first half of 1998.

2.   SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND FINANCIAL INSTRUMENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1996, substantially all of the Company's cash and cash equivalents consisted of a $1.5 million Eurodollar deposit with a banking institution and $1.4 million in U.S. Government obligations. At December 31, 1997, substantially all of the Company's cash and cash equivalents consisted of $1 million in U.S. Government obligations and a $0.2 million deposit with a financial institution.

     All financial instruments are reflected in the accompanying balance sheets at amounts that approximate fair market value.

     Short-term investments at December 31, 1996, consisted of United States Government-backed mortgages, which matured in 1997. The Company classified such investments as held to maturity and, accordingly, they were carried at amortized cost in the accompanying balance sheet at December 31, 1996.

INVENTORIES

     Inventories are stated at lower of cost or market and consist of finished product. Cost is determined using the first-in, first-out (FIFO) method.

RESEARCH AND DEVELOPMENT COSTS

     Costs relating to the research, development and testing of products are charged to operations as they are incurred. These costs include test programs, salaries and related costs, consultancy fees, materials and certain testing equipment. The cost of patent filings and maintenance are also charged to operations as they are incurred. Included in accrued expenses at December 31, 1997, are liabilities for research and development expenses owing to Ricardo Consulting Engineers Ltd., Delft University and Johnson Matthey of $166,533, $53,559 and $51,719, respectively.

STOCK-BASED COMPENSATION

     The Company accounts for stock option grants in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the Company's current plan, options may be granted at not less than the fair market value on the date of grant and therefore no compensation expense is recognized for the stock options granted. In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

BASIC AND DILUTED LOSS PER COMMON SHARE

     In 1997, SFAS No. 128, Earnings per Share, was issued. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Unlike the previously reported primary earnings per share, basic earnings per share excludes the dilutive effects of stock options. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods presented have been calculated in accordance with and, where appropriate, restated to conform to the requirements of SFAS No. 128.

3.   TAXATION

     The Company accounts for income taxes in accordance with the "liability method." Prior to December 12, 1995, the Company's operations were included in the consolidated U.S. federal income tax return of Fuel Tech, Inc.

     At December 31, 1996 and 1997, the Company had tax losses available for offset against future years' earnings of approximately $6.4 million and $10 million, respectively. Temporary differences were insignificant as of such dates. Approximately $0.9 million, $2.0 million, $3.5 million and $3.6 million of the tax loss carryforwards expire in 2009, 2010, 2011 and 2012, respectively. The Company has not recognized any benefit from the aforementioned tax loss carryforwards.

     Under the provisions of the United States Tax Reform Act of 1986, utilization of the Company's U.S. federal tax loss carryforwards (for the period prior to December 12, 1995) may be limited as a result of the ownership change in excess of 50% related to the Fuel Tech Rights Offering (see Note 4).

4.   SHAREHOLDERS' EQUITY

     On December 12, 1995, Fuel Tech completed a Rights Offering to its existing shareholders of 72.4% of the Company's Common Shares, retaining 27.6% of the Common Shares outstanding. Under the terms of the offering, each Fuel Tech shareholder and Holder of Fuel Tech's Nil Coupon Non-redeemable Convertible Unsecured Bridge Loan Notes ("Note Holders") received a Right to purchase one common share of the Company for every 7.65 Fuel Tech shares (or notes convertible into 7.65 Fuel Tech shares) held for $6.50 per Company share. Holders of Fuel Tech options were also allowed to participate, if requested, under the same terms. Two million of the 2.5 million Company shares held by Fuel Tech were offered in the Rights Offering.

     Approximately 1.8 million Company shares were purchased in the offering, which raised net proceeds, after expenses and broker-dealer commissions aggregating $1.3 million, of approximately $10.5 million, all of which was contributed by Fuel Tech to the Company. In December 1995, after the offering was completed, the Company paid Fuel Tech approximately $2.3 million, which represented the repayment of certain loans made to the Company ($2.1 million), as well as certain expenses of the Rights Offering paid by Fuel Tech ($200,000).

     As  a  result  of  the  Rights   Offering  and  Fuel  Tech's   capital
contribution of the net offering proceeds, the Company's additional paid-in capital increased by approximately $10.5 million.

     On December 26, 1995, the Company's Common Shares commenced trading on the National Association of Securities Dealers Quotation System ("Nasdaq") under the symbol "CDTI."

5.   STOCK OPTIONS AND WARRANTS

     The Company maintains a stock award plan, the 1994 Incentive Plan (the "Plan"). Under the Plan, awards may be granted to participants in the form of non-qualified stock options, stock appreciation rights, restricted stock, performance awards, bonuses or other forms of share based or non-share based awards or combinations thereof. Participants in the Plan may be such of the Company's directors, officers, employees, consultants and advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of the Company's business. The Company includes 50%-owned subsidiaries or affiliates. In 1996, shareholders amended the Plan to increase from 10% to 12 1/2% the percentage of outstanding shares of the Company used to determine the maximum number of awards to participants. In 1997, the percentage was further increased from 12 1/2% to 17 1/2%. The policy of the Board was to grant stock options vesting in three equal portions on the first through third anniversaries of the grant date for grants prior to 1997, and in equal portions on the grant date and the first and second anniversaries of the grant date for grants awarded in 1997.

     If compensation expense for the Company's plan had been determined based on the fair value at the grant dates for awards under its plan, consistent with the method described in SFAS No. 123, the Company's net loss and basic and diluted loss per share would have been increased to the pro forma amounts indicated below:

                                        1995        1996        1997
                                        ----        ----        ----
   Net loss (000's):
   As reported..................       $2,024      $3,489      $3,764
   Pro forma....................        2,031       3,600       4,040

   Basic and diluted loss per share:
   As reported..................       $ 0.81      $ 1.40      $ 1.50
   Pro forma....................         0.81        1.44        1.59


     In accordance with the provisions of SFAS No. 123, the pro forma disclosures include only the effect of stock options granted in 1995, 1996 and 1997. The application of the pro forma disclosures presented above are not representative of the effects SFAS No. 123 may have on operating results and earnings (loss) per share in future years due to the timing of stock option grants and considering that options vest over a period of three years.

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the modified Black-Scholes option pricing model with the following weighted-average assumptions:

                                        1995        1996        1997
                                        ----        ----        ----
       Expected dividend yield           0.0%        0.0%        0.0%
       Risk-free interest rate           6.4%        6.8%       5.72%
       Expected volatility              65.4%       54.3%       61.3%
       Expected life of option        4 years     4 years     4 years


      The following table presents a summary of the Company's stock option activity and related information for the years ended December 31:

                                        1995                            1996                           1997
                            ---------------------------     ---------------------------    ---------------------------
                            OPTIONS    WEIGHTED-AVERAGE     OPTIONS    WEIGHTED-AVERAGE    OPTIONS    WEIGHTED-AVERAGE
                            (000'S)     EXERCISE PRICE      (000'S)     EXERCISE PRICE     (000'S)     EXERCISE PRICE
                            -------     --------------      -------     --------------     -------     --------------
Outstanding, beginning of
   year...................       125         $ 1.10             222          $ 2.86             287         $ 3.25
Granted...................        97           5.13              65            4.59             115           4.61
Exercised.................        --             --              --              --             (17)          0.20
Forfeited.................        --             --              --              --             (20)          4.52
                                ----         ------        --------          ------            ----         ------
Outstanding, end of year..       222         $ 2.86             287          $ 3.25             365         $ 3.77
                                ====         ======         =======          ======            ====         ======
Exercisable, end of year..        63         $ 1.40             189          $ 3.11             259         $ 3.41
Weighted-average fair
   value of options
   granted during the
   year...................                   $ 2.79                          $ 2.25                         $ 2.18



     The  following  table  summarizes   information  about  stock  options
outstanding at December 31, 1997:

                                     Options Outstanding                              Options Exercisable
                     ------------------------------------------------------      ------------------------------
                                    WEIGHTED-AVERAGE
RANGE OF EXERCISE    NUMBER OF          REMAINING          WEIGHTED-AVERAGE      NUMBER OF     WEIGHTED-AVERAGE
      PRICES          OPTIONS       CONTRACTUAL LIFE        EXERCISE PRICE        OPTIONS       EXERCISE PRICE
-----------------    ---------      ----------------       ----------------      ---------     ----------------
  $.20  -  $2.00      108,334            3.5 years            $ 1.24              108,334          $ 1.24
  2.50  -   4.63      192,500            8.0                    4.21               91,663            3.82
  5.63  -   6.82       64,450            7.8                    6.70               59,449            6.75
-----------------    ---------      ----------------       ----------------      ---------     ----------------
  $.20  -  $6.82      365,284            5.8 years            $ 3.77              259,446          $ 3.41


     Pursuant to a financial consulting agreement, an investment bank has the right to purchase warrants covering 50,000 of the Company's Common Shares, with an exercise price of $6.50 per share (an 18% premium over market price on the date of issue). The warrants expire on March 1, 2001. Included in the Company's Financial Statements is $30,000 of expense in 1996 related to the issuance of these stock purchase warrants, which represented the fair value of services received as determined by utilization of the Black-Scholes option pricing model.

     In March 1997, in consideration of his undertaking to assist the Company in obtaining sources of permanent financing, the Company granted a director of the Company a warrant to purchase 25,000 shares of the Company's Common Shares for $10.00 per share (a 142% premium over market price on the date of issue). The warrant expires on March 17, 2004. Included in the Company's Financial Statements is $30,000 of expense, as determined by utilization of the Black-Scholes option pricing model, in 1997, related to the issuance of these purchase warrants, which represented the fair value of the services received.

6.   COMMITMENTS

     The Company is obligated under a sublease agreement for its principal office. Future minimum lease payments at December 31, 1997, are as follows:
1998--$65,000 and 1999--$11,000.  For the years ended December 31, 1996 and
1997, rental expense approximated $90,000 and $93,000 respectively. Prior to 1996, the Company did not incur any rent expense as such expenses were included in management fees and allocations from Fuel Tech (see Note 7).

     Effective as of October 28, 1994, Fuel Tech granted two licenses to the Company for all patents and rights associated with its Platinum Fuel Catalyst technology. Effective November 24, 1997, the licenses were canceled and Fuel Tech assigned to the Company all such patents and rights on terms substantially similar to the licenses. In exchange for the assignment, the Company will pay Fuel Tech a royalty of 2.5% of its annual gross revenue from sales of the Platinum Fuel Catalysts, commencing in 1998. The royalty obligation expires in 2008. The Company may terminate the royalty obligation to Fuel Tech by payment of $12 million commencing in 1998 and declining annually to $1,090,910 in 2008. The Company as assignee and owner will maintain the technology at its own expense. To date, no royalties have been paid to Fuel Tech.

7.   RELATED PARTY TRANSACTIONS

     On July 1, 1995, the Company entered into a $745,000 promissory demand note ("Demand Note") with Fuel Tech bearing an interest rate of 8% per annum. Pursuant to the Company's agreement with Fuel Tech, Fuel Tech did not demand repayment during 1996. In the first quarter of 1997, the Company repaid $250,000 of this note. Throughout the life of the note, the Company has made monthly interest payments on the unpaid balance. On November 5, 1997, the Company entered into a $495,000 promissory note ("Term Note") with Platinum Plus, Inc. (a wholly owned subsidiary of Fuel Tech) representing the unpaid balance of the Demand Note on that date. The principal amount is payable in three annual installments of $100,000 each on July 1 of each of the years 1998 through 2000 with a final installment of $195,000 on July 1, 2001. Interest at a rate of 8% per annum is payable on the unpaid balance on each principal payment date.

     On February 17, 1998, the Company received a commitment of up to $500,000 from Fuel Tech to fund its cash requirements until such time as the Company obtains the long-term financing it is seeking. The $500,000 from Fuel Tech will be in the form of a grid note, bearing interest at the rate of 10% per annum. The note will be secured by all of the Company's intellectual property and is repayable, in full, on or before June 17, 1998.

     Average trade balances due to Fuel Tech for the years ended December 31, 1996 and 1997, approximated $183,000 and $69,000, respectively.

     On August 3, 1995, the Company signed a Management and Services Agreement with Fuel Tech. According to the agreement, the Company reimburses Fuel Tech for management, services and administrative expenses incurred on behalf of the Company. Additionally, Fuel Tech charged the Company a fee equivalent to an additional 10% of such costs. In June 1996, the Company renegotiated this agreement. Under the new agreement, the Company agreed to pay Fuel Tech a fee equal to an additional 3% or 10% of the costs paid on the Company's behalf, dependent upon the nature of the costs incurred. Prior to the August 1995 agreement, the Company paid Fuel Tech a management fee of $150,000 per quarter, which included the direct costs and associated fees. The Company shares facilities and certain other resources with Fuel Tech and costs are allocated between the companies based on usage. Certain of Fuel Tech's officers and directors serve as officers and directors of the Company, and the Company received management and administrative support from Fuel Tech's staff. The Financial Statements include allocations from Fuel Tech of certain management and administrative costs, which approximate $904,000, $1,232,000 and $403,000 for the years ended December 31, 1995, 1996 and 1997, respectively, and $3,204,000 for the period from January 1, 1992, through December 31, 1997. Cost allocations for such periods were based on the amount of management time devoted to the Company. Certain services furnished by Fuel Tech to the Company were terminated in mid-year 1996. In the opinion of the Company's management, such cost allocations are fair and reasonable and are on terms no less favorable than could be obtained from a third party.

     During 1994, Fuel Tech contributed $469,000 to the Company and the Company issued 2,500,000 Common Shares to Fuel Tech for $250,000.

8.   MARKETING AND JOINT DEVELOPMENT AGREEMENTS

     In September 1996, the Company entered into a supply agreement with Holt Lloyd International Ltd. ("Holts") of the United Kingdom to sell the Company's PFC under the Company's Platinum Plus trademark for use with Holts's fuel additives in the aftertreatment of fuel for both new and used diesel engines in the consumer car care market. The agreement covers territories worldwide except for North, Central and South America. The term of this agreement is 10 years with the possibility of a term extension. The exclusivity of the agreement is determined by the attainment (or reasonable effort toward the attainment) of predetermined minimum performance levels for each territory on a calendar-year basis. The Company's PFC were test-marketed by Holts in Europe in the fourth quarter of 1996, with commercial sales commencing in the first quarter of 1997. This agreement also provides for collaborative testing of the Company's PFC product for gasoline-fueled vehicles, which will be marketed under similar terms by Holts. This product was launched by Holts in Europe in late 1997 under the Cat Guard name. In December 1997, Holts was acquired by Prestone Products, Inc., a division of AlliedSignal. Based on management and product line changes at Holts, and as a result of the Prestone acquisition, the Company expects a delay in the buildup of sales to Holts in 1998.

     On November 11, 1996, the Company entered into a joint development agreement with Engelhard Corporation and Nalco Fuel Tech. The parties agreed to collaborate on the commercialization of various diesel engine NOx control technologies, both in the U.S. and abroad. The companies will demonstrate and market technologies utilizing urea-based NOx catalyst systems for stationary diesels.

9.   SUBSEQUENT EVENT

     On February 26, 1998, the Company was notified by Nasdaq that it was not in compliance with the new net tangible assets/market capitalization/net income requirements. As such, Nasdaq informed the Company that, unless the Company requests a temporary exemption to this requirement, its securities will be delisted at the close of business on March 16, 1998. The Company has requested a temporary exemption to this requirement, which will temporarily stay the delisting.


BALANCE SHEET (UNAUDITED)
(IN THOUSANDS EXCEPT SHARE DATA)
                                                                                   March 31,
                                                                                     1998
                                                                                  ------------
ASSETS
Current assets:
Cash and cash equivalents..........................................               $        657
Inventories........................................................                        203
Other current assets...............................................                        122
                                                                                  ------------
Total current assets...............................................                        982
Other assets.......................................................                         62
                                                                                  ------------
Total assets.......................................................               $      1,044
                                                                                  ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses..............................               $        829
Loan payable to Fuel-Tech N.V......................................                        100
                                                                                  ------------
Total current liabilities..........................................                        929

Loan payable to Fuel-Tech N.V......................................                        395

Shareholders' equity (deficit):
Preferred Stock, par value $0.05 per share, authorized 100,000
   shares, no shares issued and outstanding........................                         --
Common Shares, par value $0.05 per share, authorized 5,000,000
   shares, issued and outstanding 2,516,666 shares.................                        126
Additional paid-in capital.........................................                     11,188
Deficit accumulated during development stage.......................                    (11,594)
                                                                                  ------------
Total shareholders' equity (deficit)...............................                       (280)
                                                                                  ------------
Total liabilities and shareholders' equity (deficit)...............               $      1,044
                                                                                  ============

See note to financial statements.



STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                                                         Period from
                                                                       Three Months Ended             January 1, 1992,
                                                                            March 31,                      through
                                                                    1997                1998           March 31, 1998
                                                                   -------            -------            ---------
Sales....................................................          $    40            $    --            $     199
Costs and expenses:
Cost of sales............................................               23                 --                  132
General and administrative...............................              496                451                5,493
Research and development.................................              457                236                5,553
Patent filing and maintenance............................               75                 56                  994
                                                                   -------            -------            ---------
Loss from operations.....................................            1,011                743               11,973
Interest income..........................................              (64)               (13)                (594)
Interest expense.........................................               14                 11                  215
                                                                   -------            -------            ---------

Net loss during development stage........................          $   961            $   741            $  11,594
                                                                   =======            =======            =========

Basic and diluted loss per common share..................          $  0.38            $  0.29                  N/A
                                                                   =======            =======            =========

Average number of common shares
   outstanding...........................................            2,512              2,517                  N/A
                                                                   =======            =======            =========

See note to financial statements.



STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)
                                                                                                        Period from
                                                                    Three Months Ended               January 1, 1992,
                                                                         March 31                         through
                                                                1997                  1998            March 31, 1998
                                                           -------------        -------------         -------------
OPERATING ACTIVITIES
Net cash used in operating activities.................     $      (1,075)       $        (581)        $     (11,071)
                                                           -------------        -------------         -------------
FINANCING ACTIVITIES
Proceeds from 1995 Rights Offering, net of $630 of
   brokerage commissions..............................                --                   --                11,156
Expenses of 1995 Rights Offering......................                --                   --                  (425)
Repayment of expenses of 1995 Rights Offering
   paid by Fuel-Tech N.V..............................                --                   --                  (200)
Issuance of Common Shares to parent...................                --                   --                   250
Net parent company investment.........................                --                   --                   469
Proceeds of loan from Fuel-Tech N.V...................                --                   --                 2,874
Repayment of loan to Fuel-Tech N.V....................              (250)                  --                (2,313)
Proceeds from exercise of stock options...............                 3                   --                     4
                                                           -------------        -------------         -------------
Net cash (used in) provided from financing activities.              (247)                  --                11,815
                                                           -------------        -------------         -------------
INVESTING ACTIVITIES
Net cash used in investing activities.................                (5)                  (1)                  (87)
                                                           -------------        -------------         -------------
NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS...............................            (1,327)                (582)                  657
Cash and cash equivalents at beginning of
   period.............................................             3,270                1,239                    --
                                                           -------------        -------------         -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                 $       1,943        $         657         $         657
                                                           =============        =============         =============

See note to financial statements.


BASIS OF PRESENTATION

     The accompanying unaudited, condensed, consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature. Operating results for the three month period ended March 31, 1998, are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the accompanying Financial Statements and footnotes thereto for the year ended December 31, 1997.

     Clean Diesel Technologies, Inc. (the "Company") is a development-stage enterprise, and its efforts from January 1, 1992, through March 31, 1998, have been devoted to the research, development and commercialization of Platinum Fuel Catalysts ("PFCs"), some of which are licensed to the Company by Fuel-Tech N.V. ("Fuel Tech"), and nitrogen oxide ("NOx") reduction technologies for diesel engines. There were no material activities related to the Company's business in 1990 or 1991. Prior to 1990, the activities of Fuel Tech were focused on other applications of the PFC that were unrelated to the Company's present or contemplated business and were not material to the overall development of the Company's products. Therefore, such costs have been excluded from the determination of the Company's development costs.

     In the first quarter of 1997, the Company began selling its PFC on a commercial basis to the consumer car care market for use in the aftertreatment of fuel. In order to sell the PFC in other markets, however, additional research and development testing may be required. The Company's NOx control technologies will also require additional research and development testing to determine their commercial viability. The commercialization of these technologies will depend upon the success of field tests, cost-effective production of the PFC, and governmental regulations, principally by the Environmental Protection Agency and corresponding foreign and state agencies. The accomplishment of these objectives by the Company will require additional capital and there can be no assurance that such capital will be available. As more fully described under the caption "Related Party Transactions" below, the Company has received a $1.4 million bridge loan and is actively seeking additional funding. With the net proceeds of the bridge loan, the Company's management believes that the Company has adequate capital to fund its operations up to November 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Sources of Capital" elsewhere in this Prospectus.

GOING CONCERN

     The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and the amount and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

     As a result of the Company's recurring operating losses, the Company has been unable to generate a positive cash flow. In addition to the $1.4 million bridge loan mentioned above, the Company is actively seeking additional financing of $2.0 million to $3.75 million through the Rights Offering. Although the Company believes that it will be successful in its capital raising efforts, there is no guarantee that the Company will be able to raise such capital on terms satisfactory to the Company. Accordingly, at March 31, 1998, there continues to be substantial doubt as to the Company's ability to continue as a going concern. See "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Sources of Capital" elsewhere in this prospectus.

INVENTORIES

     Inventories are stated at lower of cost or market and consist of finished product. Cost is determined using the first-in, first-out (FIFO) method.

BASIC AND DILUTED LOSS PER COMMON SHARE

     In 1997, SFAS No. 128, Earnings per Share, was issued. SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share, respectively. Unlike the previously reported primary earnings per share, basic earnings per share excludes the dilutive effects of stock options. Diluted earnings per share is similar to the previously reported fully diluted earnings per share. Earnings per share amounts for all periods presented have been calculated in accordance with and, where appropriate, restated to conform to the requirements of SFAS No. 128.

WARRANT TO PURCHASE COMMON SHARES

     In March 1997, in consideration of his undertaking to assist the Company in obtaining sources of permanent financing, the Company granted a director of the Company a warrant to purchase 25,000 shares of the Company's Common Shares for $10.00 per share (a 142% premium over market price on the date of issue). The warrant expires on March 17, 2004. Included in the Company's March 31, 1997 Statement of Operations is $30,000 of expense related to the issuance of this purchase warrant, which represented the fair value of services received, as determined by utilization of the Black-Scholes option pricing model.

RELATED PARTY TRANSACTIONS

     On February 17, 1998, Fuel Tech agreed to provide the Company with up to $500,000 in order to fund its cash requirements until such time as the Company obtains the long-term financing it is seeking. The $500,000 commitment has subsequently been converted into a bridge loan (the "Bridge Loan"), which will constitute senior debt, will bear interest at the rate of ten percent per annum and will be due April 15, 2001. The Bridge Loan is automatically convertible into Series A Convertible Preferred Stock upon the conclusion of a public or private financing that contributes $1.75 million of additional net proceeds to the Company. The bridge loan is secured by all of the Company's intellectual property. Subsequent to March 31, 1998, the Company received from outside investors an additional $900,000 of financing under the same bridge loan.

     The Company believes that, with the $1.4 million Bridge Loan described above, it has sufficient cash balances to fund its operations through November 1998. The Company is actively seeking additional financing in the amount of $2.0 million to $3.75 million through the Rights Offering. Although the Company believes that it will be successful in its capital raising efforts, there is no guarantee that the Company will be able to raise such capital on terms satisfactory to the Company.

SUBSEQUENT EVENTS

     On February 26, 1998, the Company was notified by Nasdaq that it was not in compliance with the new net tangible assets/market capitalization/net income requirements. As such, the Company's securities were delisted at the close of business on June 30, 1998. Quotations as to the Company's shares have continued to be available on the OTC Bulletin Board.

     In May 1998, the Company received $950,000 of the proceeds from the $1.4 million Bridge Loan, as more fully described in "Related Party Transactions" above. The remaining proceeds of $300,000 and $150,000 were received in June and July 1998, respectively. The Company is currently using the proceeds to fund its operations.

     On June 17, 1998, the shareholders of the Company voted to increase the authorized capital of the Company from 5,100,000 shares, par value $0.05, to 15,100,000 shares, par value $0.05. Of the authorized capital, 15,000,000 will be designated as Common Shares and 100,000 as Preferred Stock.

     On July 1, Platinum Plus, Inc. elected to defer repayment of the $100,000 of principal due on the $495,000 Term Loan. Platinum Plus has reserved the right, however, to call this payment at any time. As of the date of this prospectus, Platinum Plus, Inc. has not demanded repayment. The interest accrued on the note as of July 1, 1998 was paid by the Company.

NO  DEALER,   SALESMAN,   OR  OTHER
PERSON HAS BEEN  AUTHORIZED TO GIVE
ANY  INFORMATION  OR  TO  MAKE  ANY
REPRESENTATION   NOT  CONTAINED  IN
THIS     PROSPECTUS,     AND    ANY
INFORMATION OR  REPRESENTATION  NOT
CONTAINED HEREIN MUST NOT BE RELIED
UPON AS HAVING BEEN  AUTHORIZED  BY
THE COMPANY.  THIS  PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL, OR
A SOLICITATION OF ANY OFFER TO BUY,
ANY  OF  THE   SECURITIES   OFFERED
HEREBY IN ANY  JURISDICTION  TO ANY
PERSON  TO WHOM IT IS  UNLAWFUL  TO
MAKE  SUCH  OFFER OR  SOLICITATION.               CLEAN DIESEL
NEITHER   THE   DELIVERY   OF  THIS            TECHNOLOGIES, INC.
PROSPECTUS   NOR  ANY   SALE   MADE
HEREUNDER    SHALL,    UNDER    ANY
CIRCUMSTANCES,      CREATE      ANY     50,000 RIGHTS TO ACQUIRE SHARES OF
IMPLICATION  THAT  THE  INFORMATION    SERIES B CONVERTIBLE PREFERRED STOCK
HEREIN  IS  CORRECT  AS OF ANY DATE
SUBSEQUENT  TO THE DATE  HEREOF  OR
THAT  THERE  HAS BEEN NO  CHANGE IN
THE  AFFAIRS OF THE  COMPANY  SINCE
SUCH   DATE  OR,  IN  THE  CASE  OF
INFORMATION  INCORPORATED HEREIN BY
REFERENCE,  THE DATE OF FILING WITH
THE COMMISSION.

      ------------------------

         TABLE OF CONTENTS

                               PAGE
                               ----

PROSPECTUS SUMMARY................3    50,000 SHARES OF SERIES B CONVERTIBLE
RISK FACTORS.....................13              PREFERRED STOCK
THE RIGHTS OFFERING..............20
USE OF PROCEEDS..................29
DIVIDEND POLICY..................30
CAPITALIZATION...................31
DILUTION.........................33
SUMMARY SELECTED FINANCIAL DATA..35      1,650,000 SHARES OF COMMON STOCK
  MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS......37
BUSINESS.........................42
MANAGEMENT.......................51
PRINCIPAL SHAREHOLDERS...........57
CERTAIN RELATIONSHIPS AND
  RELATED TRANSACTIONS...........57
DESCRIPTION OF CAPITAL STOCK.....59                 ----------
SHARES ELIGIBLE FOR FUTURE SALE..65                 PROSPECTUS
PLAN OF DISTRIBUTION.............65                 ----------
LEGAL MATTERS....................65
EXPERTS..........................66
FINANCIAL STATEMENTS............F-1

                                               ___________, ____ 1998


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being offered hereby other than broker-dealer commissions (items marked with an asterisk (*) represent estimated expenses):

          Registration Fee..........................   $      1,100
          Blue Sky Filing Fees and Expenses*........   $     15,000
          Printing and Engraving Costs*.............   $     35,000
          Transfer Agent, Subscription Agent and
             Information Agent Fees*................   $     15,000
          Legal Fees and Expenses*..................   $    250,000
          Accounting Fees and Expenses*.............   $     50,000
          Miscellaneous*............................   $     33,900
                                                       ------------

               TOTAL*                                  $    400,000

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by shareholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. In accordance with Delaware law, the Company's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper Personal benefit.

     In addition, the Company's Certificate of Incorporation includes provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, the Company's Certificate of Incorporation provides for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company.

     Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, the Company has been informed that in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and therefore, unenforceable.

     The Company's officers and directors are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Thus, there exists potential conflicts of interest, including, among other things, time, effort, and corporate opportunity, incident to involvement with such other business entities. The officers and directors have a fiduciary duty of loyalty to the Company to disclose to the Company business opportunities which come to their attention which may be in the Company's area of interest, functionally and geographically.

     The officers and directors of the Company are not precluded from contracting or dealing with the Company or affiliated entities, subject, however, to fully disclosing real or potential conflicts and documenting such disclosures in corporate minutes and obtaining approval from a majority of the Company's disinterested directors.

     Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In May, June and July, 1998, the Company entered into a Bridge Loan agreement with certain lenders, including Fuel Tech, for an aggregate of $1.4 million. The Bridge Loan is convertible into 2,800 shares of Series A Convertible Preferred Stock at the lenders' discretion or upon conclusion of a specified public or private financing. The issuance of the notes evidencing the Bridge Loan and the underlying Series A Convertible Preferred Stock were made in reliance on Section 4(2) of, and/or Regulation S under, the Securities Act of 1933.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith:

 Exhibit
   No.     Title
--------   -----
3(i)(a)    Certificate of Incorporation, as amended.

*3(i)(b) Certificate of Designation of Series A Convertible Preferred Stock of the Company.

3(i)(c) Form of Certificate of Designation of Series B Convertible Preferred Stock of the Company.

**3(ii)    By-Laws.

+++4a      Specimen Stock Certificate.

4b         Specimen Subscription Certificate.

4c         Instructions as to use of Subscription Certificates.

4d         Notice of Guaranteed Delivery (filed as Exhibit A to Instructions).

4e Affidavit of Lost, Stolen, Destroyed or Mutilated Rights Certificate(s) (filed as Exhibit B to Instructions).

4f         Cover letter to Holders of Common Shares.

4g Cover letter to securities dealers, commercial banks, brokers, trust companies and other nominees.

4h         Suggested   form  letter  to  clients  of  securities   dealers,
           commercial banks, brokers, trust companies and other nominees.

4i         Instruction to Record Date Holder.

4j         DTC Participant Oversubscription Exercise Form.

4k         Nominee Holder Certification.

+++5 Opinion Letter of Fried, Frank, Harris, Shriver & Jacobson as to legality of shares being registered.

***10a Assignment of Intellectual Property Rights Fuel-Tech N.V. to Platinum Plus, Inc. as of November 5, 1997.

***10b Assignment of Intellectual Property Rights Fuel Tech, Inc. to the Company as of November 5, 1997.

***10c Assignment Agreement as of November 5, 1997 among Platinum Plus, Inc., Fuel-Tech N.V. and the Company.

++10d      The Company's 1994 Incentive Plan, as amended through August 8,
           1996.

+10e Management Services Agreement between the Company, Fuel Tech Inc. and Fuel Tech, dated as of June 1, 1996.

**10f Memorandum of Understanding between the Company and Anglo American Platinum Corporation Ltd., dated August 15, 1995.

***10g Promissory Note of the Company to Platinum Plus, Inc., dated November 5, 1997.

***10h Grid Note and Security Agreement of the Company to Platinum Plus, Inc., dated February 17, 1998 (data in Schedule A included in Schedules to Exhibits 10a, b and c).

****10i    Office Premises Lease of January 26, 1996.

***10j Registration Rights Agreement between the Company and Fuel Tech of November 5, 1997.

**10k License Agreement between Fuel Tech and the Company, effective October 28, 1994.

**10l License Agreement between the Company and Platinum Plus, Inc., effective October 28, 1994.

++++10m Supply Agreement between the Company and Holt Lloyd International Ltd. dated September 12, 1996.

++++10n Joint Development Agreement by and among Englehard Corporation, the Company, and Nalco Fuel Tech dated November 11, 1996.

++++10o Cooperative-development Agreement by and between the Company and AMBAC International dated December 17, 1997.

*10p Bridge Loan Agreement between the Company and the several lenders set forth on Schedule A thereto dated May 8, 1998.

10q Supplemental Agreement dated as of July 10, 1998 to Bridge Loan Agreement dated as of May 8, 1998 among the Company, the Lenders under the Bridge Loan Agreement and the Lenders who have agreed to become parties to the Supplemental Agreement.

10r Second Supplemental Agreement to Bridge Loan Agreement dated as of August 3, 1998 among the Company, the Lenders under the Bridge Loan Agreement and the Lenders who have agreed to become parties to the Supplemental Agreement.

10s Agreement by and between Jeremy D. Peter-Hoblyn and the Company dated as of December 2, 1996.

10t Agreement by and between James M. Valentine and the Company dated as of September 12, 1997.

+++10u Subscription Agent Agreement by and between the Company and ChaseMellon Shareholder Services, L.L.C. dated ________ ___, 1998.

12 Statement Re: Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23a        Consent of Ernst & Young LLP.

+++23b Consent of Fried, Frank, Harris, Shriver & Jacobson (contained in Opinion filed as Exhibit 5).

24         Power of Attorney (see page II-5).

------------------------------------------------

* Previously filed as an Exhibit to Form 8-K dated May 26, 1998, and incorporated by reference herein.

** Previously filed as an Exhibit to Registration Statement on Form S-1 of August 16, 1995, No. 33-95840, and incorporated by reference herein.

*** Previously filed as an Exhibit to Form 10-K for the year ended December 31, 1997, and incorporated by reference herein.

**** Previously  filed  as an  Exhibit  to Form  10-K  for the  year  ended
     December 31, 1995, and incorporated by reference herein.

+ Previously filed as an Exhibit to Form 10-Q for the quarter ended September 30, 1996, and incorporated by reference herein.

++ Previously filed as an Exhibit to Form 10-K for the year ended December 31, 1996 and incorporated by reference herein.

+++  To be filed by amendment.

++++ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

               (iii)To include any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          (4) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          (5) For purposes of determining liability under the Act:

               (i) The information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
                    (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective; and

               (ii) Each  post-effective  amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on August 7, 1998.

                                    CLEAN DIESEL TECHNOLOGIES, INC.


                                    By: /s/ Jeremy D. Peter-Hoblyn
                                       ------------------------------------
                                        Jeremy D. Peter-Hoblyn, President
                                          and Chief Executive Officer,
                                                    Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     WE,  THE   UNDERSIGNED   OFFICERS   AND   DIRECTORS  OF  CLEAN  DIESEL
TECHNOLOGIES, INC., hereby severally constitute and appoint Jeremy D. Peter-Hoblyn, Scott M. Schecter and Charles W. Grinnell, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all things in our names and behalf in our capacities as officers and directors to enable Clean Diesel Technologies, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

           Name                     Capacity                    Date
           ----                     --------                    ----

/s/ Jeremy D. Peter-Hoblyn
--------------------------
  Jeremy D. Peter-Hoblyn     President and Chief            August 7, 1998
                             Executive Officer,
                             Director (principal
                             executive officer)
/s/ James M. Valentine
--------------------------
    James M. Valentine       Executive Vice President       August 7, 1998
                             and Chief Operating
                             Officer, Director
/s/ Charles W. Grinnell
--------------------------
   Charles W. Grinnell       Vice President, General        August 7, 1998
                             Counsel and Corporate
                             Secretary; Director
/s/ Scott M. Schecter
--------------------------
    Scott M. Schecter        Vice President, Treasurer      August 7, 1998
                             and Chief Financial
                             Officer (principal
                             financial and accounting
                             officer)
/s/ John A. de Havilland
------------------------
   John A. de Havilland      Director                        August 7, 1998

/s/ Ralph E. Bailey
------------------------
     Ralph E. Bailey         Chairman of the Board,          August 7, 1998
                             Director

/s/ Douglas G. Bailey
------------------------
    Douglas G. Bailey        Director                        August 7, 1998



*By /s/ Charles W. Grinnell
   ------------------------------
        Charles W. Grinnell
         Attorney-in-Fact